LOAN AGREEMENT
Dated as of January 5, 2016
between
STRATUS BLOCK 21, L.L.C.,

as Borrower,
and
GOLDMAN SACHS MORTGAGE COMPANY,

as Lender

{W0673139.10}    49125-481/Block 21 (TX)

Page

ARTICLE I GENERAL TERMS		35
1.10	The Loan	35
1.20	Interest and Principal	36
1.30	Method and Place of Payment	38
1.40	Taxes; Regulatory Change	38
1.50	Release	39
ARTICLE II DEFEASANCE; ASSUMPTION; PARTIAL RELEASE		40
2.10	Defeasance	40
2.20	Assumption	42
2.30	Transfers of Equity Interests in Borrower	44
2.40	Partial Release Event	45
ARTICLE III ACCOUNTS		48
3.10	Cash Management Account	48
3.20	Distributions from Cash Management Account	52
3.30	Loss Proceeds Account	53
3.40	Basic Carrying Costs Escrow Account	53
3.50	TI/LC Reserve Account	54
3.60	ACL Music Venue Reserve Account	55
3.70	Capital Expenditure (Commercial Property) Reserve Account	57
3.80	FF&E Expenditure Reserve Account	58
3.90	Capital Expenditure (ACL Music Venue Property) Reserve Account	59
3.10	Showcase Venue Reserve Account	60
3.11	Reserved	60
3.12	Excess Cash Flow Reserve Account	61
3.13	Account Collateral	61
3.14	Bankruptcy	62
ARTICLE IV REPRESENTATIONS		62
4.10	Organization	62
4.20	Authorization	62
4.30	No Conflicts	63
4.40	Consents	63
4.50	Enforceable Obligations	63
4.60	No Default	63
4.70	Payment of Taxes	63
4.80	Compliance with Law	63
4.90	ERISA	64
4.10	Investment Company Act	64
4.11	No Bankruptcy Filing	64
4.12	Other Debt	64
4.13	Litigation	64

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(Continued)
Page

4.14	Leases; Material Agreements	65
4.15	Full and Accurate Disclosure	66
4.16	Financial Condition	66
4.17	Single-Purpose Requirements	67
4.18	Use of Loan Proceeds	67
4.19	Not Foreign Person	67
4.20	Labor Matters	68
4.21	Title	68
4.22	No Encroachments	68
4.23	Physical Condition	68
4.24	Fraudulent Conveyance	69
4.25	Management	69
4.26	Condemnation	69
4.27	Utilities and Public Access	69
4.28	Environmental Matters	69
4.29	Assessments	70
4.30	No Joint Assessment	70
4.31	Separate Lots	70
4.32	Permits; Certificate of Occupancy	70
4.33	Flood Zone	70
4.34	Security Deposits	71
4.35	No PIP	71
4.36	Insurance	71
4.37	No Dealings	71
4.38	Estoppel Certificates	71
4.39	Federal Trade Embargos	71
4.40	Intellectual Property/Websites	71
4.41	Condominium	71
4.42	Survival	73
ARTICLE V AFFIRMATIVE COVENANTS		74
5.10	Existence; Licenses	74
5.20	Maintenance of Property	74
5.30	Compliance with Legal Requirements	75
5.40	Impositions and Other Claims	75
5.50	Access to Property	75
5.60	Cooperate in Legal Proceedings	76
5.70	Leases	76
5.80	Plan Assets, etc	78
5.90	Further Assurances	78
5.10	Management of Collateral	78
5.11	Notice of Material Event	80
5.12	Annual Financial Statements	80
5.13	Quarterly Financial Statements	81

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(Continued)
Page

5.14	Monthly Financial Statements; Non-Delivery of Financial Statements	82
5.15	Insurance	83
5.16	Casualty and Condemnation	87
5.17	Annual Budget	90
5.18	Venture Capital Operating Companies; Nonbinding Consultation	91
5.19	Compliance with Encumbrances and Material Agreements	91
5.20	Prohibited Persons	91
5.21	Condominium	92
5.22	Hotel Operating Agreement; Advance Deposits	92
5.23	Approved Capital Improvements	93
5.24	Approved Music Venue Lease	95
ARTICLE VI NEGATIVE COVENANTS		96
6.10	Liens on the Collateral	96
6.20	Ownership	96
6.30	Transfer; Prohibited Change of Control	97
6.40	Debt	97
6.50	Dissolution; Merger or Consolidation	97
6.60	Change in Business	97
6.70	Debt Cancellation	97
6.80	Affiliate Transactions	97
6.90	Misapplication of Funds	97
6.10	Jurisdiction of Formation; Name	97
6.11	Modifications and Waivers	98
6.12	ERISA	99
6.13	Alterations and Expansions	99
6.14	Advances and Investments	99
6.15	Single-Purpose Entity	99
6.16	Zoning and Uses	100
6.17	Waste	100
ARTICLE VII DEFAULTS		100
7.1	Event of Default	100
7.2	Remedies	103
7.3	Application of Payments after an Event of Default	105
ARTICLE VIII CONDITIONS PRECEDENT		105
8.1	Conditions Precedent to Closing	105
ARTICLE IX MISCELLANEOUS		108
9.1	Successors	108
9.2	GOVERNING LAW	108
9.3	Modification, Waiver in Writing	109
9.4	Notices	109
9.5	TRIAL BY JURY	110

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(Continued)
Page

9.6	Headings	110
9.7	Assignment and Participation	110
9.8	Severability	111
9.9	Preferences; Waiver of Marshalling of Assets	111
9.1	Remedies of Borrower	112
9.11	Offsets, Counterclaims and Defenses	112
9.12	No Joint Venture	112
9.13	Conflict; Construction of Documents	113
9.14	Brokers and Financial Advisors	113
9.15	Counterparts	113
9.16	Estoppel Certificates	113
9.17	General Indemnity; Payment of Expenses	114
9.18	No Third-Party Beneficiaries	116
9.19	Recourse	116
9.20	Right of Set-Off	119
9.21	Exculpation of Lender	119
9.22	Servicer	120
9.23	No Fiduciary Duty	120
9.24	Borrower Information	121
9.25	PATRIOT Act Records	122
9.26	Prior Agreements	122
9.27	Publicity	122
9.28	Delay Not a Waiver	122
9.29	Schedules and Exhibits Incorporated	123
9.3	Borrower Right of Contest	123
9.31	SPECIFIC NOTICE REGARDING INDEMNITIES	123
Exhibits

A    Organizational Chart
B    Form of Tenant Notice
Schedules
A    Property
B    Exception Report
C    Rent Roll
D    Material Agreements
E    Approved Replacement Hotel Operators
F    Allocated Loan Amounts
G    Approved Music Venue Construction

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LOAN AGREEMENT
This Loan Agreement (this "Agreement") is dated January 5, 2016 and is among GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership, as lender (together with its successors and assigns, including any lawful holder of any portion of the Indebtedness, as hereinafter defined, "Lender"), STRATUS BLOCK 21, L.L.C., a Delaware limited liability company, as borrower (together with its permitted successors and assigns, "Borrower") and Approved Music Venue Manager (as defined herein) for the limited purposes noted on the signature pages hereto.
RECITALS
Borrower is the fee owner of certain condominium units that are part of the property known as Block 21, located in Austin, Travis County, Texas, whereby certain portions of such property consist of (a) the W Austin Hotel, located at 200 Lavaca Street, Austin, Texas (the "Hotel Property"), (b) certain office and retail space located on Lavaca Street, Guadalupe Street, and West 3rd Street, Austin, Texas (the "Commercial Property"), (c) a live music venue currently known as ACL Live at the Moody Theater located at 310 Willie Nelson Blvd., Austin, Texas (the "ACL Music Venue Property"), and (d) certain of the other Property as set forth in the Security Instrument.
Borrower leases the ACL Music Venue Property to Approved Music Venue Manager for the ownership and operation of a music, entertainment and private event business (the “ACL Live Business”) currently known as “Austin City Limits Live at the Moody Theater” or “ACL Live” at and from the ACL Music Venue Property.
Borrower desires to obtain from Lender the Loan (as hereinafter defined) in connection with the financing of the Property (which such Property includes the Hotel Property, the Commercial Property, the ACL Music Venue Property, and certain of the other Property as set forth in the Security Instrument).
Lender is willing to make the Loan on the terms and subject to the conditions set forth in this Agreement if Borrower and the other identified Persons join in the execution and delivery of this Agreement, the Note and the other Loan Documents.
In consideration of the agreements, provisions and covenants contained herein and in the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower agree as follows:
DEFINITIONS
(a)When used in this Agreement, the following capitalized terms have the following meanings:
"Account Collateral" means, collectively, the Collateral Accounts and all sums at any time held, deposited or invested therein, together with any interest and other earnings thereon, and all securities and investment property credited thereto and all proceeds thereof (including proceeds of

LOAN AGREEMENT – Page 1

sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.
"ACL Music Venue Account" means, an Eligible Account maintained by any Approved Music Venue Manager pursuant to the Approved Music Venue Lease at an Eligible Institution, which account (i) shall only contain amounts in respect of Revenues for the ACL Live Business, and no amounts unrelated to the ACL Live Business shall be deposited therein or otherwise commingled with the amounts on deposit in such account and (ii) is subject to an Account Control Agreement.
"ACL Music Venue Property" has the meaning set forth in the recitals to this Agreement.
"ACL Music Venue Reserve Threshold Amount" means $4,000,000.00.
"ACL Music Venue Settlement Account" means, an Eligible Account maintained by any Approved Music Venue Manager pursuant to the Approved Music Venue Lease at an Eligible Institution, which account (i) shall only contain amounts in respect of Operating Expenses for the ACL Music Venue Property, and no amounts unrelated to the ACL Music Venue Property shall be deposited therein or otherwise commingled with the amounts on deposit in such account and (ii) is subject to an Account Control Agreement.
"ACL Music Venue Trigger Event" shall mean the conclusion of any Test Period in which the Net Operating Income attributable to the ACL Music Venue Property is less than $2,100,000.
"Account Control Agreement" means, individually or collectively, as the context may require, each account control agreement or blocked account agreement by and among Borrower, Approved Hotel Operator, Lender and the Eligible Institution at which the Approved FF&E Account and/or the Manager Accounts are maintained.
"Agreement" means this Loan Agreement, as the same may from time to time hereafter be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.
"ALTA" means the American Land Title Association, or any successor thereto.
"Allocated Loan Amount" means the portion of the Loan Amount allocated to certain portions of the Property as set forth in Schedule F.
"Alteration" means any demolition, alteration, installation, improvement or expansion of or to the Property or any portion thereof.
"Annual Budget" means a capital and operating expenditure budget for the Property (including a general business plan, and, with respect to the Hotel Property, a forward/group booking schedule and a "pace report") prepared by Borrower that specifies amounts sufficient to operate and maintain the Property at a standard at least equal to that maintained on the Closing Date.

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"Appraisal" means an as-is appraisal of the Property that is prepared by a member of the Appraisal Institute selected by Lender, meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA) and complies with the Uniform Standards of Professional Appraisal Practice (USPAP).
"Approved Accountant" means BKM Sowan Horan, LLP, a Texas limited liability partnership.
"Approved Annual Budget" has the meaning set forth in Section 5.17.
"Approved Capital Improvements" means any of the following which may be completed without Lender's consent provided Borrower satisfies the criteria set forth in Section 5.23: (a) the Approved Music Venue Construction set forth in Schedule G, (b) the Approved Digital Sign Construction set forth in Schedule G and (c) certain other Capital Expenditures with respect to any portion of the Property which cost less than $1,000,000.
"Approved Digital Sign Construction" means those certain Capital Expenditures for the installation of an outdoor digital sign, as such Capital Expenditures are more particularly described in Schedule G.
"Approved FF&E Account" means the FF&E Account or any other comparable account established and maintained by the Approved Hotel Operator (whether or not required pursuant to the Approved Hotel Operating Agreement), which account is (i) owned by Borrower and pledged to Lender and (ii) subject to an Account Control Agreement.
"Approved Hotel Operating Agreement" means that certain W Austin Hotel Operating Agreement dated October 26, 2006, between the initial Approved Hotel Operator, as operator (and successor-in-interest to Starwood Hotels & Resorts Worldwide, Inc.), and Borrower, as franchisee (and successor-in-interest to Stratus Block 21 Investments, L.P.), with respect to the Hotel Property, as the same has previously been modified and may be further amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.
"Approved Hotel Operator" means (i) W Hotel Management, Inc., a Delaware corporation, (ii) any Approved Replacement Hotel Operator, or (iii) any other management company selected by Borrower and approved by Lender in its reasonable discretion and with respect to which the Rating Condition is satisfied.
"Approved Hotel SNDA" means that certain Subordination, Non-Disturbance and Attornment Agreement, executed by and among Borrower, the Approved Hotel Operator, and Lender as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.
"Approved Music Venue Construction" means those certain Capital Expenditures to the Showcase Venue Space, as such Capital Expenditures are more particularly described in Schedule G.

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"Approved Music Venue Lease" shall mean that certain Lease pertaining to the management and operation of the ACL Music Venue Property, dated as of the Closing Date, between the Approved Music Venue Manager and Borrower, as the same may be amended, restated, replaced, supplemented, or otherwise modified.
"Approved Music Venue Manager" shall mean BLOCK 21 SERVICE COMPANY LLC, a Texas limited liability company, or any other Single-Purpose Entity that is Controlled by the same Qualified Equityholders that Control Borrower or Successor Borrower and is a successor to the Approved Music Venue Manager under the Approved Music Venue Lease or any replacements thereto.
"Approved Property Management Agreement" means that certain Property Management Agreement, dated as of July 1, 2013, between Borrower and the initial Approved Property Manager, and any other management agreement that is approved by Lender and with respect to which the Rating Condition is satisfied, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.
"Approved Property Manager" means (i) Peloton Real Estate Management Austin, LLC, a Texas limited liability company, (ii) a Qualified Manager, or (iii) any other management company approved by Lender and with respect to which the Rating Condition is satisfied, in each case unless and until Lender requests the termination of that management company pursuant to Section 5.10(d).
“Approved Replacement Hotel Operator” means (a) Starwood Hotels & Resorts Worldwide, Inc., and (b) any comparable third party nationally recognized hotel manager or operator, including without limitation each of the hotel management companies identified on Schedule E, to the extent that, with respect to any such management company, (i) prior to a Securitization of the Loan, such management company has not been disqualified by Lender due to Lender’s reasonable determination that such management company will no longer satisfy the Rating Condition and (ii) from and after the Securitization of all or any portion of the Loan, the Rating Condition has been satisfied with respect to such management company.
"Assignment" has the meaning set forth in Section 9.7(b).
"Assumption" has the meaning set forth in Section 2.2.
"Bankruptcy Code" has the meaning set forth in Section 7.1(d).
"Basic Carrying Costs Escrow Account" has the meaning set forth in Section 3.4(a).
"Borrower" has the meaning set forth in the first paragraph of this Agreement.
“Borrower Account” means an Eligible Account owned by Borrower, as Borrower shall specify to Lender in writing from time to time.
"Borrower Tax" means any U.S. Tax and any present or future tax, assessment or other charge or levy imposed by, or on behalf of, any jurisdiction through which or from which payments due hereunder are made (or any taxing authority thereof) but specifically excluding any net income or

LOAN AGREEMENT – Page 4

franchise taxes imposed against Lender by any applicable jurisdiction or Governmental Authority.
"Budgeted Operating Expenses" means, with respect to any calendar month, (i) an amount equal to the Operating Expenses budgeted for such calendar month as set forth in the then-applicable Approved Annual Budget, or (ii) such greater amount as shall equal Borrower's actual Operating Expenses for such month, except that, the Budgeted Operating Expenses shall exclude any Operating Expenses which are to be paid in relation to the Hotel Property in accordance with the Approved Hotel Operating Agreement from the Manager Accounts or the Approved FF&E Account and during the continuance of a Trigger Period such greater amount as described in item (ii) above shall in no event exceed 105% of the amount specified in clause (i) of this definition without the prior written consent of Lender, not to be unreasonably withheld, delayed or conditioned, provided that no such consent shall be required in connection with expenditures for non‑discretionary items and expenditures required to be made by reason of the occurrence of any emergency (i.e., an unexpected event that threatens imminent harm to persons or property at the Property) and with respect to which it would be impracticable, under the circumstances, to obtain Lender's prior consent thereto.
"Business Day" means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the state in which the offices of Lender, its trustee, its Servicer or its Servicer's collection account are located are authorized or obligated by law, governmental decree or executive order to be closed.
"Capital Expenditure" means hard and soft costs incurred by Borrower with respect to replacements and capital repairs made to the Property (including repairs to, and replacements of, operating equipment, FF&E in the normal and ordinary course of hotel operations, structural components, roofs, building systems, parking garages and parking lots), in each case to the extent capitalized in accordance with GAAP.
"Capital Expenditure (ACL Music Venue Property) Reserve Account" has the meaning set forth in Section 3.9(a).
"Capital Expenditure (Commercial Property) Reserve Account" has the meaning set forth in Section 3.7(a).
"Cash Management Account" has the meaning set forth in Section 3.1(c).
"Cash Management and Control Agreement" means that certain cash management and control agreement, dated as of the Closing Date, among Borrower, Lender and the Cash Management Bank that maintains the Cash Management Account as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.
"Cash Management Bank" means, individually and collectively, the Eligible Institution(s) at which the Collateral Accounts (other than the Lockbox Account) are maintained.
"Casualty" means a fire, explosion, flood, collapse, earthquake or other casualty affecting all or any portion of the Property.

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"Cause" means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director's duties, (ii) such Independent Director has been indicted or convicted for, any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (iii) such Independent Director no longer satisfies the requirements set forth in the definition of "Independent Director", (iv) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of "Independent Director" or (v) any other reason for which the prior written consent of Lender shall have been obtained.
"Certificates" means, collectively, any senior and/or subordinate notes, debentures or pass-through certificates, or other evidence of indebtedness, or debt or equity securities, or any combination of the foregoing, representing a direct or beneficial interest, in whole or in part, in the Loan.
"Closing Date" means the date of this Agreement.
"Closing Date DSCR" means 1.51:1.0.
"Code" means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
"Collateral" means all assets owned from time to time by Borrower including the Property (with an acknowledgment the ACL Music Venue Property is leased to Approved Venue Manager who owns the ACL Live Business), the Revenues and all other tangible and intangible property (including any Defeasance Collateral and all of Borrower’s and the Approved Music Venue Manager's respective right, title and interest in and to any Approved Music Venue Lease) in respect of which Lender is granted a Lien under the Loan Documents, and all proceeds thereof.
"Collateral Account" means each of the accounts and sub‑accounts established pursuant to Article III hereof.
"Commercial Property" has the meaning set forth in the recitals to this Agreement.
"Componentization Notice" has the meaning set forth in Section 1.1(c).
"Condemnation" means a taking or voluntary conveyance of all or part of the Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority.
"Condominium" means each condominium governed by the Condominium Documents.
"Condominium Association" means each condominium association created pursuant to the Declaration (Master) and Declaration (Hotel-Residential).

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"Condominium Documents" means, collectively, the Declaration (Master), Declaration (Hotel-Residential), the condominium by‑laws, any rules and regulations promulgated thereunder, and any and all other documents and agreements binding upon, governing or otherwise pertaining to each Condominium and/or the applicable Condominium Association.
"Condominium Unit" means each individual unit in a Condominium (together with all interests appurtenant thereto).
"Contingent Obligation" means, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Debt of any other Person in any manner and any contingent obligation to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure or indemnify a creditor against loss.
"Control" of any entity means the ownership, directly or indirectly, of at least 51% of the equity interests in, and the right to at least 51% of the distributions from, such entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ability to exercise voting power, by contract or otherwise ("Controlled" and "Controlling" each have the meanings correlative thereto).
"Cooperation Agreement" means that certain Mortgage Loan Cooperation Agreement, dated as of the Closing Date, among Borrower and Sponsor for the benefit of Lender, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.
"Damages" to a Person means any and all liabilities, obligations, losses, demands, damages, penalties, assessments, actions, causes of action, judgments, proceedings, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys' fees and other costs of defense and/or enforcement whether or not suit is brought), fines, charges, fees, settlement costs and disbursements imposed on, incurred by or asserted against such party, whether based on any federal, state, local or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise; provided, however, that "Damages" shall not include special, consequential or punitive damages, except to the extent imposed upon Lender by one or more third parties.
"DBRS" means DBRS, Inc. or its applicable affiliate.
"Debt" means, with respect to any Person, without duplication:
(i)    all indebtedness of such Person to any other party (regardless of whether such indebtedness is evidenced by a written instrument such as a note, bond or debenture), including indebtedness for borrowed money or for the deferred purchase price of property or services;
(ii)    all letters of credit issued for the account of such Person and all unreimbursed amounts drawn thereunder;

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(iii)    all indebtedness secured by a Lien on any property owned by such Person (whether or not such indebtedness has been assumed) except obligations for impositions that are not yet due and payable;
(iv)    all Contingent Obligations of such Person;
(v)    all payment obligations of such Person under any interest rate protection agreement (including any interest rate swaps, floors, collars or similar agreements) and similar agreements; and
(vi)    any material actual or contingent liability to any Person or Governmental Authority with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.
"Declaration (Hotel-Residential)" means that certain Declaration of Condominium Regime for Block 21 Condominiums, recorded as Document No. 2010182736, and as affected by Document Nos. 2011020755 and 2011009046, 2011011873, and 2011013049, Official Public Records of Travis County, Texas.
"Declaration (Master)" means that certain Declaration of Condominium Regime for Block 21 Master Condominiums, recorded as Document No. 2010182735, as affected by that certain Scrivener's Affidavit, recorded as Document No. 2011009045 Official Public Records of Travis County, Texas.
"Default" means the occurrence of any event that, but for the giving of notice or the passage of time, or both, would be an Event of Default.
"Default Interest" means, during the continuance of an Event of Default, the amount by which interest accrued on the Notes or Note Components at their respective Default Rates exceeds the amount of interest that would have accrued on the Notes or Note Components at their respective Interest Rates.
"Default Rate" means, with respect to any Note or Note Component, the greater of (x) 5% per annum in excess of the interest rate otherwise applicable to such Note or Note Component hereunder and (y) 1% per annum in excess of the Prime Rate from time to time; provided that, if the foregoing would result in an interest rate in excess of the maximum rate permitted by applicable law, the Default Rate shall be limited to the maximum rate permitted by applicable law.
"Defeasance Borrower" has the meaning set forth in Section 2.1(b).
"Defeasance Collateral" means government securities (as described in Treasury Reg. 1.860G‑2(a)(8)(ii)) that are the direct obligations of the United States of America, which obligations are not subject to prepayment, call or early redemption.
"Defeasance Pledge Agreement" has the meaning set forth in Section 2.1(a)(iii).

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"Defease" means to deliver Defeasance Collateral as substitute Collateral for the Loan in accordance with Section 2.1; and the term "Defeasance" has the meaning correlative to the foregoing.
"Defeased Note" has the meaning set forth in Section 2.1(b).
"Deferred Maintenance Conditions" means the following items as more particularly described in the Engineering Report: (i) repair of cracked, deteriorated and discolored plaster in pool located on the Property; and (ii) post current elevator certificates for building inspections.
"Disbursement Account" means one or more zero-balance Eligible Accounts maintained pursuant to the Approved Hotel Operating Agreement and from which the Approved Hotel Operator pays payroll expenses and day-to-day operating expenses for the Hotel Property as they are currently due and payable.
"DSCR" means, with respect to any Test Period, the quotient of (i) Net Operating Income for such Test Period divided by (ii) the actual amount of debt service payable by Borrower in respect of the Loan during such Test Period, determined on a pro-forma basis as if the Loan outstanding on the date of determination had been outstanding throughout such Test Period.
"DSCR Threshold" means the greater of (x) the Closing Date DSCR and (y) the DSCR on the last day of the applicable Test Period as described in Section 2.1(a).
"Eligible Account" means (i) a segregated account maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state-chartered depository institution that has an investment-grade rating and is subject to regulations regarding fiduciary funds on deposit under, or similar to, Title 12 of the Code of Federal Regulations Section 9.10(b) that, in either case, has corporate trust powers, acting in its fiduciary capacity.
"Eligible Institution" means an institution (i) whose commercial paper, short-term debt obligations or other short-term deposits are rated at least "A–1" by S&P, "P‑1" by Moody's and/or "F-1" by Fitch and whose long-term senior unsecured debt obligations are rated at least "A-" by S&P, "A" by Fitch and "A2" by Moody's and whose deposits are insured by the FDIC or (ii) with respect to which the Rating Condition is satisfied.
"Embargoed Person" means any Person subject to trade restrictions under any Federal Trade Embargo.
"Engineering Report" means a structural and seismic engineering report or reports (including a "probable maximum loss" calculation, if applicable) with respect to the Property prepared by an independent engineer approved by Lender and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender.
"Environmental Claim" means any written notice, claim, proceeding, notice of proceeding, investigation, demand, abatement order or other order or directive by any Person or Governmental Authority alleging or asserting liability with respect to Borrower or the Property arising out of, based

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on, in connection with, or resulting from (i) the actual or alleged presence, Use or Release of any Hazardous Substance, (ii) any actual or alleged violation of any Environmental Law, or (iii) any actual or alleged injury or threat of injury to property, health or safety, natural resources or to the environment caused by Hazardous Substances.
"Environmental Indemnity" means that certain environmental indemnity agreement executed by Borrower and the Sponsor as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.
"Environmental Laws" means any and all present and future federal, state and local laws, statutes, ordinances, orders, rules, regulations and the like, as well as common law, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to (i) the pollution, protection or cleanup of the environment, (ii) the impact of Hazardous Substances on property, health or safety, (iii) the Use or Release of Hazardous Substances, (iv) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare or (v) the liability for or costs of other actual or threatened danger to health or the environment. The term "Environmental Law" includes, but is not limited to, the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term "Environmental Law" also includes, but is not limited to, any present and future federal state and local laws, statutes ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of a property; or requiring notification or disclosure of Releases of Hazardous Substances or other environmental conditions of a property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property.
"Environmental Reports" means "Phase I Environmental Site Assessments" as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-13 (and, if necessary, "Phase II Environmental Site Assessments"), prepared by an independent environmental auditor approved by Lender and delivered to Lender in connection with the Loan and any amendments or supplements thereto delivered to Lender, and shall also include any other environmental reports delivered to Lender pursuant to this Agreement and the Environmental Indemnity.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

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"ERISA Affiliate," at any time, means each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.
"Event of Default" has the meaning set forth in Section 7.1.
"Excess Cash Flow Reserve Account" has the meaning set forth in Section 3.12(a).
"Exception Report" means the report prepared by Borrower and attached to this Agreement as Schedule B, setting forth any exceptions to the representations set forth in Article IV.
"Exculpated Person" means each Person that is an affiliate, equityholder, beneficiary, trustee, member, officer, director, agent, manager, independent manager, employee or partner of Borrower or Sponsor.
"Facilities Use Agreement" means that certain Facilities Use Agreement dated effective as of September 19, 2011, between Borrower and Stageside Productions LLC, a Texas limited liability company, as amended by that certain First Amendment to Facilities Use Agreement dated as of January 1, 2016, between Borrower, Stageside Productions LLC, Approved Music Venue Manager and Stratus Block 21 Investments, L.P., a Texas limited partnership.
"FF&E" means furniture, fixtures and equipment used in connection with the Hotel Property.
"FF&E Expenditure Reserve Account" has the meaning set forth in Section 3.5(a).
"Federal Trade Embargo" means any federal law imposing trade restrictions, including (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), (ii) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq., as amended), (iii) any enabling legislation or executive order relating to the foregoing, (iv) Executive Order 13224, and (v) the PATRIOT Act.
"Fiscal Quarter" means the three-month period ending on March 31, June 30, September 30 and December 31 of each year, or such other fiscal quarter of Borrower as Borrower may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld, delayed or conditioned.
"Fiscal Year" means the 12-month period ending on December 31 of each year, or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender, not to be unreasonably withheld, delayed or conditioned.
"Fitch" means Fitch, Inc. and its successors.
"Force Majeure" means a delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppage, shortages of labor or materials or similar causes beyond the reasonable control of Borrower;

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provided that (1) any period of Force Majeure shall apply only to performance of the obligations necessarily affected by such circumstance and shall continue only so long as Borrower is continuously and diligently using all reasonable efforts to minimize the effect and duration thereof; and (2) Force Majeure shall not include the unavailability or insufficiency of funds.
"Form W-8BEN" means Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) of the Department of Treasury of the United States of America, and any successor form.
"Form W-8ECI" means Form W-8ECI (Certificate of Foreign Person's Claim for Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America, and any successor form.
"Form W‑9" means Form W‑9 (Request for Taxpayer Identification Number and Certification) of the Department of the Treasury of the United States of America, and any successor form.
"GAAP" means generally accepted accounting principles in the United States of America, consistently applied.
"Governmental Authority" means any federal, state, county, regional, local or municipal government, any bureau, department, agency or political subdivision thereof and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any court).
"Guaranty" means that certain guaranty, dated as of the Closing Date, executed by Sponsor for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.
"Guaranty of Completion" means that certain guaranty of completion, dated as of the Closing Date, executed by Sponsor for the benefit of Lender and acknowledged and agreed to by Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.
"Hazardous Substances" means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar meaning or regulatory effect under any present or future Environmental Laws or the presence of which on, in or under the Property is prohibited or requires monitoring, investigation or remediation under Environmental Law, including petroleum and petroleum by-products, asbestos and asbestos-containing materials, toxic mold, polychlorinated biphenyls, lead and radon, and compounds containing them (including gasoline, diesel fuel, oil and lead-based paint), pesticides and radioactive materials, flammables and explosives and compounds containing them, but excluding those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Property that are used at the Property in compliance with all Environmental

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Laws in all material respects and in a manner that does not result in contamination of the Property or in a Material Adverse Effect.
"Hotel Property" has the meaning set forth in the recitals to this Agreement.
"Increased Costs" has the meaning set forth in Section 1.4(d).
"Indebtedness" means the Principal Indebtedness, together with interest and all other obligations and liabilities of Borrower under the Loan Documents, including all transaction costs, Yield Maintenance Premiums, late fees and other amounts due or to become due to Lender pursuant to this Agreement, under the Notes or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses reimbursable by Borrower to Lender hereunder or pursuant to the Notes or any of the other Loan Documents.
"Indemnified Liabilities" has the meaning set forth in Section 9.19(b).
"Indemnified Parties" has the meaning set forth in Section 9.17.
"Independent Director" of any corporation or limited liability company means an individual who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers, another nationally recognized company reasonably approved by Lender, in each case that is not an affiliate of Borrower and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors of such corporation or limited liability company or as a "manager" of such limited liability company within the meaning of Section 18-101(10) of the Delaware Limited Liability Company Act and is not, and has never been, and will not while serving as Independent Director be, any of the following:
(i)    a member (other than an independent, non-economic "springing" member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or affiliates (other than as an independent director or manager of an affiliate of such corporation or limited liability company that is not in the direct chain of ownership of such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers);
(ii)    a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search, registered agent, entity filing/creation and other similar services to such corporation or limited liability company or any of its equityholders or affiliates in the ordinary course of business);

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(iii)    a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(iv)    a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.
A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the Independent Director of a Single-Purpose Entity affiliated with the corporation or limited liability company in question shall not be disqualified from serving as an Independent Director of such corporation or limited liability company, provided that the fees that such natural person earns from serving as Independent Director of affiliates of such corporation or limited liability company in any given year constitute in the aggregate less than five percent of such natural person's annual income for that year. The same natural persons may not serve as Independent Directors of a corporation or limited liability company and, at the same time, serve as Independent Directors of an equityholder or member of such corporation or limited liability company.
"Insurance Requirements" means, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting the Property or any portion thereof or any use or condition thereof, which may, at any time, be recommended by the board of fire underwriters, if any, having jurisdiction over the Property, or any other body exercising similar functions.
"Interest Accrual Period" means each period from and including the sixth day of a calendar month through and including the fifth day of the immediately succeeding calendar month; provided, that, prior to a Securitization, Lender shall have the right, in connection with a change in the Payment Date in accordance with the definition thereof, to make a corresponding change to the Interest Accrual Period. Notwithstanding the foregoing, the first Interest Accrual Period shall commence on and include the Closing Date.
"Interest Rate" means 5.58% per annum (subject to Section 1.1(c)).
"KBRA" means Kroll Bond Rating Agency, Inc. and its successors.
"KLRU Agreement" means that certain Block 21 Master Agreement dated effective as of July 1, 2010, between Borrower and Capital of Texas Public Telecommunications Council ("KLRU"), as amended by that certain First Amendment to Block 21 Master Agreement dated as of November 20, 2012, between Borrower and KLRU with respect to the rights to use certain portions of the ACL Music Venue Property, as more particularly described therein, as same may be further amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.
"Lease" means any lease, license, letting, concession, occupancy agreement, sublease to which Borrower is a party or has a consent right, or other agreement (whether written or oral and whether now or hereafter in effect) under which Borrower is a lessor, sublessor, licensor or other grantor existing as of the Closing Date or thereafter entered into by Borrower, in each case pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification or amendment thereof, and every guarantee of the performance

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and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, excluding short-term agreements in the ordinary course of business pursuant to which hotel rooms and facilities are made available to individual hotel guests with respect to the Hotel Property or pursuant to which the available space and facilities at the ACL Music Venue Property are made available for private events.
"Leasing Commissions" means leasing commissions required to be paid by Borrower in connection with the leasing of space to Tenants at the Property pursuant to Leases entered into by Borrower in accordance herewith and payable in accordance with third‑party/arm's‑length written brokerage agreements or in accordance with the Approved Property Management Agreement, provided that the commissions payable pursuant thereto are commercially reasonable based upon the then current brokerage market for property of a similar type and quality to the Property in the geographic market in which the Property is located (or, in the case of leasing commissions payable pursuant to an Approved Property Management Agreement, not in excess of the leasing commissions set forth in such Approved Property Management Agreement as of the Closing Date).
"Legal Requirements" means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including Environmental Laws and zoning restrictions) affecting Borrower, Sponsor, the Property or any other Collateral or any portion thereof or the construction, ownership, use, alteration or operation thereof, or any portion thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto.
"Lender" has the meaning set forth in the first paragraph of this Agreement and in Section 9.7.
"Lender 80% Determination" means a determination by Lender that, based on a current or updated appraisal, a broker's price opinion or other written determination of value using a valuation method satisfactory to Lender, the fair market value of the Property securing the Loan at the time of such determination (but excluding any value attributable to property that is not an interest in real property within the meaning of section 860G(a)(3)(A) of the Code) is at least 80% of the Loan's adjusted issue price within the meaning of the Code.
"Lending Parties" has the meaning set forth in Section 9.23(a).
"Lien" means any mortgage, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, restrictive covenant, easement or any other encumbrance or charge on or affecting any Collateral or any portion thereof, or any interest therein (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease or similar transaction having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics', materialmen's and other similar liens and encumbrances, as well as any option to purchase, right of first refusal, right of first offer or similar right).

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"Liquid Assets" means assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank having net assets of not less than $500 million, securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, or liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market and available credit facilities as set forth in the annual 10-K statements filed by Sponsor.
"Liquid Assets Threshold" means $10,000,000.
"Loan" has the meaning set forth in Section 1.1(a).
"Loan Amount" means $150,000,000.00.
"Loan Documents" means this Agreement, the Note, the Security Instrument (and related financing statements), the Environmental Indemnity, the Guaranty of Completion, the Subordination of Property Management Agreement, the Cash Management and Control Agreement, the Lockbox Account Agreement, the Cooperation Agreement, the Guaranty, any Defeasance Pledge Agreement, each Account Control Agreement, the Approved Hotel SNDA, and all other agreements, instruments, certificates and documents necessary to effectuate the granting to Lender of first-priority Liens on the Collateral or otherwise in satisfaction of the requirements of this Agreement or the other documents listed above or hereafter entered into by Lender and Borrower in connection with the Loan, as all of the aforesaid may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.
"Lockbox Account" has the meaning set forth in Section 3.1(c).
"Lockbox Account Agreement" has the meaning set forth in Section 3.1(c).
"Lockbox Bank" means an Eligible Institution chosen by Borrower and reasonably satisfactory to Lender.
"Lockout Period" means the period from the Closing Date to but excluding the first Payment Date following the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the second anniversary of the date on which the entire Loan (including any subordinated interest therein) has been Securitized pursuant to a Securitization or series of Securitizations.
"Loss Proceeds" means amounts, awards or payments payable to Borrower or Lender in respect of all or any portion of the Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Borrower and Lender, respectively, of any and all reasonable expenses incurred by Borrower and Lender in the recovery thereof, including all attorneys' fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).
"Loss Proceeds Account" has the meaning set forth in Section 3.3(a).

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"Major Lease" means any Lease (excluding any Approved Music Venue Lease) that (i) when aggregated with all other Leases at the Property with the same Tenant (or affiliated Tenants), and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, is expected to demise more than 15,000 rentable square feet, (ii) contains an option or preferential right to purchase all or any portion of the Property, (iii) is with an affiliate of Borrower as Tenant, or (iv) is entered into during the continuance of an Event of Default.
"Manager Accounts" means all accounts maintained by the Approved Hotel Operator pursuant to the Approved Hotel Operating Agreement other than the Disbursement Account, which accounts shall be (i) owned by Borrower and pledged to Lender and (ii) subject to an Account Control Agreement.
"Material Adverse Effect" means a material adverse effect upon (i) Borrower's title to the Property, (ii) the ability of the Property to generate net cash flow sufficient to service the Loan, (iii) the ability of Borrower or Sponsor to perform any material provision of any Loan Document, (iv) Lender's ability to enforce and derive the principal benefit of the security intended to be provided by the Security Instrument and the other Loan Documents, or (v) the value, use or enjoyment of the Property or the operation or occupancy thereof.
"Material Agreements" means the Approved Music Venue Lease, the PIP, each other contract and agreement (other than Leases and so-called "sponsorship contracts" and "artists' contracts" which have been entered for use of the ACL Music Venue Property and the Showcase Venue Space) relating to the Property, or otherwise imposing obligations on Borrower, under which Borrower would have the obligation to pay more than $100,000 per annum and that cannot be terminated by Borrower without cause upon 60 days' notice or less without payment of a termination fee, or that is with an affiliate of Borrower, provided, as it relates to the Hotel Property and the ACL Music Venue Property, a contract or agreement other than the PIP which otherwise meets the criteria set forth above shall not be deemed to be a Material Agreement to the extent (x) such contract or agreement has an obligation of not more than $750,000 per annum, (y) as it pertains to the Hotel Property, such contract or agreement is permitted to be entered by the Approved Hotel Operator on behalf of Borrower in accordance with the Approved Hotel Operating Agreement or has been recommended to be entered into by or on behalf of Borrower by the Approved Hotel Operator in accordance with the Approved Hotel Operating Agreement and (z) the entering, termination, modification, amendment or surrender of such contract or agreement is not reasonably likely to result in a Material Adverse Effect.
"Material Alteration" means any Alteration to be performed by or on behalf of Borrower at the Property that (i) is reasonably expected to result in a Material Adverse Effect, (ii) is reasonably expected to cost in excess of the Threshold Amount, as determined by an independent architect (except for Alterations in connection with (a) Tenant Improvements under and pursuant to Leases existing as of the Closing Date (pursuant to the terms thereof in existence as of the Closing Date) or Leases thereafter entered into in accordance with this Agreement, (b) the remediation of any Deferred Maintenance Condition in accordance with this Agreement, (c) Alterations mandated by a PIP under the Approved Hotel Operating Agreement and (d) restoration of the Property following a Casualty

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or Condemnation in accordance with this Agreement), or (iii) is reasonably expected to permit (or is reasonably likely to induce) any Tenant to terminate its Lease or abate rent.
"Maturity Date" means the Payment Date in January 2026, or such earlier date as may result from acceleration of the Loan in accordance with this Agreement.
"Maximum Management Fee" means 4.0% of gross revenues of the Property.
"Monthly ACL Music Venue Amount" means $350,000.00.
"Monthly Capital Expenditure (ACL Music Venue Property) Amount" means $1,295.84.
"Monthly Capital Expenditure (Commercial Property) Amount" means $944.05.
"Monthly FF&E Expenditure Amount" means the greater of (a) the monthly amount required to be reserved pursuant to the Approved Hotel Operating Agreement for the replacement of FF&E or (b) one-twelfth (1/12th) of 4% of the Operating Income of the Hotel Property for the previous twelve (12) month period as determined on the anniversary of the last day of the calendar month in which the Closing Date occurs.
"Monthly TI/LC Amount" means $4,720.25.
"Moody's" means Moody's Investors Service, Inc. and its successors.
"Net Operating Income" means, with respect to any Test Period, the amount by which (x) Operating Income for such Test Period, exceeds (y) Operating Expenses for such Test Period.
"Net Worth" means, as of a given date, (x) the total assets of Sponsor as of such date less (y) Sponsor total liabilities as of such date, determined in accordance with GAAP. Lender acknowledges that it is relying on the Sponsor Investor Presentation to calculate Sponsor's Net Worth as of the Closing Date.
"Net Worth Threshold" shall mean $125,000,000.
"Non-consolidation Opinion" means the opinion letter, dated the Closing Date, delivered by Borrower's counsel to Lender and addressing issues relating to substantive consolidation in bankruptcy.
"Note(s)" means that certain promissory note, dated as of the Closing Date, made by Borrower to Lender to evidence the Loan, as such note may be replaced by multiple Notes in accordance with Section 1.1(c) and as otherwise assigned (in whole or in part), amended, restated, replaced, supplemented or otherwise modified in accordance herewith.
"Note Component" has the meaning set forth in Section 1.1(c).
"OFAC List" means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign

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Assets Control pursuant to any applicable governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, including trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible at http://www.treasury.gov/ofac/downloads/t11sdn.pdf.
"Officer's Certificate" means a certificate delivered to Lender that is signed by an authorized officer of Borrower and certifies the information therein to the best of such officer's knowledge.
"Operating Account" means an Eligible Account maintained by the Approved Property Manager or Borrower at an Eligible Institution, which account (i) shall only contain amounts in respect of excess Revenues for the Property and from which certain Operating Expenses for the Property (other than the ACL Live Business and the Hotel Property which are paid by the Approved Hotel Operator) and any net Operating Expenses with respect to the Hotel Property are paid, and no amounts unrelated to the Property shall be deposited therein or otherwise commingled with the amounts on deposit in such account, and (ii) is subject to an Operating Account Agreement.
"Operating Account Agreement" means an agreement relating to the Operating Account, dated as of the date hereof, among Lender, Borrower and the Eligible Institution at which such account is maintained, pursuant to which such account is pledged to the Lender and the Approved Property Manager or Borrower is given full access to the funds on deposit therein but provides for the discontinuance of such access upon receipt by such Eligible Institution of written notice from Lender of the occurrence of an Event of Default, as such agreement may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.
"Operating Expenses" means, for any period, all operating, renting, administrative, management, legal and other ordinary expenses of Borrower and the Property (other than the ACL Live Business) during such period, determined in accordance with GAAP (excluding reserves for or expenditures on FF&E), plus a deemed expenditure in respect of FF&E in an amount equal to 4% of Operating Income during such period; provided, however, that such expenses shall not include (i) depreciation, amortization or other non-cash items, (ii) interest, principal or any other sums due and owing with respect to the Loan, (iii) income taxes or other taxes in the nature of income taxes, (iv) Capital Expenditures, (v) equity distributions, (vi) any amounts reserved with Lender pursuant to this Agreement or the Approved Hotel Operator pursuant to the Approved Hotel Operating Agreement, (vii) rent payable pursuant to the Approved Music Venue Lease, or (vii) any other extraordinary or non-recurring items.
"Operating Income" means, for any period, all operating income from the Property (other than the ACL Live Business) during such period, determined in accordance with GAAP (but without straight-lining of rents), and as adjusted by Lender to normalize such income, other than (i) Loss Proceeds (but Operating Income will include rental loss insurance proceeds to the extent allocable to such period), (ii) any revenue attributable to a Lease that is not a Qualifying Lease, (iii) any revenue attributable to a Lease to the extent it is paid more than 30 days prior to the due date, (iv) any interest income from any source, (v) any repayments received from any third party of principal loaned or advanced to such third party by Borrower, (vi) any proceeds resulting from the Transfer of all or any

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portion of the Collateral, (vii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any government or governmental agency, (viii) Termination Fees, and (ix) any other extraordinary or non-recurring items.
"PACE Debt" means any amounts owed in respect of energy retrofit lending programs, commonly known as “PACE loans”. For avoidance of doubt, PACE Debt is not Permitted Debt and Liens securing PACE Debt are not Permitted Encumbrances.
"Partial Release Event" has the meaning set forth in Section 2.4.
"Partial Release Instrument" has the meaning set forth in Section 2.4.
"Participation" has the meaning set forth in Section 9.7(b).
"PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended from time to time.
"Payment Date" means, with respect to each Interest Accrual Period, the sixth day of the calendar month in which such Interest Accrual Period ends; provided, that prior to a Securitization, Lender shall have the right to change the Payment Date so long as a corresponding change to the Interest Accrual Period is also made. Whenever a Payment Date is not a Business Day, the entire amount that would have been due and payable on such Payment Date shall instead be due and payable on the immediately preceding Business Day.
"Permits" means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of the Property (including certificates of occupancy, business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses, consents, approvals and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of the Property).
"Periodic Report" has the meaning set forth in Section 5.23.
"Permitted Debt" means:
(i)    the Indebtedness;
(ii)    Taxes not yet delinquent;
(iii)    tenant allowances and Capital Expenditure costs required under Leases, the fees payable under the Approved Hotel Operating Agreement or otherwise permitted to be incurred under the Loan Documents that are paid on or prior to the date when due;
(iv)    Trade Payables not represented by a note, customarily paid by Borrower within 60 days of incurrence and in fact not more than 60 days outstanding (subject to Section 9.30), which are incurred in the ordinary course of Borrower's ownership and operation of the Property, in amounts reasonable and customary for similar properties and not exceeding 2.0% of the Loan Amount in the aggregate;

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(v)    Leases entered into in connection with certain equipment used on the Hotel Property, the removal of which would not materially damage any of the improvements thereon or materially impair the value of such improvements, in each case incurred in the ordinary course of operating the Hotel Property; and
(vi)    so-called "sponsorship contracts" and "artists' contracts" which are entered for use of the ACL Music Venue Property or the Showcase Venue Space in the ordinary course of business.
"Permitted Encumbrances" means:
(i)    the Liens created by the Loan Documents;
(ii)    all Liens and other matters specifically disclosed on Schedule B of the Title Insurance Policy;
(iii)    Liens, if any, for Taxes not yet delinquent;
(iv)    mechanics', materialmen's or similar Liens, if any, and Liens for delinquent taxes or impositions, in each case only if being diligently contested in good faith and by appropriate proceedings, provided that no such Lien is in imminent danger of foreclosure and provided further that either (a) each such Lien is released or discharged of record, bonded in accordance with the applicable Legal Requirements (i.e., Texas Property Code) or fully insured over by the title insurance company issuing the Title Insurance Policy within 60 days of when Borrower has notice that such Liens have been recorded against the Property in the Official Public Records of Travis County, Texas, or (b) Borrower deposits with Lender, by the expiration of such 60-day period, an amount equal to 150% of the dollar amount of such Lien or a bond in the aforementioned amount from such surety, and upon such terms and conditions, as is reasonably satisfactory to Lender, as security for the payment or release of such Lien; and
(v)    rights of existing and future Tenants as tenants only pursuant to written Leases entered into in conformity with the provisions of this Agreement.
"Permitted Investments" means the following, subject to the qualifications hereinafter set forth:
(i)    all direct obligations of the U.S. government and all obligations that are fully guaranteed by the U.S. government, that in each case have maturities not in excess of one year;
(ii)    federal funds, unsecured certificates of deposit, time deposits, banker's acceptances, and repurchase agreements, each having maturities of not more than 90 days, of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated A-1+ by S&P, F1+ by Fitch and P-1 by Moody's (and if the term is between one and three months A1 by Moody's) and, if it has a term in excess of three months, the long-term debt

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obligations of which are rated AAA (or the equivalent) by each of the Rating Agencies, and that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000;
(iii)    deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);
(iv)    commercial paper rated A–1+ by S&P, F1+ by Fitch and P-1 Moody's (and if the term is between one and three months A1 by Moody's) by each of the Rating Agencies and having a maturity of not more than 90 days;
(v)    any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has a rating of AAAm from S&P, Aaa by Moody's and the highest rating obtainable from Fitch; and
(vi)    such other investments as to which the Rating Condition has been satisfied.
Notwithstanding the foregoing, "Permitted Investments" (i) shall exclude any security with the Standard & Poor's "r" symbol (or any other Rating Agency's corresponding symbol) (indicating high volatility or dramatic fluctuations in their expected returns because of market risk) or any other qualifying suffix attached to the rating (with the exception of ratings with regulatory indicators, such as the (sf) subscript, and unsolicited ratings), as well as any mortgage-backed securities and any security of the type commonly known as "strips"; (ii) shall not have maturities that exceed the time periods set forth above; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest on Permitted Investments may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No Permitted Investments shall require a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. Except as expressly provided for above, all Permitted Investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
"Person" means any natural person, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
"PIP" means any property improvement plan or brand-standard improvements required to be implemented for the Property by the Approved Hotel Operator or any Approved Replacement Hotel Operator.
"Plan Assets" means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject

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to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.
"Policies" has the meaning set forth in Section 5.15(b).
"Prepayment Period" means the period from (i) the Payment Date that occurs in October 2025 to (ii) the Maturity Date.
"Prime Rate" means the "prime rate" published in the "Money Rates" section of The Wall Street Journal. If The Wall Street Journal ceases to publish the "prime rate," then Lender shall select an equivalent publication that publishes such "prime rate," and if such "prime rate" is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall reasonably select a comparable interest rate index.
"Principal Indebtedness" means the principal balance of the Loan outstanding from time to time.
"Prior Loan" has the meaning set forth in Section 4.17(c).
"Prohibited Change of Control" means the occurrence of either or both of the following: (i) the failure of Borrower to be Controlled by one or more Qualified Equityholders (individually or collectively), or (ii) the failure of any other Required SPE to be Controlled by the same Qualified Equityholder(s) that Control Borrower.
"Prohibited Pledge" has the meaning set forth in Section 7.1(f).
"Property" means the ACL Live Business and the real property described on Schedule A, together with all buildings and other improvements thereon and all personal property appurtenant thereto.

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"Qualified Equityholder" means (1) prior to the earlier to occur of the first anniversary of the Closing Date, Sponsor; and (2) from and after the earlier to occur of the first anniversary of the Closing Date, (i) Sponsor, (ii) any Person approved by Lender with respect to which the Rating Condition is satisfied, or (iii) a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing, provided in each case under this clause (iv) that such Person (x) has total assets (in name or under management) in excess of $1,000,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder's equity in excess of $500,000,000 (in both cases, exclusive of the Property), and (y) is regularly engaged in the business of owning and operating comparable properties to the Property in major metropolitan areas (but excluding any consideration of whether or not such comparable properties have a music venue similar to the Property).
Notwithstanding the foregoing, Lender’s approval of a proposed Qualified Equityholder ("Transferee") under clause (ii) of this definition will not be unreasonably withheld after consideration of all relevant factors, provided that:
(A)    no Event of Default or event which with the giving of notice or the passage of time would constitute an Event of Default shall have occurred and remain uncured;
(B)    Transferee and its principal owners, and guarantor for non-recourse carve outs (each, a “Transferee Guarantor”), shall be reputable entities or persons of good character that (i) satisfy Lender’s then-current “know your client” requirements, as reasonably determined by Lender, and (ii) with respect to the Transferee Guarantor(s), is a Satisfactory Replacement Sponsor;
(C)    the Transferee or its principal owners shall have a demonstrated ability and experience, either by itself or themselves or, if a pension fund, through its investment adviser or its property manager, in the ownership or management of hotel properties, and Lender shall be provided with reasonable evidence thereof; provided, the requirements of this subsection shall be deemed met to the extent that Transferee engages an Approved Property Manager and an Approved Hotel Operator;
(D)    with respect to the Hotel Property, Transferee (and its principal owners) and/or Transferee Guarantor, together with their Affiliates, shall own and/or manager at least 1,000 rooms of full service hotel properties of a type, quality and size similar to the Hotel Property with a value (as such value is reasonably determined by Lender) of at least $300,000,000, and the Hotel Property shall be managed by an Approved Hotel Operator;
(E)    Transferee (and its principal owners) shall be free of any prior or pending or existing bankruptcy, reorganization or insolvency proceedings in which such party is or was debtor (unless Lender waives this requirement);

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(F)    Transferee (and its principal owners) shall be free of any past or present criminal charges or proceedings;
(G)    if a Rating Condition is satisfied with respect to a Securitization, then the conditions set forth in (A) – (F) above shall be deemed satisfied unless Lender reasonably determines that the criteria set forth therein are not satisfied; and
(H)    Transferee and Transferee Guarantor have satisfied the applicable conditions set forth in Article II to Lender’s reasonable satisfaction (to the extent of Lender’s approval rights set forth therein).
"Qualified Manager" means (a) with respect to the Commercial Property, a third-party reputable and experienced property management company with at least five (5) years' experience in the management (over the course of time) of at least ten (10) properties similar in size, scope, class, use and value as the Commercial Property, which at the time of its engagement as property manager has under management leasable square footage of retail space equal to at least 1,000,000 leasable square feet, provided such property management company is not the subject of a bankruptcy or similar insolvency proceeding, and (b) with respect to the ACL Music Venue Property, (i) a third-party nationally recognized music venue manager or operator including, without limitation, Live Nation Entertainment, Inc., and/or (ii) a comparable third-party reputable and experienced management company with at least five (5) years' experience in the entertainment industry or in the management of music venue outlets similar to the ACL Music Venue Property.
"Qualified Letter of Credit" means an irrevocable, unconditional, freely transferable, clean sight draft evergreen letter of credit in favor of Lender, with respect to which Borrower has no reimbursement obligation, entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution and accompanied by an instrument reasonably acceptable to Lender whereby the applicant/obligor under such letter of credit shall have waived all rights of subrogation against Borrower thereunder.
"Qualifying Lease" means a Lease to a Tenant that is in occupancy at the Property, open for business at the Property, not in default under its Lease and not the subject of a bankruptcy or similar insolvency proceedings (unless such Tenant has assumed such Lease in bankruptcy).
"Rating Agency" means, prior to the final Securitization of the Loan, each of KBRA, S&P, Moody's, DBRS and Fitch, or any other nationally-recognized statistical rating agency that has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated and continue to rate any of the Certificates (excluding unsolicited ratings).
"Rating Condition" means, with respect to any proposed action, the receipt by Lender of confirmation in writing from each of the Rating Agencies that such action shall not result, in and of itself, in a downgrade, withdrawal, or qualification of any rating then assigned to any outstanding Certificates; except that if all or any portion of the Loan has not been Securitized pursuant to a Securitization rated by the Rating Agencies, then "Rating Condition" shall instead mean the receipt

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of prior written approval of both (x) the applicable Rating Agencies (if and to the extent that any portion of the Loan has been Securitized pursuant to a Securitization or series of Securitizations rated by such Rating Agencies), and (y) Lender in its sole discretion. No Rating Condition shall be regarded as having been satisfied unless and until any conditions imposed on the effectiveness of any confirmation from any Rating Agency shall have been satisfied. Lender shall have the right in its sole discretion to waive a Rating Condition requirement with respect to any Rating Agency that Lender determines has declined to review the applicable proposal; provided that if Lender determines that any Rating Agency has declined to review a Defeasance, then the Rating Condition requirement shall not be waived but shall instead be deemed satisfied as it relates to such Rating Agency for such Defeasance.
"Regulatory Change" means any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to a class of banks or companies controlling banks, including Lender, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
"Release" with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances into the indoor or outdoor environment (including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), and "Released" has the meaning correlative thereto.
"Remaining Property" shall mean the applicable portion of the Property remaining subject to the Lien of the Security Instrument after the Partial Release Event related to the Commercial Property and/or the ACL Music Venue Property, which is completed in accordance with Section 2.4.
"Release Price" means, with respect to the release of the Commercial Property and/or the ACL Music Venue Property, the greater of (a) eighty percent (80%) of the net sales proceeds from the sale of the applicable portion of the Property being Defeased, and (b) one hundred fifteen percent (115%) of the Allocated Loan Amount of the applicable property being Defeased.
"REMIC" means a "real estate mortgage investment conduit" as defined in Section 860D of the Code.
"Rent Roll" has the meaning set forth in Section 4.14(a).
"Required SPE" means each of Borrower, any Single‑Purpose Equityholder and each Approved Music Venue Manager.
"Residential Master Unit" means the condominium unit created pursuant to the Declaration (Master) for the development of personal residences.
"Revenues" means (i) all revenues and receipts of every kind of Borrower derived from operating the Property and all departments and parts thereof, including but not limited to:

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income (from both cash and credit transactions) from rental of guest rooms, telephone charges, stores, offices, exhibit or sales space of every kind, license, lease and concession fees and rentals (not including gross receipts of licensees, lessees, and concessionaires), income from vending machine, parking facilities, health club membership fees, food and beverage sales, wholesale and retail sales of merchandise, service charges, and proceeds, if any, from business interruption insurance or other loss of income insurance, and (ii) all rents (including percentage rent), rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalent (including all Termination Fees), royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources including any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Revenues shall not include the following: gratuities to employees of the Property, federal, state, or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in any required reserve accounts or other operating accounts of the Property; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Revenues or components thereof; insurance proceeds (other than insurance proceeds from business interruption insurance or other loss of income insurance); condemnation proceeds (other than for a temporary taking); any proceeds from any sale of the Property or from the refinancing of any debt encumbering the Property.
"S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.
"Satisfactory Replacement Sponsor" shall mean a Person that (1) provides satisfactory credit and background checks similar to those undertaken with respect to Sponsor prior to the Closing Date verifying such Person has never been subject to a bankruptcy, reorganization or insolvency proceeding or a defendant in a criminal enforcement proceeding involving any matter involving charges of moral turpitude or fraud and has (or, if an entity, its principals have) a reasonably satisfactory general business standing and experience, (2) with respect to which the Rating Condition has been satisfied, (3) has an ownership interest (direct or indirect) in Borrower of the lesser of (a) 51% or (b) the ownership of the Person being replaced, and (4) has a Net Worth (excluding any value attributable to the Property) in excess of the Net Worth Threshold and Liquid Assets (excluding any Liquid Assets attributable to the Property) having a market value of at least the Liquid Assets Threshold as set forth in Section 5.18 of the Guaranty.
"Securitization" means a transaction in which all or any portion of the Loan is deposited into one or more trusts or entities that issue Certificates to investors, or a similar transaction; and the term "Securitize" and "Securitized" have meanings correlative to the foregoing.
"Securitization Vehicle" means the issuer of Certificates in a Securitization of the Loan.

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"Security Instrument" means that certain deed of trust, assignment of rents and leases, collateral assignment of property agreements, security agreement and fixture filing encumbering the Property and the Approved Music Venue Lease, executed by Borrower and the Approved Music Venue Manager as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.
"Service" means the Internal Revenue Service or any successor agency thereto.
"Servicer" means the entity or entities appointed by Lender from time to time to serve as servicer and/or special servicer of the Loan. If at any time no entity is so appointed, the term "Servicer" shall be deemed to refer to Lender.
"Showcase Venue Deposit Amount" means $67,787.
"Showcase Venue Reserve Account" has the meaning set forth in Section 3.10.
"Showcase Venue Space" means Suite 314 of the Commercial Property consisting of approximately 4,531 rentable square feet and which is to be subject to the Lease with the Showcase Venue Tenant.
"Showcase Venue Tenant" means Block 21 Service Company, LLC, a Texas limited liability company.
"Single Member LLC" means a limited liability company that either (x) has only one member, or (y) has multiple members, none of which is a Single-Purpose Equityholder.
"Single-Purpose Entity" means a Person that:
(a)    was formed under the laws of the State of Delaware (as to Borrower or any Approved Music Venue Manager) or Texas (as to any Approved Music Venue Manager) solely for the purposes of acquiring, managing, operating, holding, maintaining, leasing and selling (i) in the case of Borrower, an ownership interest in the Property (or, if applicable, Defeasance Collateral), together with all personal property owned in connection therewith or related thereto, (ii) in the case of a Single-Purpose Equityholder, an ownership interest in Borrower, and (iii) in the case of any Approved Music Venue Manager, (A) a leasehold interest in the Showcase Venue Space and the ACL Music Venue Property, (B) a business to manage and operate the ACL Live Business; and (C) a business to manage and operate the music, entertainment and private event business at and from the Showcase Venue Space, together with all personal property owned in connection therewith or related thereto;
(b)    does not engage in any business unrelated to (i) the Property (or, if applicable, Defeasance Collateral), or (ii) in the case of a Single-Purpose Equityholder, its ownership interest in Borrower;
(c)    does not own any assets other than those related to (i) its interest in the Property (or, if applicable, Defeasance Collateral), or (ii) in the case of a Single-Purpose Equityholder, its ownership interest in Borrower (and in the case of Borrower, does not and will not own

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any assets on which Lender does not have a Lien, other than excess cash that has been released to Borrower pursuant hereto);
(d)    does not have any Debt other than, (i) in the case of Borrower, Permitted Debt, or (ii) in the case of a Single‑Purpose Equityholder, reasonable and customary administrative expenses and state franchise taxes;
(e)    maintains books, accounts, records, financial statements, stationery, invoices and checks that are separate and apart from those of any other Person (except that such Person's financial position, assets, results of operations and cash flows may be included in the consolidated financial statements of an affiliate of such Person in accordance with GAAP, provided that (i) any such consolidated financial statements do not suggest in any way that such Person's assets are available to satisfy the claims of its affiliate's creditors and (ii) such assets shall also be listed on such Person's own separate balance sheet);
(f)    is subject to and complies with all of the limitations on powers and separateness requirements set forth in the organizational documentation of such Person as of the Closing Date;
(g)    holds itself out as being a Person separate and apart from each other Person and not as a division or part of another Person;
(h)    conducts its business in its own name or, in the case of Borrower with respect to the Hotel Property, under the assumed name "W Austin", or, in the case of the Approved Music Venue Manager with respect to the ACL Live Business under the assumed names "ACL Live" and "Austin City Limits Live";
(i)    exercises reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, and maintains an arm's-length relationship with its affiliates and only enters into a contract or agreement with an affiliate upon terms and conditions that are intrinsically fair, commercially reasonable and similar, in all material respects, to those that would be available on an arms' length basis with unaffiliated third parties;
(j)    pays its own liabilities out of its own funds, including the salaries of its own employees, if any (provided that the foregoing shall not require such Person's equityholders to make any additional capital contributions to such Person and provided that the failure to pay liabilities as a result of insufficient cash flow from the Property shall not constitute a violation of this clause (j)) and reasonably allocates any overhead that is shared with an affiliate, including paying for shared office space and services performed by any officer or employee of an affiliate;
(k)    maintains a sufficient number of employees, if any, in light of its contemplated business operations, provided, a Single-Purpose Entity is not required to maintain any employees for the operations and management of any portion of the Property to the extent such operations and management are provided by an Approved Property Manager, the

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Approved Hotel Operator or any Approved Replacement Hotel Operator;
(l)    conducts its business so that the assumptions made with respect to it that are contained in the Non-consolidation Opinion and any replacement thereof shall, to the extent required to support the Non-consolidation Opinion, at all times be true and correct in all material respects;
(m)    maintains its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(n)    observes all applicable entity-level formalities in all material respects;
(o)    does not commingle its assets with those of any other Person and holds its assets in its own name;
(p)    does not assume, guarantee or become obligated for the debts of any other Person (except for Texas state franchise tax obligations required by applicable Texas Legal Requirements), and does not hold out its credit as being available to satisfy the obligations or securities of others, provided, as between Borrower and Approved Music Venue Manager and so long as the ACL Music Venue Property is part of the Collateral, such Persons may be joint obligors and guarantee each other's obligations under the Facilities Use Agreement and the Approved Music Venue Manager may assume obligations of Borrower with respect to agreements related to the ACL Live Business assigned by Borrower to the Approved Music Venue Manager;
(q)    does not acquire obligations or securities of its direct or indirect equityholders;
(r)    does not pledge its assets for the benefit of any other Person and does not make any loans or advances to any other Person;
(s)    intends to maintain adequate capital in light of its contemplated business operations (provided that the foregoing shall not require such Person's partners, members or shareholders to make any additional capital contributions to such Person), provided, however, that the failure to maintain adequate capital as a result of insufficient cash flow from the Property shall not constitute a violation of this clause (s), except to the extent Borrower has made distributions to its equityholders so as to knowingly cause such insufficiency at the time such distribution was made;
(t)    as to Borrower, has two (2) Independent Directors or has a Single-Purpose Equityholder with two Independent Directors, and has organizational documents that (i) provide that the Independent Directors shall consider only the interests of Borrower, including its creditors, and shall have no fiduciary duties to Borrower's equityholders (except to the extent of their respective interests in Borrower or as required by applicable Legal Requirements), and (ii) prohibit the replacement of any Independent Director without Cause and without giving at least two Business Days' prior written notice to Lender and the Rating Agencies (except in the case of the death, legal incapacity, or voluntary non-collusive

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resignation of an Independent Director, in which case no prior notice to Lender or the Rating Agencies shall be required in connection with the replacement of such Independent Director with a new Independent Director that is provided by any of the companies listed in the definition of "Independent Director");
(u)    as to Borrower, if such entity is a Single Member LLC, has organizational documents that provide that upon the occurrence of any event (other than a permitted equity transfer) that causes its sole member to cease to be a member while the Loan is outstanding, at least one of its Independent Directors shall automatically be admitted as the sole member of the Single Member LLC and shall preserve and continue the existence of the Single Member LLC without dissolution;
(v)    files its own tax returns separate from those of any other Person, except for combined tax returns required by applicable Texas state law and except to the extent it is treated as a "disregarded entity" for tax purposes and is not required to file tax returns under applicable law, and pays any taxes required to be paid under applicable law only from its own funds; and
(w)    has by-laws or an operating agreement, or has a Single-Purpose Equityholder with by-laws or an operating agreement, which provides that, for so long as the Loan is outstanding, such Person shall not take or consent to any of the following actions except to the extent expressly permitted in this Agreement and the other Loan Documents:
(i)    the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets (and, in the case of a Single-Purpose Equityholder, the assets of Borrower);
(ii)    the engagement by such Person (and, in the case of a Single-Purpose Equityholder, the engagement by Borrower) in any business other than the acquisition, development, management, leasing, ownership, maintenance and operation of the Property and activities incidental thereto (and, in the case of a Single-Purpose Equityholder, activities incidental to the acquisition and ownership of its interest in Borrower);
(iii)    the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official in respect of such Person, admitting in writing such Person's inability to pay its debts generally as they become due, or the taking of any action in furtherance of any of the foregoing, in each case, in respect of itself or, in the case of a Single-Purpose Equityholder, in respect of Borrower without the affirmative vote of both of its Independent Directors; and

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(iv)    any amendment or modification of any provision of its (and, in the case of a Single-Purpose Equityholder, Borrower's) organizational documents relating to qualification as a "Single-Purpose Entity".
"Single-Purpose Equityholder" means a Single-Purpose Entity that (x) is a limited liability company or corporation formed under the laws of the State of Delaware, (y) owns at least a 1% direct equity interest in Borrower, and (z) serves as the general partner or managing member of Borrower. Based on Borrower's organization as a Single Member LLC organized in the State of Delaware with two (2) Independent Directors, a Single-Purpose Equityholder is not required.
"Smith Travel Reports" means a "STAR Program Report" with respect to the Property prepared by Smith Travel Research, Inc.
"Sponsor" means Stratus Properties Inc., a Delaware corporation.
"Sponsor Investor Presentation" means that certain Stratus Investor Presentation, dated April 20, 2015, setting forth Sponsor's estimated Net Worth as of such date and as provided by Borrower and Sponsor to Lender in connection with Lender's calculation thereof.
"Sub-Unit" means each of those certain sub-units of the Residential Master Unit created pursuant to the Declaration (Hotel-Residential).
"Subordination of Property Management Agreement" means that certain consent and agreement of manager and subordination of management agreement executed by Borrower and the Approved Property Manager as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.
"Successor Borrower" means a Single‑Purpose Entity that is Controlled by one or more Qualified Equityholders.
"Survey" means a current land title survey of the Property, certified to Borrower, the title company issuing the Title Insurance Policy and Lender and their respective successors and assigns, in form and substance reasonably satisfactory to Lender.
"Taxes" means all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, facilities and other governmental, municipal and utility district charges or other similar taxes or assessments now or hereafter levied or assessed or imposed against the Property or Borrower with respect to the Property or rents therefrom or that may become Liens upon the Property, without deduction for any amounts reimbursable to Borrower by third parties.
"Tenant" means any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.
"Tenant Improvements" means, collectively, (i) tenant improvements to be undertaken for any Tenant that are required to be completed by or on behalf of Borrower pursuant to the terms of

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such Tenant's Lease, and (ii) tenant improvements paid or reimbursed through allowances to a Tenant pursuant to such Tenant's Lease.
"Tenant Notice" has the meaning set forth in Section 3.1(a).
"Termination Fee" has the meaning set forth in Section 3.5(d).
"Test Period" means each 12-month period ending on the last day of a Fiscal Quarter.
"Threshold Amount" means an amount equal to 5.0% of the Loan Amount.
"Title Insurance Policy" means an American Land Title Association lender's title insurance policy or a comparable form of lender's title insurance policy approved for use in the applicable jurisdiction, in form and substance reasonably satisfactory to Lender.
"TI/LC Reserve Account" has the meaning set forth in Section 3.5(a).
"Trade Payables" means unsecured amounts payable by or on behalf of Borrower for or in respect of the operation of the Property in the ordinary course and that would under GAAP be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Property or Borrower and the capitalized amount of any ordinary-course financing leases.
"Transaction" means, collectively, the transactions contemplated and/or financed by the Loan Documents.
"Transfer" means the sale or other whole or partial conveyance of all or any portion of the Collateral or any direct or indirect interest therein to a third party, including granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of the Collateral or the subjecting of any portion of the Collateral to restrictions on transfer; except that the conveyance of a space lease at the Property in accordance herewith shall not constitute a Transfer.
"Treasury Constant Yield" means the arithmetic mean of the rates published as "Treasury Constant Maturities" as of 5:00 p.m., New York time, for the five Business Days preceding the date on which acceleration has been declared or, as applicable, the date on which a prepayment subject to a Yield Maintenance Premium pursuant to this Agreement is made, as shown on the USD screen of Reuters (or such other page as may replace that page on that service, or such other page or replacement therefor on any successor service), or if such service is not available, the Bloomberg Service (or any successor service), or if neither Reuters nor the Bloomberg Service is available, under Section 504 in the weekly statistical release designated H.15(519) (or any successor publication) published by the Board of Governors of the Federal Reserve System, for "On the Run" U.S. Treasury obligations corresponding to the commencement of the Prepayment Period. If no such maturity shall so exactly correspond, yields for the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence and the Treasury Constant Yield shall be interpolated or extrapolated (as applicable) from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month).

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"Trigger Period" means any of the following:
(a)    any period from (i) the conclusion of any Test Period during which DSCR is less than 1.25:1.00, to (ii) the conclusion of the second of any two Test Periods ending in consecutive Fiscal Quarters thereafter during each of which Test Periods DSCR is greater than 1.30:1.00;
(b)    if the financial reports required under Sections 5.12, 5.13 and 5.14 are not delivered to Lender as and when required hereunder, a Trigger Period shall be deemed to have commenced and be ongoing, unless and until such reports are delivered and they indicate that, in fact, no Trigger Period is ongoing;
(c)    any period from (i) the date the Property is not subject to the Approved Hotel Operating Agreement or any replacement thereof entered in accordance with the terms contained herein, to (ii) the Property being subject to a replacement Approved Hotel Operating Agreement; and
(d)    (i) the date on which Sponsor fails to maintain (A) a Net Worth (excluding any value attributable to the Property) in excess of the Net Worth Threshold or (B) Liquid Assets (excluding any Liquid Assets attributable to the Property) in excess of the Liquid Assets Threshold to (ii) the date on which Sponsor maintains (A) a Net Worth in excess of the Net Worth Threshold and (B) Liquid Assets in excess of the Liquid Assets Threshold.
"Undefeased Note" has the meaning set forth in Section 2.1(b).
"Uniform System of Accounts" means the "Uniform System of Accounts for the Lodging Industry" (11th edition) published by The Financial Management Committee of the American Hotel and Lodging Association.
"Use" means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, possession, use, discharge, placement, treatment, disposal, disposition, removal, abatement, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance.
"U.S. Person" means a United States person within the meaning of Section 7701(a)(30) of the Code.
"U.S. Tax" means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof.
"Waste" means any material abuse or destructive use (whether by action or inaction) of the Property.
"Yield Maintenance Premium" means, with respect to any payment of principal on a Note or Note Component following the acceleration of the Loan, the product of:
(A)    a fraction whose numerator is the amount so paid and whose denominator is the outstanding principal balance of the Note or Note Component before giving effect to such payment, times

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(B)    the amount by which (1) the sum of the respective present values, computed as of the date of prepayment, of the remaining scheduled payments of principal and interest with respect to the Note or Note Component, including the balloon payment on the scheduled Maturity Date (assuming no prepayments or acceleration of the Loan), determined by discounting such payments to the date on which such prepayment is made at the Treasury Constant Yield, exceeds (2) the outstanding principal balance of the Note or Note Component on such date immediately prior to such prepayment;
provided that the Yield Maintenance Premium shall not be less than 3% of the amount prepaid. The calculation of the Yield Maintenance Premium shall be made by Lender and shall, absent manifest error, be final, conclusive and binding upon all parties.
(b)    Rules of Construction. Unless otherwise specified, (i) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement, (ii) all meanings attributed to defined terms in this Agreement shall be equally applicable to both the singular and plural forms of the terms so defined, (iii) "including" means "including, but not limited to", (iv) "mortgage" means a mortgage, deed of trust, deed to secure debt or similar instrument, as applicable, and "mortgagee" means the secured party under a mortgage, deed of trust, deed to secure debt or similar instrument, (v) the words "hereof," "herein," "hereby," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision, article, section or other subdivision of this Agreement, (vi) unless otherwise indicated, all references to "this Section" shall refer to the Section of this Agreement in which such reference appears in its entirety and not to any particular clause or subsection or such Section, (vii) the use of the phrases "an Event of Default exists", "during the continuance of an Event of Default" or similar phrases in the Loan Documents shall not be deemed to grant Borrower any right to cure an Event of Default, and each Event of Default shall continue unless and until the same is waived by Lender in writing in accordance with the requirements of the Loan Documents, (viii) all references to the Cash Management Account shall exclude the subaccounts thereof, and (ix) terms used herein and defined by cross‑reference to another agreement or document shall have the meaning set forth in such other agreement or document as of the Closing Date, notwithstanding any subsequent amendment or restatement of or modification to such other agreement or document. Except as otherwise indicated, all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP, as the same may be modified in this Agreement.
ARTICLE I
GENERAL TERMS
1.1    The Loan.
(a)    On the Closing Date, subject to the terms and conditions of this Agreement, Lender shall make a loan to Borrower (the "Loan") in an amount equal to the Loan Amount. The Loan shall initially be represented by a single Note that shall bear interest as described in this Agreement at a per annum rate equal to the Interest Rate. Interest payable hereunder shall be computed on the basis of a 360‑day year and the actual number of days elapsed in the related Interest Accrual Period.

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(b)    The Loan shall be secured by the Collateral pursuant to the Security Instrument and the other Loan Documents.
(c)    Upon written notice from Lender to Borrower (a “Componentization Notice”), the Note will be deemed to have been subdivided into multiple components (“Note Components”). Each Note Component shall have such notional balance and interest rate as Lender shall specify in the Componentization Notice, provided that the sum of the principal balances of all Note Components shall equal the then-current Principal Indebtedness, and the weighted average of the component interest rates, weighted on the basis of their respective principal balances, shall equal the Interest Rate. Borrower shall be treated as the obligor with respect to each of the Note Components and acknowledges that each Note Component may be individually beneficially owned by a separate Person. The Note Components need not be represented by separate physical Notes, but if requested by Lender, each Note Component shall be represented by a separate physical Note, in which case the applicable Borrowers shall execute and return to Lender each such Note, in the same form as the Note executed and delivered on the Closing Date, promptly following Borrower’s receipt of an execution copy thereof. Voluntary and involuntary prepayments and Defeasances of principal on the Loan shall be applied to the Notes or Note Components in the manner specified by Lender in the Componentization Notice (provided that, except with respect to amounts applied toward principal during the continuance of an Event of Default or as a result of a Casualty or Condemnation, no such allocation of principal to the Notes or Note Components shall have the effect of increasing the weighted average interest rate of the Notes or Note Components; but amounts applied toward principal during the continuance of an Event of Default or as a result of a Casualty or Condemnation may increase the weighted average interest rate of the Notes or Note Components, with the result that the monthly interest payment owed by Borrower might increase).
1.2    Interest and Principal.
(a)    On each Payment Date, Borrower shall pay to Lender a constant monthly payment of $859,227.69, which amount shall be applied first toward the payment of interest on each Note for the applicable Interest Accrual Period at the applicable Interest Rate (except that in each case, interest shall be payable on the Indebtedness, including due but unpaid interest, at the Default Rate with respect to any portion of such Interest Accrual Period falling during the continuance of an Event of Default, in which case the monthly payment shall be increased by the amount of Default Interest accrued on the Notes during the applicable Interest Accrual Period), and the balance shall be applied toward the reduction of the outstanding principal balances of the Notes or Note Components pro rata in accordance with their then outstanding principal balances. Notwithstanding the foregoing, on the Closing Date, Borrower shall pay interest from and including the Closing Date through the end of the first Interest Accrual Period, in lieu of making such payment on the first Payment Date following the Closing Date (unless the Closing Date falls on a Payment Date, in which case, no interest will be collected on the Closing Date, and Borrower shall make the payment required pursuant to this Section commencing on the first Payment Date following the Closing Date).
(b)    No prepayments of the Loan shall be permitted except for (i) prepayments resulting from Casualty or Condemnation as described in Section 5.16, and (ii) a prepayment of the Loan in whole (but not in part) during the Prepayment Period on not less than 30 days prior written

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notice; provided that any prepayment hereunder shall be accompanied by all interest accrued on the amount prepaid, plus if the prepayment is made on a date other than a Payment Date, the amount of interest that would have accrued on the amount prepaid if the Loan had remained outstanding through the end of the Interest Accrual Period in which such prepayment occurs, plus all other amounts then due under the Loan Documents. Borrower's notice of prepayment shall create an obligation of Borrower to prepay the Loan as set forth therein, but may be rescinded with five days' written notice to Lender (subject to payment of any out-of-pocket costs and expenses resulting from such rescission). In addition, Defeasance shall be permitted after the expiration of the Lockout Period as described in Section 2.1. The entire outstanding principal balance of the Loan, together with interest through the end of the applicable Interest Accrual Period and all other amounts then due under the Loan Documents, shall be due and payable by Borrower to Lender on the Maturity Date. In addition, notwithstanding anything to the contrary contained herein, if Borrower shall be required to prepay a portion of the Indebtedness due to a Casualty or Condemnation in accordance with the terms and provisions of Section 5.16(f) prior to the end of the Lockout Period, Borrower shall have the right to prepay the balance of the Indebtedness in accordance with the other terms and provisions of this Section 1.2(b), without the obligation to pay the Yield Maintenance Premium or any other prepayment fee or penalty, provided such prepayment is made by Borrower within 120 days of the prepayment under Section 5.16(f) and Borrower delivers notice to Lender of its intention to prepay the balance within thirty (30) days of Borrower's receipt of written notice of such application by Lender under Section 5.16(f).
(c)    If all or any portion of the Principal Indebtedness is paid to Lender following acceleration of the Loan, Borrower shall pay to Lender an amount equal to the applicable Yield Maintenance Premium. Amounts received in respect of the Indebtedness during the continuance of an Event of Default shall be applied toward interest, principal and other components of the Indebtedness (in such order as Lender shall determine) before any such amounts are applied toward payment of Yield Maintenance Premiums, with the result that Yield Maintenance Premiums shall accrue as the Principal Indebtedness is repaid but no amount received from Borrower shall constitute payment of a Yield Maintenance Premium until the remainder of the Indebtedness shall have been paid in full. Borrower acknowledges that (i) a prepayment will cause damage to Lender; (ii) the Yield Maintenance Premium is intended to compensate Lender for the loss of its investment and the expense incurred and time and effort associated with making the Loan, which will not be fully repaid if the Loan is prepaid; (iii) it will be extremely difficult and impractical to ascertain the extent of Lender's damages caused by a prepayment after an acceleration or any other prepayment not permitted by the Loan Documents; and (iv) the Yield Maintenance Premium represents Lender's and Borrower's reasonable estimate of Lender's damages from the prepayment and is not a penalty.
(d)    Any payments of interest and/or principal not paid when due hereunder shall bear interest at the applicable Default Rate and, in the case of all payments due hereunder other than the repayment of the Principal Indebtedness on the Maturity Date, when paid, shall be accompanied by a late fee in an amount equal to the lesser of five percent (5%) of such unpaid sum and the maximum amount permitted by applicable law in order to defray a portion of the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.

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1.3    Method and Place of Payment. Except as otherwise specifically provided in this Agreement, all payments and prepayments under this Agreement and the Notes (including any deposit into the Cash Management Account pursuant to Section 3.2(c)) shall be made to Lender not later than 1:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the account specified from time to time by Lender. Any funds received by Lender after such time shall be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. If the amount received from Borrower (or from the Cash Management Account pursuant to Section 3.2(b)) is less than the sum of all amounts then due and payable hereunder, such amount shall be applied, at Lender's sole discretion, either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder) and the Notes and Note Components, in such sequence as Lender shall elect in its sole discretion, or toward the payment of Property expenses.
1.4    Taxes; Regulatory Change.
(a)    Borrower shall indemnify Lender and hold Lender harmless from and against any present or future stamp, documentary or other similar or related taxes or other similar or related charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority by reason of the execution and delivery of the Loan Documents and any consents, waivers, amendments and enforcement of rights under the Loan Documents.
(b)    Reasonably promptly following Borrower's request, the initial Lender shall complete and deliver to Borrower a duly executed Form W‑9 certifying that it is not subject to backup withholding. If Borrower is required by law to withhold or deduct any amount from any payment hereunder in respect of any Borrower Tax, Borrower shall withhold or deduct the appropriate amount, remit such amount to the appropriate Governmental Authority and pay to the Lender and each Person to whom there has been an Assignment or Participation of a Loan such additional amounts as are necessary in order that the net payment of any amount due hereunder, after deduction for or withholding in respect of any Borrower Tax imposed with respect to such payment, will not be less than the amount stated in this Agreement to be then due and payable; except that the foregoing obligation to pay such additional amounts shall not apply (i) to any net income or franchise taxes imposed on Lender by any jurisdiction, (ii) with respect to any amount of U.S. Tax in effect and applicable to payments to the Lender on the date of this Agreement (or, for payments made under this Agreement to any Person to whom there has been an Assignment or Participation, with respect to any amount of U.S. Tax imposed by any law in effect and applicable to payments to such Person on the date of such Assignment or Participation) or (iii) to any amount of Borrower Taxes imposed solely by reason of the failure by an assignee to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such Person (or beneficial owner, as the case may be) if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such Borrower Taxes. If Borrower shall fail to pay any Borrower Taxes or other amounts that Borrower is required to pay pursuant to this Section, and Lender or any Person to whom there has been an Assignment or Participation of a Loan pays the same, Borrower shall reimburse Lender or such Person promptly following demand therefor in the currency

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in which such Borrower Taxes or other amounts are paid, whether or not such Borrower Taxes were correctly or legally asserted, together with interest thereon from and including the date of payment to but excluding the date of reimbursement at a rate per annum equal to the Default Rate.
(c)    Within 30 days after paying any amount from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrower shall deliver to Lender satisfactory evidence of such deduction, withholding or payment (as the case may be).
(d)    If, as a result of any Regulatory Change, any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, Lender or any holder of all or a portion of the Loan is imposed, modified or deemed applicable and the result is to increase the cost to such Lender or such holder of making or holding the Loan, or to reduce the amount receivable by Lender or such holder hereunder in respect of any portion of the Loan by an amount deemed by Lender or such holder to be material (such increases in cost and reductions in amounts receivable, "Increased Costs"), then Borrower agrees that it will pay to Lender or such holder upon Lender's or such holder's request such additional amount or amounts as will compensate Lender and/or such holder for such Increased Costs to the extent that such Increased Costs are reasonably allocable to the Loan. Lender will notify Borrower in writing of any event occurring after the Closing Date that will entitle Lender or any holder of the Loan to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall fail to notify Borrower of any such event within 9 months following the end of the month during which such event occurred, then Borrower's liability for any amounts described in this Section incurred by such Lender as a result of such event shall be limited to those attributable to the period occurring subsequent to the date that is 9 months prior to the date upon which such Lender actually notified Borrower of the occurrence of such event. Notwithstanding the foregoing, (i) in no event shall Borrower be required to compensate Lender or any holder of the Loan for any portion of the income or franchise taxes of Lender or such holder, whether or not attributable to payments made by Borrower and (ii) any Increased Costs requested to be paid by Borrower must be calculated in a uniform manner similar to those imposed by similarly situated commercial lenders. If a Lender requests compensation under this Section, Borrower may, by notice to Lender, require that such Lender furnish to Borrower a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.
1.5    Release. Upon payment of the Indebtedness in full when permitted or required hereunder, Lender shall execute instruments prepared by Borrower and reasonably satisfactory to Lender, which, at Borrower's election and at Borrower's sole cost and expense: (a) release and discharge all Liens on all Collateral securing payment of the Indebtedness (subject to Borrower's obligation to pay any associated fees and expenses), including all balances in the Collateral Accounts; or (b) assign such Liens (and the Loan Documents) to a new lender designated by Borrower. Any release or assignment provided by Lender pursuant to this Section shall be without recourse, representation or warranty of any kind.

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ARTICLE II
DEFEASANCE; ASSUMPTION; PARTIAL RELEASE
2.1    Defeasance.
(a)    On any date after the expiration of the Lockout Period, provided no Event of Default is then continuing and subject to the notice requirement described in Section 2.1(d), Borrower may from time to time obtain the release of all or a portion of the Collateral from the Liens of the Loan Documents by Defeasing either the entire Loan or a portion of the Loan equal to the lesser of (1) the Release Price of (A) the Commercial Property and/or (B) the ACL Music Venue Property to the extent a Partial Release Event shall be undertaken with respect to the Commercial Property and/or the ACL Music Venue Property, as applicable, or (2) the portion of the Indebtedness that has not been Defeased as of the date of such release, provided that after giving effect thereto, unless the Loan is Defeased in full, the DSCR for the Test Period then most recently ended, recalculated to include only income and expense attributable to the Property remaining after the contemplated released and to exclude the interest expense on the aggregate amount Defeased, shall be no less than the DSCR Threshold, and provided further that all sums then due to Lender under the Loan Documents are paid and the following are delivered to Lender:
(i)    Defeasance Collateral sufficient to provide payments on or prior to, and in any event as close as possible to, all successive Payment Dates in an amount sufficient (x) to pay the interest and principal due on such Payment Dates in respect of a portion of the Loan equal to the amount Defeased and (y) to repay the outstanding principal balance of such portion of the Loan on the first Payment Date in the Prepayment Period or such other Payment Date in the Prepayment Period as Borrower shall elect;
(ii)    written confirmation from Approved Accountant or an independent certified public accounting firm reasonably satisfactory to Lender that such Defeasance Collateral is sufficient to provide the payments described in clause (i) above;
(iii)    a security agreement, in form and substance reasonably satisfactory to Lender, creating in favor of Lender a first priority perfected security interest in such Defeasance Collateral (a "Defeasance Pledge Agreement");
(iv)    an opinion of counsel for Borrower, in form and substance reasonably satisfactory to Lender and delivered by counsel reasonably satisfactory to Lender, opining that (1) the Defeasance Pledge Agreement has been duly authorized and is enforceable against Borrower in accordance with its terms and that Lender has a perfected first priority security interest in such Defeasance Collateral; and (2) if the Loan has been Securitized, the Defeasance (including the assumption pursuant to Section 2.1(b)) does not cause a tax to be imposed on the Securitization Vehicle or, if the Securitization Vehicle is a REMIC, does not cause any portion of the Loan to cease to be a "qualified mortgage" within the meaning of section 860G(a)(3) of the Code; and (3) the Defeasance (in the case of a Partial Defeasance, with respect

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to both the Defeased Note and the Undefeased Note) does not constitute a "significant modification" of the Loan under Section 1001 of the Code;
(v)    if all or any portion of the Loan has been Securitized, the Rating Condition with respect to such Defeasance shall have been satisfied or deemed satisfied pursuant to the definition of "Rating Condition";
(vi)    instruments reasonably satisfactory to Lender releasing and discharging or assigning to a third party Lender's Liens on the Collateral so released (other than the Defeasance Collateral);
(vii)    such other customary certificates, opinions, documents or instruments as Lender and the Rating Agencies may reasonably request; and
(viii)    reimbursement for any costs and expenses incurred in connection with this Section 2.1 (including Rating Agency and Servicer fees and expenses, reasonable fees and expenses of legal counsel and accountants and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection herewith).
Lender shall reasonably cooperate with Borrower to avoid the incurrence of mortgage recording taxes in connection with a Defeasance at Borrower's sole cost and expense.
(b)    If the Loan is not Defeased in full, Borrower shall execute and deliver all documents necessary to amend and restate the Note with two substitute Notes: one note having a principal balance equal to the Defeased portion of the original Note (the "Defeased Note") and one note having a principal balance equal to the undefeased portion of the original Note (the "Undefeased Note"). The entirety of the Undefeased Note may be the subject of a further Defeasance in accordance with the terms of this Section 2.1 (the term "Note", as used in this Section 2.1, being deemed to refer to the Undefeased Note).
(c)    At the time of the Defeasance, the Defeased Note shall be assumed by a bankruptcy-remote entity established or designated by the initial Lender hereunder or its designee, to which Borrower shall transfer all of the Defeasance Collateral (a "Defeasance Borrower"). The right of the initial Lender hereunder or its designee to establish or designate a Defeasance Borrower shall be retained by the initial Lender notwithstanding the sale or transfer of the Loan unless such obligation is specifically assigned to and assumed by the transferee. Such Defeasance Borrower shall execute and deliver to Lender an assumption agreement in form and substance reasonably satisfactory to Lender, such Uniform Commercial Code financing statements as may be reasonably requested by Lender and legal opinions of counsel reasonably acceptable to Lender that are substantially equivalent to the opinions delivered to Lender on the Closing Date, including new non-consolidation opinions reasonably satisfactory to Lender and satisfactory to the Rating Agencies; and Borrower and the Defeasance Borrower shall deliver such other documents, certificates and legal opinions as Lender shall reasonably request.
(d)    Borrower must give Lender and each Rating Agency at least 30 days' (and not more than 60 days') prior written notice of any Defeasance under this Section, specifying the date on which the Defeasance is to occur. If such Defeasance is not made on such date (x) Borrower's notice

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of Defeasance will be deemed rescinded, and (y) Borrower shall on such date pay to Lender all reasonable losses, costs and expenses suffered by Lender as a consequence of such rescission.
(e)    Upon satisfaction of the requirements contained in this Section 2.1, Lender will execute and deliver to Borrower such instruments, prepared by Borrower and approved by Lender, as shall be necessary to release the entirety of the Property, the Commercial Property, the ACL Music Venue Property, or the Remaining Property, as applicable, from the Liens of the Loan Documents and to release Borrower and Sponsor from any obligations, liabilities, guarantees and indemnities under the Loan Documents related to the applicable portion of the Property which has been released hereunder and which relate to events which first occur after the Defeasance, provided, Borrower and Sponsor shall continue to be liable under the Loan Documents related to any fraud or material misrepresentation made in conjunction with the Defeasance.
2.2    Assumption. From and after the first (1st) anniversary of the Closing Date, the initial Borrower shall have the right to contemporaneously Transfer all of the Collateral to a Successor Borrower that will assume all of the obligations of Borrower hereunder and under the other Loan Documents (an "Assumption"), provided no Event of Default or monetary Default is then continuing or would result therefrom and the following conditions are met to the reasonable satisfaction of Lender:
(i)    such Successor Borrower shall have executed and delivered to Lender an assumption agreement (including an assumption of the Security Instrument in recordable form, if requested by Lender), in form and substance reasonably acceptable to Lender, evidencing its agreement to abide and be bound by the terms of the Loan Documents and containing representations substantially equivalent to those contained in Article IV (recast, as necessary, such that representations that specifically relate to Closing Date are remade as of the date of such Assumption), and such other representations (and evidence of the accuracy of such representations) as Lender shall reasonably request;
(ii)    such Uniform Commercial Code financing statements as may be reasonably requested by Lender shall be filed;
(iii)    (a) a Qualified Equityholder, or (b) a Person satisfactory to Lender in its sole discretion assumes all obligations, liabilities, guarantees and indemnities of Sponsor and any other guarantor under the Loan Documents pursuant to documentation satisfactory to Lender (and upon such Assumption by such Person, Sponsor and any other such guarantor shall be released from such obligations, liabilities, guarantees and indemnities);
(iv)    such Successor Borrower shall have delivered to Lender legal opinions of counsel reasonably acceptable to Lender that are equivalent to the opinions delivered to Lender on the Closing Date, including new non-consolidation opinions that are reasonably satisfactory to Lender and satisfactory to each of the Rating Agencies; and Borrower and the Successor Borrower shall have delivered such other documents, certificates and legal

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opinions, including relating to REMIC matters, as Lender shall reasonably request;
(v)    such Successor Borrower shall have delivered to Lender all documents reasonably requested by it relating to the existence of such Successor Borrower and the due authorization of the Successor Borrower to assume the Loan and to execute and deliver the documents described in this Section, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of the Successor Borrower, together with all amendments thereto, and certificates of good standing or existence for the Successor Borrower issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register;
(vi)    the Title Insurance Policy shall have been properly endorsed to reflect the Transfer of the Property to the Successor Borrower;
(vii)    such Successor Borrower shall have delivered to Lender all documents reasonably requested by it relating to the assignment of the Approved Property Management Agreement and a current SNDA from the Approved Hotel Operator with respect to the Approved Hotel Operating Agreement for the benefit of Lender;
(viii)    the Rating Condition shall have been satisfied with respect to the legal structure of the Successor Borrower, the documentation of the Assumption and the related legal opinions;
(ix)    Borrower shall have paid to Lender a nonrefundable assumption fee in an amount equal to (A) 0.5% of the Principal Indebtedness for the first Assumption, and (B) 1.0% of the Principal Indebtedness for each subsequent Assumption, and Borrower shall have reimbursed Lender for its reasonable out-of-pocket costs and expenses incurred in connection with such Assumption; and
(x)    unless any Approved Music Venue Lease shall have been terminated pursuant to Section 5.24(c), (a) the obligations of each Approved Music Venue Manager under its Approved Music Venue Lease and the Loan Documents to which it is a party shall have been assumed by a replacement Approved Music Venue Manager pursuant to an assumption agreement, in form and substance reasonably acceptable to Lender (and upon such assumption and the satisfaction of the other conditions set forth in this Article II, such Approved Music Venue Manager shall be released from such all obligations, liabilities, guarantees and indemnities under the Loan Documents), or (b) such replacement Approved Music Venue Manager enters into a replacement Approved Music Venue Lease acceptable to Lender, and in each case such replacement Approved Music Venue Manager shall have delivered to Lender all documents reasonably requested by Lender relating to the existence of such Approved Music Venue Manager and the due authorization of such Approved Music Venue Lease to assume the obligations thereunder and the Loan Documents to which it is a party, each in

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form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of the replacement Approved Music Venue Manager, together with all amendments thereto, and certificates of good standing or existence for such Approved Music Venue Manager issued as of a recent date by its state of organization and each other state where such Person, by the nature of its business, is required to qualify or register.
2.3    Transfers of Equity Interests in Borrower.
(a)    Subject to Section 2.3(b), no direct or indirect equity interests in Borrower shall be conveyed or otherwise transferred to any Person, unless the following conditions are satisfied:
(i)    no Event of Default or monetary Default shall be continuing at the time of such conveyance or transfer;
(ii)    no Prohibited Change of Control or Prohibited Pledge shall occur as a result thereof;
(iii)    if any such conveyance or transfer results in Borrower ceasing to be Controlled by Sponsor (and in connection with each subsequent conveyance or transfer that again changes the identity of the Qualified Equityholder that Controls Borrower), Borrower shall have paid to Lender a transfer fee in an amount equal to (A) 0.5% of the Principal Indebtedness for the first permitted change of Control, and (B) 1.0% of the Principal Indebtedness for each subsequent change of Control at the time of such conveyance or transfer;
(iv)    if such conveyance or transfer results in any Person acquiring more than 49% of the direct or indirect equity interest in any Required SPE (even if not constituting a Prohibited Change of Control), Borrower shall have delivered to Lender with respect to such Person a new non-consolidation opinion that in Lender's reasonable judgment satisfies the then‑current criteria of the Rating Agencies (and, to the extent that the criteria of the Rating Agencies has not changed in any material respect since the Closing Date, Lender's approval of any such non-consolidation opinion that is in substantially the form of the Non-consolidation Opinion shall not be unreasonably withheld, delayed or conditioned);
(v)    Borrower shall have paid the costs and expenses (if any) of the Rating Agencies and Servicers and reimbursed Lender for its reasonable out-of-pocket costs and expenses incurred in connection with any such conveyance or transfer; and
(vi)    Lender shall have received ten (10) days advance written notice of any conveyance or transfer of 10% or more of the direct or indirect equity interests in, or Control of, Borrower or for which a new non-consolidation opinion is required under clause (iv) above.

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(b)    In addition to the transfers permitted under subsection (a) above, direct and indirect transfers of (a) stock or other interests in Sponsor (including without limitation any transfers resulting from a privately negotiated sale, a merger, consolidation, or tender offer), and/or (b) shares in any direct or indirect parent of Sponsor that is listed on the New York Stock Exchange or any other nationally recognized exchange, shall be permitted at all times without the consent of, or any notice to, Lender, and without satisfaction of any other condition precedents (including the obligations to pay any fee for such transfer), so long as (i) Sponsor or any Qualified Equityholder that Controls Borrower at the time of such transfer continues to Control Borrower after such transfer and (ii) Borrower shall deliver evidence of any such transfer that is a reportable event under applicable Securities Exchange Commission rules within ten (10) Business Days of Lender's request to the extent such information is available to Borrower.
2.4    Partial Release Event. Lender shall release the Commercial Property and/or the ACL Music Venue Property (each such event being a "Partial Release Event") from the Lien of the Security Instrument and the other Loan Documents upon the satisfaction of the following conditions:
(a)    Borrower may only undertake the Partial Release Event to the extent of a sale of the Commercial Property and/or the ACL Music Venue Property, as applicable, to an unaffiliated third party from and after the expiration of the Lockout Period and in no event shall Borrower be entitled to seek a release of either the Shared Facilities Unit or the Parking Unit (each as defined in the Declaration (Master)) as part of a Partial Release Event;
(b)    Borrower shall provide not less than thirty (30) days nor more than ninety (90) days prior written notice to Lender specifying that the Partial Release Event shall occur;
(c)    Any variations to the exact dimensions or legal description attributable to the Hotel Property, the Commercial Property, the ACL Music Venue Property, and the Remaining Property shall be subject to the prior written consent of Lender;
(d)    Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of the proposed Partial Release Event, a prepared partial release instrument with respect to the Release Parcel (the "Partial Release Instrument"), which must be deemed satisfactory to Lender based on standards generally acceptable to prudent institutional commercial loan lenders undertaking similar review or exercising similar discretion with respect to a property similar in nature and location to the Property, and any information necessary for Lender to process the Partial Release Instrument, including a lot and block or metes and bounds description of the Release Parcel, the name and address of the title insurance company to whose attention the Partial Release Instrument should be directed, numbers that reference the Partial Release Instrument (i.e., tax parcel numbers, title company order numbers, release numbers, etc.), the date when the Partial Release Event is to become effective and the name and address of the prospective purchaser of such Release Parcel. The Partial Release Instrument shall be in a form appropriate in the jurisdiction in which the Release Parcel is located and shall be delivered, in escrow, by Lender to the title company so designated, to be held, released, delivered and recorded in accordance with Lender's escrow instructions requiring the satisfaction of all release conditions contained in this Section;

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(e)    No Default or Event of Default shall exist and be continuing;
(f)    Borrower shall complete a Partial Defeasance in accordance with Section 2.1;
(g)    Borrower shall deliver an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that any REMIC formed pursuant to a Securitization will not fail to maintain its status as a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code as a result of such Partial Release Event;
(h)    To the extent such condition is not otherwise waived by Lender, the Rating Condition with respect to the Partial Release Event shall have been satisfied;
(i)    Borrower shall deliver an Officer's Certificate certifying that the requirements set forth in this Section 2.4 have been satisfied;
(j)    Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request;
(k)    Borrower must provide evidence, satisfactory to Lender of the following matters: (i) that following the Partial Release Event, the Remaining Property shall comply with all federal, state and local environmental, land use and zoning laws (including, without limitation, minimum lot size, parking regulations, set back lines, density requirements, lot coverage ratios, frontage, subdivision, site plan approval and access to a public right of way); (ii) that the proposed Partial Release Event and any future development on the Commercial Property and/or the ACL Music Venue Property, as applicable, will not have a material adverse impact on the quiet enjoyment of any Tenant of their demised premises located on the Remaining Property, the Approved Hotel Operator or patrons for the Hotel Property or the Approved Music Venue Manager for the ACL Music Venue Property (to the extent not subject to a Partial Release Event) unless otherwise approved by the appropriate Person; (iii) that all required notices have been given and consents obtained in connection with the proposed Partial Release Event, including (without limitation) the consent of any Governmental Authority and any Tenants located on the Remaining Property, (iv) that the Hotel Property, the Commercial Property, the ACL Music Venue Property and the Remaining Property will each be assessed as one or more separate tax parcels with respect to all property taxes and assessments; (v) that the future uses of the Commercial Property and the ACL Music Venue Property will not violate any covenant, restriction, condition, Leases or other title matter then encumbering the Remaining Property; and (vi) that at the time of the consummation of the Partial Release Event, there are no buildings or other improvements required for the operation of the Remaining Property located on the Commercial Property and/or the ACL Music Venue Property, as applicable, unless recorded easements and other declarations necessary to ensure the continued use thereof by the Remaining Property are in effect or will be created as part of the Partial Release Event;
(l)    Without limiting the condition precedents set forth in item (k) above, the granting of applicable access and parking easements for use by the Commercial Property and/or the ACL Music Venue Property (to the extent subject to a Partial Release Event hereunder) over the Parking Unit in a form reasonably acceptable to Lender;

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(m)    If reasonably requested by Lender to the extent adequate parking rights are not then in effect, an insurable easement arrangement with respect to any applicable temporary and permanent parking arrangements located on the Commercial Property and/or the ACL Music Venue Property, as applicable, which parking facility will be without cost or expense to the owner of the Remaining Property, and to the extent available, an endorsement to the existing Title Insurance Policy providing title coverage to Lender with respect to such easement estate, if any, without exception (unless such exceptions are Permitted Encumbrances) and without any exception for Liens;
(n)    The Release Parcel shall be conveyed, contemporaneously with the Partial Release Event, such that Borrower shall continue to be a Single-Purpose Entity following such Partial Release Event;
(o)    The partial release of the Commercial Property and/or the ACL Music Venue Property shall not, in any way, impair or affect the Lien or priority of the Security Instrument relating to the Remaining Property;
(p)    The release of the Commercial Property and/or the ACL Music Venue Property shall not (i) deny the Remaining Property reasonable access to public streets, roads or utilities, (ii) unreasonably divide any portion or tract of the Remaining Property into strips or parcels, (iii) result in Borrower, as a result of its ownership of the Remaining Property, failing to have the ability to appoint less than a majority of the members of the board of directors of the Associations or (iv) otherwise have a Material Adverse Effect on the Remaining Property as reasonably determined by Lender;
(q)    Borrower shall deliver to Lender (i) an updated title report or commitment (issued by the title company that insured the Lien of the Security Instrument) reflecting that no additional title matters cover the Property other than the title matters set forth in the Title Insurance Policy, (ii) an endorsement to the Title Insurance Policy evidencing the continued first Lien priority of the Security Instrument (and with no such additional title matters) subject, however, to the Partial Release Event and additional easement coverage described hereinabove, and (iii) such other information as Lender may reasonably require; and
(r)    Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with any Partial Release Event, including (i) any costs and expenses associated with a release of the Lien of the Security Instrument as provided in this Section, (ii) reasonable attorneys' fees and expenses incurred in connection with the Partial Release Event, (iii) the costs and expenses of the Rating Agencies, (iv) any costs and expenses associated with obtaining any engineering reports, opinions and consents, satisfying a Rating Condition and any endorsement to the Title Insurance Policy; and (v) any recording fees, revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with, or otherwise required to accomplish, the Partial Release Event (provided, Lender shall not charge a fixed release fee, convenience fee or any other similar fee in

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connection with a Partial Release Event). Payment of the foregoing costs and expenses by Borrower shall be a condition precedent to the execution by Lender of the Partial Release Instrument.
ARTICLE III
ACCOUNTS
3.1    Cash Management Account.
(a)    With respect to the Hotel Property, all cash proceeds received by Borrower or the Approved Hotel Operator from credit card transactions, all cash Revenues and all other amounts received by Borrower or the Approved Hotel Operator on behalf of Borrower shall be deposited into the Manager Accounts or the Approved FF&E Account (or, if the Approved Hotel Operator is terminated, all such cash proceeds received by Borrower from credit card transactions, cash Revenues and other amounts shall be deposited into the Lockbox Account or the Cash Management Account until a replacement hotel operator has been engaged in accordance with Section 5.10 and has established replacement Manager Accounts and a replacement Approved FF&E Account). All costs and expenses incurred in connection with the operation of the Hotel Property shall be paid solely from the Manager Accounts, the Approved FF&E Account or the Disbursement Account (or, to the extent permitted or required herein, the Cash Management Account), and no other account. Borrower shall not permit the amounts contained in any account owned by Borrower or the Approved Hotel Operator on behalf of Borrower to be commingled with the funds of any other Person. Subject to the rights of Lender under Section 3.1(e) and Section 3.13 hereof, and subject to and in strict accordance with the Approved Hotel Operating Agreement and the Approved Hotel SNDA, the Approved Hotel Operator shall be permitted to pay all costs and expenses incurred in connection with the operation of the Hotel Property, including, but not limited to Operating Expenses and Capital Expenditures, and all other amounts required or permitted to be paid by the Approved Hotel Operator in the performance of its duties and obligations with respect to the Property out of the Manager Accounts, the Approved FF&E Account and the Disbursement Account. Subject to the rights of Lender under Section 3.1(e) and Section 3.13 hereof, the Approved Hotel Operator shall have unrestricted access to the Manager Accounts, the Approved FF&E Account and the Disbursement Account to the extent and for the purposes set forth in the Approved Hotel Operating Agreement and this Agreement, unless and until the Borrower has exercised its right to terminate the Approved Hotel Operator because of a default under the Approved Hotel Operating Agreement or the Approved Hotel Operating Agreement has otherwise been terminated.
(b)    With respect to the ACL Music Venue Property, all cash Revenues received by Borrower or any Approved Music Venue Manager shall be deposited into the ACL Music Venue Account or the ACL Music Venue Settlement Account (or, if the Approved Music Venue Lease is terminated, all such cash proceeds received by Borrower and other amounts shall be deposited into the Lockbox Account or the Cash Management Account until a replacement Approved Music Venue Lease has been entered and an applicable ACL Music Venue Account and ACL Music Venue Settlement Account, as appropriate, has been established). All costs and expenses incurred in connection with the operation of the ACL Music Venue Property shall be paid solely from the ACL Music Venue Account or the ACL Music Venue Settlement Account (or, to the extent permitted or

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required herein, the Cash Management Account), and no other account. Each of Borrower and the Approved Music Venue Manager shall not permit the amounts contained in any account owned by Borrower or the Approved Music Venue Manager to be commingled with the funds of any other Person. Subject to and in strict accordance with the Approved Music Venue Lease, the Approved Music Venue Manager shall be permitted to pay all costs and expenses incurred in connection with the operation of the ACL Music Venue Property, including, but not limited to Operating Expenses and Capital Expenditures, and all other amounts required or permitted to be paid by the Approved Music Venue Operator in the performance of its duties and obligations with respect to the ACL Music Venue Property out of the ACL Music Venue Account or the ACL Music Venue Settlement Account. Subject to the rights of Lender under Section 3.1(f) and Section 3.13 hereof, the Approved Music Venue Manager shall have unrestricted access to the ACL Music Venue Account and the ACL Music Venue Settlement Account to the extent and for the purposes set forth in the Approved Music Venue Lease and this Agreement, unless and until the Borrower has exercised its right to terminate the Approved Music Venue Lease because of a default thereunder or the Approved Music Venue Lease has otherwise been terminated.
(c)    On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Lockbox Bank a lockbox account into which certain income from the Property will be deposited (the “Lockbox Account”) as set forth in this Section 3.1(c) and Section 3.1(d). As a condition precedent to the closing of the Loan, Borrower shall cause the Lockbox Bank to execute and deliver an agreement (as modified or replaced in accordance herewith, a “Lockbox Account Agreement”) which provides, inter alia, that Borrower shall have no access to funds in the Lockbox Account and that at the end of each Business Day the Lockbox Bank will remit all amounts contained therein directly into a segregated Eligible Account specified from time to time by Lender (the “Cash Management Account”). Borrower shall cause any and all amounts otherwise required to be paid or remitted by the Approved Hotel Operator to Borrower pursuant to the Approved Hotel Operating Agreement and all other cash Revenues or other amounts received by Borrower with respect to the Property (including, without limitation, all amounts required to be paid to Borrower by any Tenant or the Approved Music Venue Manager under any Approved Music Venue Lease or any replacement thereof) to be remitted directly into the Cash Management Account or the Lockbox Account and, in the event that any such amounts or any other amounts in respect of the Property (including, without limitation, all amounts required to be paid to Borrower by any Tenant or the Approved Music Venue Manager under any Approved Music Venue Lease or any replacement thereof) are paid directly to Borrower, Borrower shall cause such amounts to be deposited into the Cash Management Account or the Lockbox Account within one (1) Business Day following Borrower’s receipt thereof, except for such other amounts that are required to be deposited into the Manager Accounts, Disbursement Account or the Approved FF&E Account pursuant to the Approved Hotel Operating Agreement or the ACL Music Venue Account or the ACL Music Venue Settlement Account pursuant to the Approved Music Venue Lease. The Cash Management Account shall be subject to the Cash Management Agreement which shall provide, among other things, that no party other than Lender and Servicer shall have the right to withdraw funds from the Cash Management Account and that the Cash Management Bank shall comply with all instructions and entitlement orders of Lender relating to the Cash Management Account and the other Collateral Accounts maintained at the Cash Management Bank pursuant to the Cash Management Agreement, in each case, without the consent of Borrower or any other Person.

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(d)    Within five Business Days following the Closing Date, Borrower shall deliver to each Tenant in the Commercial Property a written notice (a “Tenant Notice”) in the form of Exhibit B instructing that (i) all payments under the Leases shall thereafter be remitted by them directly to, and deposited directly into, the Lockbox Account, and (ii) such instruction may not be rescinded unless and until such Tenant receives from Borrower or Lender a copy of Lender’s written consent to such rescission. Borrower shall send a copy of each such written notice to Lender and shall redeliver such notices to each Tenant until such time as such Tenant complies therewith. Within five Business Days following the Closing Date, Borrower shall deliver to the Approved Music Venue Manager a similar written notice instructing that (i) all payments under the Approved Music Venue Lease shall thereafter be remitted directly to, and deposited directly into, the Lockbox Account, and (ii) such instruction may not be rescinded unless and until such Approved Music Venue Manager receives from Borrower or Lender a copy of Lender’s written consent to such rescission. Borrower shall send a copy of each such written notice to Lender and shall redeliver such notices to the Approved Music Venue Manager or any replacement thereof until such time as such Approved Music Venue Manager or any replacement thereof complies with such instructions.
(e)    From and after the Closing Date, the Approved FF&E Account and each Manager Account shall at all times be subject to an Account Control Agreement, which agreement shall permit unrestricted access to such accounts by the Approved Hotel Operator, for the purposes set forth in the Approved Hotel Operating Agreement and this Agreement, unless and until (i) the Approved Hotel Operating Agreement has been terminated or (ii) (A) the Loan has been accelerated following an Event of Default and (B) the Approved Hotel Operator is in default under the Approved Hotel Operating Agreement and, as a result of such default, Borrower has the right to terminate the Approved Hotel Operating Agreement in accordance with the terms thereof, in either which case, only Lender shall have the right to access and direct the disbursement or transfer of the amounts in such account; provided, however, in the case of clause (i) above, upon replacement of the Approved Hotel Operator in accordance with Section 5.10, access to such accounts shall be transferred to such replacement Approved Hotel Operator for the use thereof pursuant to the replacement Approved Hotel Operating Agreement (so long as the Loan has not been accelerated following an Event of Default). Subject to the rights of Lender under the immediately preceding sentence and Section 3.13, only the Approved Hotel Operator shall be permitted to withdraw, transfer or direct the disbursement of amounts contained in the Approved FF&E Account and Manager Accounts for the purposes set forth in and in strict accordance with the Approved Hotel Operating Agreement, and neither Borrower nor any of its affiliates shall have the right to withdraw, transfer or direct the disbursement of amounts contained therein (and any withdrawal, transfer or disbursement by Borrower or its affiliates in violation of this sentence shall constitute a misappropriation of funds).
(f)    From and after the Closing Date, the ACL Music Venue Account shall at all times be subject to an Account Control Agreement, which agreement shall permit unrestricted access to such account by the Approved Music Venue Manager, for the purposes set forth in the Approved Music Venue Lease and this Agreement, unless and until (i) the Approved Music Venue Lease has been terminated or (ii) the Loan has been accelerated following an Event of Default, in either which case, only Lender shall have the right to access and direct the disbursement or transfer of the amounts in such account; provided, however, in the case of clause (i) above, upon replacement of the Approved Music Venue Manager, access to such account shall be transferred to such replacement Approved

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Music Venue Manager for the use thereof pursuant to the replacement Approved Music Venue Lease (so long as the Loan has not been accelerated following an Event of Default). Subject to the rights of Lender under the immediately preceding sentence and Section 3.13, only the Approved Music Venue Manager shall be permitted to withdraw, transfer or direct the disbursement of amounts contained in the ACL Music Venue Account for the purposes set forth in and in strict accordance with the Approved Music Venue Lease and this Agreement, and neither Borrower nor any of its affiliates shall have the right to withdraw, transfer or direct the disbursement of amounts contained therein (and any withdrawal, transfer or disbursement by Borrower or its affiliates in violation of this sentence shall constitute a misappropriation of funds).
(g)    Lender shall have the right at any time and from time to time in its sole discretion to change the Eligible Institution at which any one or more of the Collateral Accounts (other than the Lockbox Account) is maintained (and in the case of any such change in respect of the Cash Management Account, Lender shall deliver not less than five Business Days' prior written notice to Borrower and the Lockbox Bank. In addition, during the continuance of an Event of Default or if the Lockbox Bank fails to comply with the Lockbox Account Agreement or ceases to be an Eligible Institution, Lender shall have the right at any time, upon not less than 30 days' prior written notice to Borrower, to replace the Lockbox Bank with any Eligible Institution at which Eligible Accounts may be maintained that will promptly execute and deliver to Lender a Lockbox Account Agreement satisfactory to Lender.
(h)    Borrower shall maintain at all times an Operating Account into which amounts may be deposited from time to time pursuant to Section 3.2. Borrower shall not permit any amounts unrelated to the Property to be commingled with amounts on deposit in the Operating Account and shall cause all amounts payable with respect to Operating Expenses for the Property (other than the ACL Live Business and the Hotel Property which are paid by the Approved Hotel Operator in accordance with the Approved Hotel Operating Agreement) to be paid from the Operating Account (to the extent not otherwise paid from the Manager Accounts, the Approved FF&E Account, the Disbursement Account or the ACL Music Venue Lease as described herein as it pertains to the Hotel Property and the ACL Music Venue Property) or the Cash Management Account (to the extent required or permitted hereunder) and no other account. Borrower and the Approved Music Venue Manager shall deliver to Lender each month the monthly bank statement related to the Operating Account and the ACL Music Venue Account. So long as no Event of Default is continuing, Borrower shall be permitted to withdraw amounts from the Operating Account for the purpose of paying bona fide Property expenses incurred in accordance with this Agreement (to the extent not otherwise paid from the Manager Accounts, the Approved FF&E Account, the Disbursement Account or the ACL Music Venue Lease as described herein as it pertains to the Hotel Property and the ACL Music Venue Property); and provided no Event of Default or Trigger Period is continuing, Borrower shall be permitted to make equity distributions from amounts remaining therein after Property expenses (other than the ACL Live Business and the Hotel Property which are paid by the Approved Hotel Operator in accordance with the Approved Hotel Operating Agreement) that are then due and payable have been paid. During the continuance of an Event of Default, all amounts contained in the Operating Account shall be remitted to the Cash Management Account.

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3.2    Distributions from Cash Management Account.
(a)    So long as there is no continuing Event of Default or Trigger Period, Lender shall transfer from the Cash Management Account to the Operating Account, at the end of each month (or, at Borrower's election, on a less or more frequent basis), the amount, if any, by which amounts then contained in the Cash Management Account exceed the aggregate amount required to be paid to or reserved with Lender on the next Payment Date pursuant hereto; provided, however, that Lender shall terminate such remittances during the continuance of an Event of Default or Trigger Period.
(b)    On each Payment Date, provided no Event of Default is continuing (and, if and to the extent Lender so elects in its sole discretion, during the continuance of an Event of Default until the Loan has been accelerated), Lender shall transfer amounts from the Cash Management Account, to the extent available therein, to make the following payments in the following order of priority:
(i)    to the Basic Carrying Costs Escrow Account, the amounts then required to be deposited therein pursuant to Section 3.4;
(ii)    to Lender, the amount of all scheduled or delinquent interest and principal on the Loan and all other amounts then due and payable under the Loan Documents (with any amounts in respect of principal paid last);
(iii)    during the continuance of a Trigger Period, to the Operating Account, an amount equal to the Budgeted Operating Expenses for the month in which such Payment Date occurs, provided that the amounts disbursed to such account pursuant to this clause (iii) shall be used by Borrower solely to pay Budgeted Operating Expenses for such month (Borrower agreeing that, in the event that such Budgeted Operating Expenses exceed the actual operating expenses for such month, such excess amounts shall be remitted by Borrower to the Cash Management Account prior to the next succeeding Payment Date) and provided further that no amounts will be disbursed to Borrower in respect of (A) the fees of the Approved Property Manager to the extent such fees exceed the Maximum Management Fee, and (B) the fees of the Approved Hotel Operator to the extent such fees exceed the base management fee set forth in the Approved Hotel Operating Agreement;
(iv)    to the FF&E Expenditure Reserve Account, the amount, if any, required to be deposited therein pursuant to Section 3.8;
(v)    to the Capital Expenditure (ACL Music Venue Property) Reserve Account, the amount, if any, required to be deposited therein pursuant to Section 3.9;
(vi)    to the Capital Expenditure (Commercial Property) Reserve Account, the amount, if any, required to be deposited therein pursuant to Section 3.7;
(vii)    to the ACL Music Venue Reserve Account, the amount, if any, required to be deposited therein pursuant to Section 3.6;

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(viii)    to the TI/LC Reserve Account, the amount, if any, required to be deposited therein pursuant to Section 3.5;
(ix)    during the continuance of a Trigger Period or Event of Default, all remaining amounts to the Excess Cash Flow Reserve Account; and
(x)    if no Trigger Period or Event of Default is continuing, all remaining amounts to the Operating Account.
(c)    If on any Payment Date the amount in the Cash Management Account is insufficient to make all of the transfers described above (other than remittance of excess cash to the Excess Cash Flow Reserve Account or the Operating Account), then Borrower shall remit to the Cash Management Account on such Payment Date the amount of such deficiency. If Borrower fails to remit such amount to the Cash Management Account, the same shall constitute an Event of Default and, in addition to all other rights and remedies provided for under the Loan Documents, Lender may disburse and apply the amounts in the Collateral Accounts in accordance with Section 3.10(c).
3.3    Loss Proceeds Account.
(a)    Upon the occurrence of a Casualty or Condemnation, Lender will maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of depositing any Loss Proceeds (the "Loss Proceeds Account").
(b)    Provided no Event of Default is continuing, funds in the Loss Proceeds account shall be applied in accordance with Section 5.16.
3.4    Basic Carrying Costs Escrow Account.
(a)    Lender will maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of reserving amounts payable by Borrower in respect of Taxes and insurance premiums (the "Basic Carrying Costs Escrow Account").
(b)    On the Closing Date, the Basic Carrying Costs Escrow Account shall be funded in an amount equal to the sum of (i) an amount sufficient to pay all Taxes by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual Taxes, plus (ii) an amount sufficient to pay all insurance premiums by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual insurance premiums.
(c)    On each subsequent Payment Date, an additional deposit shall be made therein in an amount equal to the sum of:
(A)    1/12 of the Taxes that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months, plus

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(B)    1/12 of the insurance premiums that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months;
provided, however, that if at any time Lender reasonably determines that the amount in the Basic Carrying Costs Escrow Account will not be sufficient to accumulate (upon payment of subsequent monthly amounts in accordance with the provisions of this Agreement) the full amount of all installments of Taxes and insurance premiums by the date on which such amounts come due, then Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to the Basic Carrying Costs Escrow Account by the amount that Lender reasonably estimates is sufficient to achieve such accumulation.
(d)    Borrower shall provide or cause to be provided to Lender with copies of all tax and insurance bills relating to the Property promptly after Borrower's receipt thereof. Lender will apply amounts in the Basic Carrying Costs Escrow Account toward the purposes for which such amounts are deposited therein. In connection with the making of any payment from the Basic Carrying Costs Escrow Account, Lender may cause such payment to be made according to any bill, statement or estimate provided by Borrower or procured from the appropriate public office or insurance carrier, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless given written advance notice by Borrower of such inaccuracy, invalidity or other contest.
(e)    During a continuing Event of Default or to the extent Lender has commercially reasonable grounds to question the Taxes to be paid in relation to the Property, (i) Borrower shall provide, at Borrower's expense, a tax service contract for the term of the Loan issued by a tax reporting agency reasonably acceptable to Lender, or (ii) if Lender does not elect to obtain a tax service contract, Borrower shall reimburse Lender for the cost of making annual tax searches throughout the remaining term of the Loan.
3.5    TI/LC Reserve Account.
(a)    Lender will establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of reserving amounts in respect of Tenant Improvements, Leasing Commissions, unpaid or free rent associated with any new or existing Leases with respect to the Commercial Property (the "TI/LC Reserve Account").
(b)    On each Payment Date commencing with the Payment Date on which Borrower is obligated to commence making a required scheduled payment of principal and interest hereunder, Borrower shall deposit into the TI/LC Reserve Account an amount equal to the Monthly TI/LC Amount.
(c)    Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall promptly cause disbursements to Borrower from the TI/LC Reserve Account to reimburse Borrower for Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with a new Lease (or Lease extension

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or expansion of the square footage which is subject to an existing Lease) entered into in accordance herewith, provided that:
(i)    Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;
(ii)    Borrower shall deliver to Lender an Officer's Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that all conditions precedent to such disbursement required by the Loan Documents have been satisfied; and
(iii)    Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate and (2) with respect to disbursements for Tenant Improvements relating to any single Tenant or any single Lease in excess of $250,000 in the aggregate (whether disbursed in a lump sum or multiple installments), (x) a reasonably satisfactory site inspection, (y) receipt of conditional lien releases and waivers (conditioned solely upon receipt of payment) from any contractors, subcontractors and others with respect to such amounts and (z) receipt of final lien releases and waivers from any contractors, subcontractors and others who were paid with prior disbursements made hereunder and for whom conditional lien releases and waivers were previously provided.
(d)    Whenever a Lease is terminated, in whole or in part, whether by buy-out, cancellation, default, rejection or otherwise, and Borrower receives any payment, fee, damages or penalty in respect of such termination (a "Termination Fee"), Borrower shall promptly cause such Termination Fee to be deposited into the TI/LC Reserve Account. Provided no Event of Default is continuing, (i) Lender shall disburse such Termination Fee or portion thereof to Borrower at the written request of Borrower in respect of Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with a replacement Lease entered into in accordance with the terms of this Agreement in respect of the space covered by such terminated Lease and (ii) unless a Trigger Period is continuing, the remainder of such Termination Fee or portion thereof, if any, shall be remitted to the Cash Management Account after the space covered by such terminated Lease has been relet, the replacement Tenant is in occupancy and has commenced paying rent under the replacement Lease and all Leasing Commissions and Tenant Improvement costs relating to such space have been paid.
3.6    ACL Music Venue Reserve Account.
(a)    Lender will establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of reserving amounts in respect of Tenant Improvements, Leasing Commissions and Capital Expenditures with respect to the ACL Music Venue Property (the "ACL Music Venue Reserve Account").
(b)    On each Payment Date following an ACL Music Venue Trigger Event, Borrower shall deposit into the ACL Music Venue Reserve Account if and to the extent the amount contained therein is less than the ACL Music Venue Reserve Threshold Amount, an amount equal to

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the Monthly ACL Music Venue Amount, provided, if at the conclusion of any subsequent Test Period, an ACL Music Venue Trigger Event ceases to exist, then a Monthly ACL Music Venue Amount will not thereafter be required to be deposited into the ACL Music Venue Reserve Account unless and until there is a subsequent ACL Music Venue Trigger Event.
(c)    Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall promptly cause disbursements to the Approved Music Venue Manager from the ACL Music Venue Reserve Account to reimburse the Approved Music Venue Manager for (i) Leasing Commissions and Tenant Improvement costs incurred in connection with the leasing of portions of the ACL Music Venue Property and (ii) Capital Expenditures associated with the ACL Music Venue Property, provided that:
(i)    Borrower or the Approved Music Venue Manager shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;
(ii)    Borrower or the Approved Music Venue Manager shall deliver to Lender an Officer's Certificate confirming that all such costs have been previously paid by Borrower or the Approved Music Venue Manager or will be paid from the proceeds of the requested disbursement and that all conditions precedent to such disbursement required by the Loan Documents have been satisfied; and
(iii)    Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that the Approved Music Venue Manager has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate and (2) with respect to disbursements for Capital Expenditures or Tenant Improvements in excess of $250,000 in the aggregate (whether disbursed in a lump sum or multiple installments), (x) a reasonably satisfactory site inspection, (y) receipt of conditional lien releases and waivers (conditioned solely upon receipt of payment) from any contractors, subcontractors and others with respect to such amounts and (z) receipt of final lien releases and waivers from any contractors, subcontractors and others who were paid with prior disbursements made hereunder and for whom conditional lien releases and waivers were previously provided.
(d)    So long as no Event of Default is continuing, Borrower, at its election, may replace the amounts required to be deposited into the ACL Music Venue Reserve Account pursuant to this Section 3.6 at any time and from time to time by delivering to Lender one or more Qualified Letters of Credit in amount(s) equal to the amounts being so replaced (and provided no Event of Default is continuing, upon delivery of any such Qualified Letter of Credit, any the amounts so replaced shall be promptly remitted to Borrower). Borrower shall pay to Lender all of Lender's reasonable out‑of‑pocket costs and expenses in connection with the Qualified Letter of Credit including the assignment thereof. Borrower shall not be entitled to draw from the Qualified Letter of Credit and no party other than Lender shall be entitled to draw thereon. Lender shall be entitled to draw on any such Qualified Letter of Credit, and hold the proceeds of such draws as additional Collateral, immediately and without further notice, (a) upon the occurrence and during the continuance of any Event of Default, (b) if Borrower shall not have delivered to Lender, no less than 30 days prior

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to the termination of any Qualified Letter of Credit, a replacement Qualified Letter of Credit reasonably satisfactory to Lender, or (c) if Borrower shall not have delivered to Lender, within 10 days after Lender has delivered written notice to Borrower that the issuer of such Qualified Letter of Credit ceases to be an Eligible Institution, a replacement Qualified Letter of Credit satisfactory to Lender. Provided no Event of Default is continuing, if so requested by Borrower in writing, Borrower shall have the right to replace any Qualified Letter of Credit delivered to Lender pursuant to this Section 3.6 by remitting to the ACL Music Venue Reserve Account the amount that would have been contained therein had Borrower not delivered such Qualified Letter of Credit and the deposits required pursuant to this Agreement had been made into the ACL Music Venue Reserve Account, and upon depositing such amount into the ACL Music Venue Reserve Account, Lender shall return to Borrower the applicable Qualified Letter of Credit and Borrower shall be permitted to cancel the same. Upon repayment of the Indebtedness in full, any Qualified Letter of Credit held by Lender pursuant to this Section shall be promptly returned to Borrower, and Borrower shall be permitted to cancel the same.
3.7    Capital Expenditure (Commercial Property) Reserve Account.
(a)    Lender will establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of reserving amounts in respect of Capital Expenditures made in connection with the Commercial Property (the "Capital Expenditure (Commercial Property) Reserve Account").
(b)    On each Payment Date commencing with the Payment Date on which Borrower is obligated to commence making a required scheduled payment of principal and interest hereunder, Borrower shall deposit into the Capital Expenditure (Commercial Property) Reserve Account an amount equal to the Monthly Capital Expenditure (Commercial Property) Amount.
(c)    Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall promptly cause disbursements to Borrower from the Capital Expenditure (Commercial Property) Reserve Account to reimburse Borrower for Capital Expenditures made with respect to the Commercial Property that are consistent with the Annual Budget or the Approved Annual Budget, as applicable; provided that:
(i)    Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;
(ii)    Borrower shall deliver to Lender an Officer's Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that all conditions precedent to such disbursement required by the Loan Documents have been satisfied; and
(iii)    Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made

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hereunder relate and (2) with respect to disbursements for Capital Expenditures relating to any single capital improvement with respect to the Commercial Property costing in excess of $250,000 in the aggregate (whether disbursed in a lump sum or multiple installments), (x) a reasonably satisfactory site inspection, (y) receipt of conditional lien releases and waivers (conditioned solely upon receipt of payment) from any contractors, subcontractors and others with respect to such amounts and (z) receipt of final lien releases and waivers from any contractors, subcontractors and others who were paid with prior disbursements made hereunder and for whom conditional lien releases and waivers were previously provided.
3.8    FF&E Expenditure Reserve Account.
(a)    Lender will establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of reserving amounts in respect of Capital Expenditures made in connection with the Hotel Property (the "FF&E Expenditure Reserve Account").
(b)    On each Payment Date commencing with the Payment Date on which Borrower is obligated to commence making a required scheduled payment of principal and interest hereunder, there shall be deposited into the FF&E Expenditure Reserve Account an amount equal to the Monthly FF&E Expenditure Amount.
(c)    Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall promptly cause disbursements to Borrower from the FF&E Expenditure Reserve Account to reimburse Borrower for Capital Expenditures made with respect to the Hotel Property that are consistent with the Annual Budget or the Approved Annual Budget, to the extent applicable, provided that:
(i)    Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;
(ii)    Borrower shall deliver to Lender an Officer's Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that all conditions precedent to such disbursement required by the Loan Documents have been satisfied; and
(iii)    Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate and (2) with respect to disbursements for Capital Expenditures relating to any single capital improvement with respect to the Hotel Property costing in excess of $250,000 in the aggregate (whether disbursed in a lump sum or multiple installments), (x) a reasonably satisfactory site inspection, (y) receipt of conditional lien releases and waivers (conditioned solely upon receipt of payment) from any contractors, subcontractors and others with respect to such amounts and (z) receipt of final lien releases and waivers from any contractors, subcontractors and others who were paid with prior disbursements made

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hereunder and for whom conditional lien releases and waivers were previously provided.
(d)    Notwithstanding the foregoing, Borrower shall not be required to make a deposit into the FF&E Expenditure Reserve Account in order to reserve amounts in respect of Capital Expenditures made in connection with the Hotel Property to the extent (i) the equivalent deposits have already been paid or are paid by Borrower directly to the Approved Hotel Operator pursuant to Section 5.2.3 of the Approved Hotel Operating Agreement, provided (i) Borrower provides Lender with satisfactory evidence that such amounts (which, as of the Closing Date, shall be at least 4.0% of gross revenues of the Hotel Property) have been reserved with the Approved Hotel Operator in the Approved FF&E Account, (ii) the Approved Hotel Operating Agreement shall be and continue in full force and effect and shall not be subject to any default beyond any applicable grace or notice and cure period by Borrower, and (iii) no material adverse change should, in Lender's reasonable determination, have occurred with respect to the Approved Hotel Operator such that the amounts reserved in respect of Capital Expenditures made in connection with the Hotel Property which Borrower is required to reserved pursuant to the Approved Hotel Operating Agreement in the Approved FF&E Account has, in Lender's reasonable determination, been materially jeopardized.
3.9    Capital Expenditure (ACL Music Venue Property) Reserve Account .
(a)    Lender will establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of reserving amounts in respect of Capital Expenditures made in connection with the ACL Music Venue Property (the "Capital Expenditure (ACL Music Venue Property) Reserve Account").
(b)    On each Payment Date commencing with the Payment Date on which Borrower is obligated to commence making a required scheduled payment of principal and interest hereunder, Borrower shall deposit into the Capital Expenditure (ACL Music Venue Property) Reserve Account an amount equal to the Monthly Capital Expenditure (ACL Music Venue Property) Amount.
(c)    Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall promptly cause disbursements to Borrower from the Capital Expenditure (ACL Music Venue Property) Reserve Account to reimburse Borrower for Capital Expenditures made with respect to the ACL Music Venue Property that are consistent with the Annual Budget or the Approved Annual Budget, as appropriate; provided that:
(i)    Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;
(ii)    Borrower shall deliver to Lender an Officer's Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that all conditions precedent to such disbursement required by the Loan Documents have been satisfied; and

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(iii)    Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate and (2) with respect to disbursements for Capital Expenditures relating to any single capital improvement with respect to the ACL Music Venue Property costing in excess of $250,000 in the aggregate (whether disbursed in a lump sum or multiple installments), (x) a reasonably satisfactory site inspection, (y) receipt of conditional lien releases and waivers (conditioned solely upon receipt of payment) from any contractors, subcontractors and others with respect to such amounts and (z) receipt of final lien releases and waivers from any contractors, subcontractors and others who were paid with prior disbursements made hereunder and for whom conditional lien releases and waivers were previously provided.
3.10    Showcase Venue Reserve Account.
(a)    Lender shall establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of reserving for the Showcase Venue Space (the "Showcase Venue Reserve Account").
(b)    On the Closing Date, Borrower shall deposit into the Showcase Venue Reserve Account, from the proceeds of the Loan, an amount equal to the Showcase Venue Deposit Amount.
(c)    Upon the request of Borrower at any time that no Event of Default is continuing, Lender shall disburse the balance of funds on deposit in the Showcase Venue Reserve Account, provided, that, Borrower satisfies the following:
(i)    Showcase Venue Tenant shall be in occupancy of the entirety of the Showcase Venue Space, open for business and paying unabated monthly rent, which payment shall be evidenced by canceled checks or other documentation reasonably acceptable to Lender;
(ii)    Borrower shall have delivered an estoppel certificate from Showcase Venue Tenant on Lender's standard form or another form reasonably acceptable to Lender and confirming that Showcase Venue Tenant has begun paying monthly rent, all Tenant Improvements, Leasing Commissions and similar costs have been paid and are otherwise complete and that no monetary defaults or other material non-monetary defaults are currently existing with respect to the Lease with the Showcase Venue Tenant; and
(iii)    Borrower shall have delivered to Lender an Officer's Certificate confirming that all conditions precedent to such disbursement required by this Section have been satisfied.
3.11    Reserved.

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3.12    Excess Cash Flow Reserve Account.
(a)    Lender will maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the deposit of amounts required to be deposited therein in accordance with Section 3.2(b) (the "Excess Cash Flow Reserve Account").
(b)    Provided that no Event of Default is then continuing, Lender shall release to the Cash Management Account all amounts then contained in the Excess Cash Flow Reserve Account on the first Payment Date after Borrower delivers to Lender evidence reasonably satisfactory to Lender establishing that no Trigger Period is then continuing. Such a release shall not preclude the subsequent commencement of a Trigger Period and the deposit of amounts into the Excess Cash Flow Reserve Account as set forth in Section 3.2(b).
3.13    Account Collateral.
(a)    Borrower hereby pledges the Account Collateral and the Operating Account to Lender as security for the Indebtedness, together with all rights of a secured party with respect thereto, it being the intention of the parties that such pledge shall be a perfected first‑priority security interest. Each Collateral Account shall be an Eligible Account under the sole dominion and control of Lender. Borrower shall have no right to make withdrawals from any of the Collateral Accounts other than the Operating Account. Funds in the Collateral Accounts shall not be commingled with any other monies at any time. Borrower shall execute any additional documents that Lender in its reasonable discretion may require and shall provide all other evidence reasonably requested by Lender to evidence or perfect its first-priority security interest in the Account Collateral. Funds in the Collateral Accounts shall be invested only in Permitted Investments, which Permitted Investments shall be credited to the related Collateral Account. All income and gains from the investment of funds in the Collateral Accounts other than the Basic Carrying Costs Escrow Account shall be retained in the Collateral Accounts from which they were derived. Unless otherwise required by applicable law, all income and gains from the investment of funds in the Basic Carrying Costs Escrow Account shall be for the account of Lender in consideration of its administration of such Collateral Account, and Lender shall have the right at any time to withdraw such amounts from the Basic Carrying Costs Escrow Account. All fees of the Cash Management Bank and the Lockbox Bank shall be paid by Borrower. After the Loan and all other Indebtedness have been paid in full, the Collateral Accounts shall be closed and the balances therein, if any, shall be paid to Borrower.
(b)    The insufficiency of amounts contained in the Collateral Accounts shall not relieve Borrower from its obligation to fulfill all covenants contained in the Loan Documents.
(c)    During the continuance of an Event of Default, Lender may, in its sole discretion, apply funds in the Collateral Accounts, and funds resulting from the liquidation of Permitted Investments contained in the Collateral Accounts, either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder) and/or toward the payment of Property expenses.

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3.14    Bankruptcy. Borrower and Lender acknowledge and agree that upon the filing of a bankruptcy petition by or against Borrower under the Bankruptcy Code, the Account Collateral and the Revenues (whether then already in the Collateral Accounts, or then due or becoming due thereafter) shall be deemed not to be property of Borrower's bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code. If, however, a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Account Collateral and the Revenues by Borrower and Lender, the Account Collateral and/or the Revenues do constitute property of Borrower's bankruptcy estate, then Borrower and Lender further acknowledge and agree that all such Revenues, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender. Borrower acknowledges that, upon the filing of a bankruptcy petition by or against Borrower under the Bankruptcy Code, Lender does not consent to Borrower's use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender. Except as provided in the immediately preceding sentence, upon the filing of a bankruptcy petition by or against Borrower under the Bankruptcy Code, Borrower shall not have the right to use or apply or require the use or application of such cash collateral (i) unless Borrower shall have received a court order authorizing the use of the same, and (ii) Borrower shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.
ARTICLE IV
REPRESENTATIONS

Each of Borrower and the Approved Music Venue Manager, as appropriate, represents to Lender that, as of the Closing Date, except as set forth in the Exception Report:
4.1    Organization.
(a)    Each Required SPE is duly organized, validly existing and in good standing under the laws of the State of Delaware (as to Borrower) and the State of Texas (as to Approved Music Venue Manager), and is in good standing in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and each Required SPE has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
(b)    The organizational chart contained in Exhibit A is true and correct as of the date hereof.
4.2    Authorization. Each of Borrower and Approved Music Venue Manager, to the extent a party thereto, has the power and authority to enter into this Agreement and the other Loan Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by the Loan Documents and has by proper action duly authorized the execution and delivery of the Loan Documents.

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4.3    No Conflicts. Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of its formation and governance documents, (ii) violate any Legal Requirement, regulation (including Regulation U, Regulation X or Regulation T), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other Material Agreement to which Borrower or Approved Music Venue Manager or any of its direct or indirect equityholders is a party or may be bound, or (iv) result in or require the creation of any Lien or other charge or encumbrance upon or with respect to the Collateral in favor of any Person other than Lender.
4.4    Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by Borrower and Approved Music Venue Manager of this Agreement or the other Loan Documents, except for any of the foregoing that have already been obtained.
4.5    Enforceable Obligations. This Agreement and the other Loan Documents have been duly executed and delivered by Borrower and Approved Music Venue Manager, to the extent a party thereto, and constitute Borrower's and Approved Music Venue Manager's legal, valid and binding obligations (to the extent a party thereto), enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Loan Documents to which Sponsor is a party have been duly executed and delivered by Sponsor and constitute Sponsor's legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. To Borrower's knowledge, the Loan Documents are not subject to any right of rescission, offset, abatement, counterclaim or defense by Borrower or Sponsor, including the defense of usury or fraud.
4.6    No Default. No Default or Event of Default will exist immediately following the making of the Loan.
4.7    Payment of Taxes. Borrower has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes due (including interest and penalties) except for taxes that are not yet delinquent and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it necessary to preserve the Liens in favor of Lender.
4.8    Compliance with Law. Borrower, Approved Music Venue Manager, the Property and the use thereof comply in all material respects with all applicable Insurance Requirements and Legal Requirements, including building and zoning ordinances and codes. The Property conforms to current zoning requirements (including requirements relating to parking) and is neither an illegal nor a legal nonconforming use except as specified in the zoning report delivered to Lender in connection with the Closing. Each of Borrower and Approved Music Venue Manager is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority the violation of which could adversely affect the Property or the condition (financial or otherwise) or business of Borrower

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or Approved Music Venue Manager. There has not been committed by or on behalf of Borrower, Approved Music Venue Manager or, to Borrower's knowledge, any other person in occupancy of or involved with the operation or use of the Property, any act or omission affording any federal Governmental Authority or any state or local Governmental Authority the right of forfeiture as against the Property or any portion thereof or any monies paid in performance of its obligations under any of the Loan Documents. Neither Borrower nor Sponsor has purchased any portion of the Property with proceeds of any illegal activity.
4.9    ERISA. Neither Borrower nor, to Borrower's knowledge, any ERISA Affiliate of Borrower has incurred or could be subjected to any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. The consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under federal, state or local laws, rules or regulations.
4.10    Investment Company Act. Borrower and Sponsor each qualify for the exemption set forth in Section 3(c)(5) or Section 3(c)(6), as applicable, of the Investment Company Act of 1940, as amended, and as a result is not an “investment company”, or a company “controlled” by an “investment company”, registered or required to be registered thereunder.
4.11    No Bankruptcy Filing. Neither Borrower nor Approved Music Venue Manager is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. Neither Borrower nor Approved Music Venue Manager has knowledge of any Person contemplating the filing of any such petition against it. During the ten year period preceding the Closing Date, no petition in bankruptcy has been filed by or against any Required SPE, Sponsor, any of their respective affiliates or any Person that owns or controls, directly or indirectly, ten percent or more of the beneficial ownership interests in Borrower, any Required SPE or Sponsor and no such Persons have been convicted of a felony. Borrower has not received notice of and is not otherwise aware of any Tenant under a Major Lease contemplating or having filed any of the foregoing actions.
4.12    Other Debt. Borrower does not have outstanding any Debt other than Permitted Debt.
4.13    Litigation. To Borrower's and Approved Music Venue's knowledge, (i) there are no actions, suits, proceedings, arbitrations or governmental investigations by or before any Governmental Authority or other court or agency now filed or otherwise pending and (ii) there are no such actions, suits, proceedings, arbitrations or governmental investigations threatened against or affecting any Required SPE, Sponsor or the Collateral, in each case, except as listed in the Exception Report (and none of the matters listed in the Exception Report, even if determined against a Required SPE or the Collateral, would reasonably be expected to have a Material Adverse Effect).

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4.14    Leases; Material Agreements.
(a)    Borrower has delivered to Lender true and complete copies of all Leases and the Approved Music Venue Lease, including all modifications and amendments thereto. Except as set forth in the Exception Report, no Person has any possessory interest in the Property or right to occupy the same. The rent roll for the Commercial Space attached to this Agreement as Schedule C (the "Rent Roll") is accurate and complete in all material respects as of the Closing Date. Except as indicated on the Rent Roll or Exception Report, no security deposits are being held by Borrower (including bonds or letters of credit being held in lieu of cash security deposits), no Tenant has any termination options (except in connection with a Casualty or Condemnation), no Tenant has any extension or renewal rights (except as set forth in its Lease), no Tenant or other party has any option, right of first refusal or similar preferential right to purchase all or any portion of the Commercial Property, no fixed rent has been paid more than 30 days in advance of its due date and no payments of rent are more than 30 days delinquent. Each of the following is true and correct with respect to each Lease for a portion of the Commercial Property:
(i)    such Lease is valid and enforceable in all material respects and is in full force and effect;
(ii)    Borrower is the sole owner of the entire lessor's interest in such Lease;
(iii)    other than the Lease with the Showcase Venue Tenant for the Showcase Venue Space, such Lease is an arm's‑length agreement with bona fide, independent third parties;
(iv)    none of the Revenues reserved in such Lease have been assigned or otherwise pledged or hypothecated (except such pledge or hypothecation that will be fully terminated and released in connection with the filing and recordation of the Security Instrument and except for the Liens contemplated pursuant to the Loan Documents);
(v)    neither Borrower nor, to Borrower's knowledge, any other party under such Lease is in default thereunder in any material respect;
(vi)    to Borrower's knowledge, there exist no offsets or defenses to the payment of any portion of the rents thereunder;
(vii)    no brokerage commissions or finder's fees are due and payable regarding any Lease;
(viii)    other than the Showcase Venue Tenant, each Tenant is in actual, physical occupancy of the premises demised under its Lease and, without any representation as to continuous operations for any Tenant which, pursuant its Lease, is not required to continuously operate in its leased premises, no event has occurred giving any Tenant the right to cease operations at its leased premises (i.e., "go dark"), terminate its Lease or pay reduced or alternative rent to Borrower under any of the terms of such Lease; and

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(ix)    other than the completion of Tenant Improvements for the Showcase Venue Space and a portion of the leased premises being subleased by Weisbart Springer Hayes, LLP, all work to be performed by the landlord under such Lease has been substantially performed, all Tenants have accepted possession of their respective premises under such Lease, all contributions to be made by the landlord to the Tenants thereunder have been made, all other conditions to each Tenant's obligations thereunder have been satisfied, no Tenant has the right to require Borrower to perform or finance Tenant Improvements or Material Alterations and no Leasing Commissions are owed or would be owed upon the exercise of any Tenant's existing renewal or expansion options, and Borrower has no other monetary obligation to any Tenant under such Lease.
(b)    There are no Material Agreements except as described in Schedule D. Borrower has made available to Lender true and complete copies of all Material Agreements. Each Material Agreement has been entered into at arm's length in the ordinary course of business by or on behalf of Borrower. To Borrower's knowledge, the Material Agreements are in full force and effect in all material respects and there are no defaults thereunder by Borrower or any other party thereto. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound, provided, the foregoing representation as to the ACL Live Business is to Borrower's knowledge to the extent Borrower is not a party to the applicable Permitted Encumbrance. Without limiting the foregoing, the Approved Hotel Operating Agreement pursuant to which Borrower has the right to operate the Hotel Property under a name and/or hotel system controlled by Approved Hotel Operator, is in full force and effect in all material respects and, to Borrower's knowledge, there is no default, breach or violation existing thereunder by any party thereto and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder.
4.15    Full and Accurate Disclosure. To Borrower's knowledge, no statement of fact heretofore delivered by Sponsor or any Required SPE to Lender in writing in respect of the Property or any Required SPE contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no fact, event or circumstance presently known to Borrower or Approved Music Venue Manager that has not been disclosed to Lender that has had or could reasonably be expected to result in a Material Adverse Effect.
4.16    Financial Condition. Borrower has heretofore delivered to Lender financial statements and operating statements with respect to the Property for the past three calendar years, trailing twelve‑month operating statements, and the Sponsor Investor Presentation with respect to Sponsor's Net Worth. Such financial statements are accurate and complete in all material respects and fairly present in accordance with GAAP the financial position of any Required SPE and Sponsor in all material respects as of their respective dates and do not omit to state any fact necessary to make statements contained herein or therein not misleading. The Sponsor Investor Presentation is accurate and complete in all material respects and fairly presents the Sponsor's Net Worth in all material respects as of the date thereof and does not omit to state any fact necessary to make statements contained herein or therein not misleading. Since the delivery of such data, except as otherwise

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disclosed in writing to Lender, there have occurred no changes or circumstances that have had or are reasonably expected to result in a Material Adverse Effect.
4.17    Single-Purpose Requirements.
(a)    Each Required SPE is now, and, other than as reflected in the Exception Report, has always been since its formation, a Single-Purpose Entity and has conducted its business in substantial compliance with the provisions of its organizational documents. Except as reflected in the Exception Report, Borrower has never (i) owned any property other than the Property and related personal property, (ii) engaged in any business, except the ownership and operation of the Property or (iii) had any material contingent or actual obligations or liabilities unrelated to the Property.
(b)    Borrower has provided Lender with true, correct and complete copies of (i) Borrower's and Approved Music Venue Manager's current financial statements; and (ii) the current operating agreement or partnership agreement, as applicable, together with all amendments and modifications thereto, for any Required SPE.
(c)    On or prior to the Closing Date, the Required SPEs shall have been fully released from any loan (other than the Loan) secured by the Property or any of the Collateral (a "Prior Loan"), and, except as expressly noted herein, the Required SPEs shall not have any continuing liability, actual or contingent, for any Prior Loan, and no recourse whatsoever against any portion of the Property shall be available to satisfy any Prior Loan under any circumstances. Lender and Borrower acknowledge and agree, however, that the Required SPEs may have contingent liabilities with respect to customary indemnity and defense obligations for potential future liabilities (i) under the loan documents evidencing Prior Loans and (ii) that survive the payment in full of the Prior Loans pursuant to the terms thereof, provided, (A) Borrower is not aware of the existence of any facts or circumstances that could reasonably be expected to result in any such contingent liabilities becoming actual liabilities, (B) none of such contingent liabilities are expected to have a Material Adverse Effect and (C) none of such contingent liabilities are secured by any portion of the Property or shall have any recourse whatsoever against any portion of the Property.
4.18    Use of Loan Proceeds. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, or for any purpose prohibited by Legal Requirements or by the terms and conditions of the Loan Documents. The Loan is solely for the business purpose of Borrower and Approved Music Venue Manager or for distribution to Borrower's equityholders in accordance with Legal Requirements and no portion thereof shall be used for personal, consumer, household or similar purposes.
4.19    Not Foreign Person. Neither Borrower or Approved Music Venue Manager is a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

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4.20    Labor Matters. Borrower has no employees and is not a party to any collective bargaining agreements.
4.21    Title. Borrower owns good and indefeasible title to the Property (other than the ACL Live Business) and good and marketable title to the related personal property, to the Collateral Accounts and to any other Collateral, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances. Approved Music Venue Manager owns good and indefeasible leasehold interest in the ACL Music Venue Property (and the related ACL Live Business) and good and marketable title to the related personal property and to the ACL Music Venue Account, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first priority Lien on the Property and the rents therefrom and from the Approved Music Venue Lease, enforceable as such against creditors of and purchasers from Borrower and the Approved Music Venue Manager and subject only to Permitted Encumbrances, and (ii) perfected Liens in and to all personalty, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. To Borrower's knowledge, the Permitted Encumbrances do not and will not, individually or in the aggregate, result in a Material Adverse Effect. Except as insured over by a Title Insurance Policy, there are no claims for payment for work, labor or materials affecting the Property that are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents except for any claims which may arise in relation to the completion of any Tenant Improvements associated with the Showcase Venue Space and capital improvements which are being undertaken by Borrower or any Tenant (or any permitted subtenant) as of the Closing Date, provided, Borrower is not aware of any grounds for a claim that may arise from such ongoing activities. No creditor of Borrower other than Lender has in its possession any goods that constitute or evidence the Collateral.
4.22    No Encroachments. Except as shown on the Survey, all of the improvements on the Property lie wholly within the boundaries and building restriction lines of the Property or within areas that are licensed to Borrower as reflected in the Permitted Exceptions, and no improvements on adjoining property encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the improvements, so as, in either case, to adversely affect the value, use or marketability of the Property, except those that are insured against by a Title Insurance Policy.
4.23    Physical Condition.
(a)    To Borrower's knowledge and except for matters set forth in the Engineering Reports, the Property and all building systems (including sidewalks, storm drainage system, roof, plumbing system, HVAC system, fire protection system, electrical system, equipment, elevators, exterior sidings and doors, irrigation system and all structural components) are free of all material damage and are in good condition, order and repair in all respects material to the Property's use, operation or value.
(b)    Borrower is not aware of any material structural or other material defect or damages in the Property, whether latent or otherwise.

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(c)    Borrower has not received and is not aware of any other Person's receipt of notice from any insurance company or bonding company of any defects or inadequacies in the Property that would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
4.24    Fraudulent Conveyance. Borrower has not entered into the Transaction or any of the Loan Documents with the actual intent to hinder, delay or defraud any creditor. Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. On the Closing Date, the fair salable value of Borrower's aggregate assets is and will, immediately following the making of the Loan and the use and disbursement of the proceeds thereof, be greater than Borrower's probable aggregate liabilities (including subordinated, unliquidated, disputed and Contingent Obligations). Borrower's aggregate assets do not and, immediately following the making of the Loan and the use and disbursement of the proceeds thereof will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).
4.25    Management. Except for any Approved Property Management Agreement and the Approved Hotel Operating Agreement, no property management agreements are in effect with respect to the Property (other than the ACL Live Business). Each of the Approved Property Management Agreement and the Approved Hotel Operating Agreement is in full force and effect in all material respects, and, to Borrower's knowledge, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder by any party thereto.
4.26    Condemnation. No Condemnation has been commenced or, to Borrower's knowledge, is contemplated or threatened with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
4.27    Utilities and Public Access. The Property has adequate rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is adequately served by all public utilities, including water and sewer (or well and septic), necessary to the continued use and enjoyment of the Property as presently used and enjoyed.
4.28    Environmental Matters. Except as disclosed in the Environmental Reports:
(i)    To Borrower's knowledge, no Hazardous Substances are located at, on, in or under the Property or have been handled, manufactured, generated, stored, processed, or disposed of at, on, in or under, or have been Released from, the Property. Without limiting the foregoing, there is not present at, on, in or under the Property, any PCB‑containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for any Hazardous Substance, lead in drinking water (except in concentrations

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that comply with all Environmental Laws), or lead‑based paint. To Borrower's knowledge, there is no threat of any Release of any Hazardous Substance migrating to the Property.
(ii)    To Borrower's knowledge, the Property is in compliance in all material respects with all Environmental Laws applicable to the Property (which compliance includes, but is not limited to, the possession of, and compliance with, all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of the Property under all Environmental Laws). No Environmental Claim is pending with respect to the Property, nor, to Borrower's knowledge, is any threatened, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower or the Property.
(iii)    No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to the Property and, to Borrower's knowledge, no Governmental Authority has been taking any action to subject the Property to Liens under any Environmental Law.
(iv)    There have been no material environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower in relation to the Property that have not been made available to Lender.
4.29    Assessments. There are no pending or, to Borrower's knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments. No extension of time for assessment or payment by Borrower of any federal, state or local tax is in effect.
4.30    No Joint Assessment. Borrower has not suffered, permitted or initiated the joint assessment of the Property (i) with any other real property constituting a separate tax lot, or (ii) with any personal property, or any other procedure whereby the Lien of any Taxes that may be levied against such other real property or personal property shall be assessed or levied or charged to the Property as a single Lien.
4.31    Separate Lots. No portion of the Property is part of a tax lot that also includes any real property that is not Collateral.
4.32    Permits; Certificate of Occupancy. Except for any permits related to pending Tenant Improvements to the Showcase Venue Space and a portion of the premises subleased to Weisbart Springer Hayes, LLP, Borrower has obtained all Permits necessary for the present and contemplated use and operation of the Property. The uses being made of the Property are in conformity in all material respects with the certificate of occupancy and/or Permits for the Property and any other restrictions, covenants or conditions affecting the Property.
4.33    Flood Zone. None of the improvements on the Property is located in an area identified by the Federal Emergency Management Agency or the Federal Insurance Administration as a "100 year flood plain" or as having special flood hazards (including Zones A and V), or, to the extent that

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any portion of the Property is located in such an area, the Property is covered by flood insurance meeting the requirements set forth in Section 5.15(a)(ii).
4.34    Security Deposits. Each of Borrower and Approved Music Venue Manager is in compliance in all material respects with all Legal Requirements relating to security deposits.
4.35    No PIP. Except as reflected in the Exception Report, no portion of the Hotel Property is subject to any PIP (or equivalent), and no PIP has commenced or is contemplated as of the Closing Date.
4.36    Insurance. Borrower has obtained insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. All premiums on such insurance policies required to be paid as of the Closing Date have been paid for the current policy period. No Person, including Borrower, has done, by act or omission, anything that would impair the coverage of any such policy.
4.37    No Dealings. Neither Borrower nor Sponsor is aware of any unlawful influence on the assessed value of the Property.
4.38    Estoppel Certificates. Borrower has requested estoppel certificates from each Tenant on the form heretofore agreed by Lender (in all material respects) and has delivered to Lender true and complete copies of each estoppel certificate received back from any Tenant prior to the Closing Date.
4.39    Federal Trade Embargos. Sponsor and each Required SPE is in compliance with all Federal Trade Embargos in all material respects. No Embargoed Person owns any direct or indirect equity interest in any Required SPE. To Borrower's knowledge, no Tenant at the Property is identified on the OFAC List. Borrower has implemented procedures, and will consistently apply those procedures throughout the term of the Loan, to ensure that the foregoing representations and warranties remain true and correct during the term of the Loan.
4.40    Intellectual Property/Websites. Other than as set forth in the Exception Report, neither Borrower nor any Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property with respect to the Property or the use or operations thereof or (ii) is the registered holder of any website with respect to the Property (other than Tenant websites).
4.41    Condominium.
(a)    As it relates to the Condominium created pursuant to the Declaration (Master), Borrower has a 55.2278% aggregate percentage interest in the Common Elements of the Condominium and the remaining 44.7722% aggregate percentage interest in the Common Elements is owned entirely by the Sub-Units. The Condominium Units owned by Borrower and the Residential Master Unit are the only Condominium Units in the Condominium created pursuant to the Declaration (Master).

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(b)    As it relates to the Condominium created pursuant to the Declaration (Hotel-Residential), Borrower has a 61.2195% aggregate percentage interest in the Common Elements of the Condominium and the remaining 38.7805% aggregate percentage interest in the Common Elements is owned entirely by the owners of the Sub-Units. The Condominium Unit owned by Borrower and the Sub-Units are the only Condominium Units in the Condominium created pursuant to the Declaration (Hotel-Residential).
(c)    Each Condominium Document is in full force and effect in all material respects and constitutes the binding obligation of Borrower and, to Borrower's knowledge, each other party thereto.
(d)    Except as expressly set forth in the Exception Report, Borrower has not consented to any amendment or modification (oral or written) of any of the Condominium Documents, nor, to Borrower's knowledge, does any such amendment or modification (oral or written) of any of the Condominium Documents exist.
(e)    To Borrower's knowledge, no events exist that, now or after the passage of time, or both, would constitute a default by Borrower under any of the Condominium Documents (unless such default would not cause or reasonably be expected to result in a Material Adverse Effect). In addition, to Borrower's knowledge, no events exist that, now or after the passage of time, or both, would constitute a default by any Person other than Borrower under any of the Condominium Documents (unless such default would not cause or reasonably be expected to result in a Material Adverse Effect).
(f)    Except as set forth in the Exception Report, there are no sums that are due and payable by Borrower under any of the Condominium Documents to either the Condominium Associations or the owners of the Condominium Units other than the Condominium Units owned by Borrower, which sums remain unpaid. In addition, except as set forth in the Exception Report, to Borrower's knowledge, there are no sums due and payable by the Condominium Associations or the owners of the Condominium Units other than the Condominium Units owned by Borrower under any of the Condominium Documents to either Borrower or to the Condominium Associations, which sums remain unpaid.
(g)    As of the date hereof, the assessments assessed against the Property under the Condominium Documents equal $84,545.87 for the Condominium created pursuant to the Declaration (Master) and $5,698.51 for the Hotel Master Unit pursuant to the Declaration (Hotel-Residential), payable monthly in equal amounts.
(h)    To Borrower's knowledge, there are no currently outstanding special assessments under the Condominium Documents, and, to Borrower's knowledge, none are presently contemplated.
(i)    To Borrower's knowledge, there are no anticipated capital improvements or repairs presently being undertaken to the Common Elements or any other property of the Condominiums and, to Borrower's knowledge, the Condominium Associations do not presently contemplate undertaking any such capital improvements or repairs except as required by the PIP referenced in the Exception Report.

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(j)    As of the Closing Date, the sole members of the board of directors of Block 21 Master Condominium Community, Inc. (i.e., Association created pursuant to the Declaration (Master)) are Eric D. Pickens, William H. Armstrong, III and Laurie Swan, all of whom were appointed by Borrower.
(k)     As of the Closing Date, the sole members of the board of directors of Block 21 Condominium Community, Inc. (i.e., Association created pursuant to the Declaration (Hotel-Residential)) are (i) Eric D. Pickens, William H. Armstrong, III and Laurie Swan, all of whom were appointed by Borrower and (ii) Grant Erikson and Diane Land, who were appointed by the owners of the Sub-Units.
(l)    To Borrower's knowledge, the Condominium Associations have not incurred any debts and has not encumbered the Common Elements or any other property of the Condominiums.
(m)    Except as set forth on the Exception Report, the Condominium Associations have not entered into any management or maintenance agreements with respect to the Common Elements or any other property of the Condominium.
(n)    No disputes between Borrower and the owners of the Condominium Units other than the Condominium Units owned by Borrower and/or the Condominium Associations that could result in a Material Adverse Effect, and, to Borrower's knowledge, no dispute between the owners of the Condominium Units other than the Condominium Units owned by Borrower and the Condominium Associations, which could result in a Material Adverse Effect, have been submitted to the board of directors of the Condominium Associations or any other Person for resolution in accordance with the provisions of the Condominium Documents.
(o)    To Borrower's knowledge, there are no actions, whether voluntary or otherwise, pending against the owners of the Condominium Units other than the Condominium Units owned by Borrower or the Condominium Associations pursuant to the bankruptcy or insolvency laws of the United States or any state thereof, and none has been threatened.
(p)    Neither the Condominium Associations nor the owners of the Condominium Units other than the Condominium Units owned by Borrower have any purchase, lease or other options or rights of first refusal with respect to the Property pursuant to the Condominium Documents or otherwise.
4.42    Survival. All of the representations of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Indebtedness is outstanding. All representations, covenants and agreements made by Borrower in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf. On the date of any Securitization, on not less than three days' prior written notice, Borrower shall deliver to Lender a certification (x) confirming that all of the representations contained in this Agreement are true and correct as of the date of such Securitization, or (y) otherwise specifying any changes in or qualifications to such representations as of such date as may be necessary to make such representations consistent with the facts as they exist on such date.

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ARTICLE V
AFFIRMATIVE COVENANTS

5.1    Existence; Licenses. Each Required SPE shall do or cause to be done all things necessary to remain in existence. Borrower and Approved Music Venue Manager, as applicable, shall do or cause to be done all things necessary to preserve, renew, keep in full force and effect, or modify or replace as necessary, all rights, licenses, Permits, franchises, certificates of occupancy, consents, approvals and other agreements necessary for the continued use and operation of the Property in the ordinary course of business. Each Required SPE shall deliver to Lender a copy of each amendment or other modification to any of its organizational documents promptly after the execution thereof.
5.2    Maintenance of Property.
(a)    Borrower and Approved Music Venue Manager, as applicable, shall cause the Property to be maintained in good and safe working order and repair, reasonable wear and tear excepted, and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Neither Borrower nor Approved Music Venue Manager shall use, maintain or operate the Property in any manner that constitutes a public or private nuisance or that makes void, voidable, or cancelable, or materially increases the premium of, any insurance then in force with respect thereto. Subject to Section 6.13, no improvements or equipment located at or on the Property shall be removed, demolished or materially altered without the prior written consent of Lender (except for replacement of equipment in the ordinary course of Borrower's and Approved Music Venue Manager's business with items of the same utility and of equal or greater value and sales of obsolete equipment no longer needed for the operation of the Property) and Borrower and Approved Music Venue Manager, as applicable, shall from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements to the Property. Neither Borrower nor Approved Music Venue Manager shall make any change in the use of the Property that would materially increase the risk of fire or other hazard arising out of the operation of the Property, or do or permit to be done thereon anything that may in any way impair the value of the Property in any material respect or the Lien of the Security Instrument or otherwise cause or reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor Approved Music Venue Manager shall install or permit to be installed on the Property any underground storage tank. Neither Borrower nor Approved Music Venue Manager shall, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.
(b)    Borrower shall remediate or cause to be remediated the Deferred Maintenance Conditions within 6 months following the Closing Date, subject to Force Majeure, and upon request from Lender after the expiration of such period shall deliver to Lender an Officer's Certificate confirming that such remediation has been completed and that all associated expenses have been paid. Borrower and Approved Music Venue Manager shall comply with all material terms of any asbestos operating and maintenance program in effect as of the Closing Date or otherwise required to be implemented by Borrower.

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(c)    Borrower shall complete the renovations and improvements required by the PIP within the time periods required thereunder and the Approved Hotel Operating Agreement and upon request from Lender after the expiration of such period shall deliver to Lender an Officer's Certificate confirming that such renovations and improvements have been completed and that all associated expenses have been paid.
5.3    Compliance with Legal Requirements. Subject to Section 9.30, Borrower and Approved Music Venue Manager, as applicable, shall comply in all material respects with, and shall cause the Property to comply with in all material respects and be operated, maintained, repaired and improved in material compliance with, all Legal Requirements, Insurance Requirements and all material contractual obligations by which Borrower and Approved Music Venue Manager is legally bound.
5.4    Impositions and Other Claims. Subject to Section 9.30, Borrower and Approved Music Venue Manager, as applicable, shall pay and discharge all taxes, assessments and governmental charges levied upon it, its income and its assets as and when such taxes, assessments and charges are due and payable, as well as all lawful claims for labor, materials and supplies or otherwise, subject to any rights to contest contained in the definition of Permitted Encumbrances. Borrower and Approved Music Venue Manager shall file all federal, state and local tax returns and other reports that it is required by law to file. If any law or regulation applicable to Lender, any Note, any of the Collateral or the Security Instrument is enacted that deducts from the value of property for the purpose of taxation any Lien thereon, or imposes upon Lender the payment of the whole or any portion of the taxes or assessments or charges or Liens required by this Agreement to be paid by Borrower or Approved Music Venue Manager, or changes in any way the laws or regulations relating to the taxation of mortgages or security agreements or debts secured by mortgages or security agreements or the interest of the mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to affect the Security Instrument, the Indebtedness or Lender, then Borrower or Approved Music Venue Manager, upon demand by Lender, shall pay such taxes, assessments, charges or Liens, or reimburse Lender for any amounts paid by Lender, provided, such amounts shall be calculated in a uniform manner similar to those imposed by similarly situated commercial lenders. Following any such demand but in any event subject to Section 9.30, Borrower or Approved Music Venue Manager shall have the right, upon 180 days advance written notice to Lender, to repay the Indebtedness in full (but not in part) without the payment of any prepayment premium or prepayment fee, based on the Yield Maintenance Premium or otherwise. In addition but in any event subject to Section 9.30, if it is determined in a commercially manner that it is unlawful to require Borrower to make such payment or the making of such payment might result in the imposition of interest beyond the maximum amount permitted by applicable law, Lender may elect to declare all of the Indebtedness to be due and payable 180 days from the giving of written notice by Lender to Borrower, provided, in conjunction such prepayment, Borrower shall not be obligated to pay a prepayment fee or penalty, based on the Yield Maintenance Premium or otherwise.
5.5    Access to Property. Borrower and Approved Music Venue Manager shall permit agents, representatives and employees of Lender and the Servicer to enter and inspect the Property or any portion thereof, and/or inspect, examine, audit and copy the books and records of Borrower and Approved Music Venue Manager (including all recorded data of any kind or nature, regardless of the medium of recording), at such reasonable times as may be requested by Lender upon reasonable

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advance notice. If Lender shall determine that an Event of Default exists, the cost of such inspections, examinations, copying or audits shall be borne by Borrower, including the cost of all follow up or additional investigations, audits or inquiries deemed reasonably necessary by Lender. The cost of such inspections, examinations, audits and copying, if not paid for by Borrower following demand, may be added to the Indebtedness and shall bear interest thereafter until paid at the Default Rate.
5.6    Cooperate in Legal Proceedings. Except with respect to any claim by Borrower against Lender, Borrower and Approved Music Venue Manager shall cooperate fully with Lender with respect to any proceedings before any Governmental Authority that may in any way affect the rights of Lender hereunder or under any of the Loan Documents and, in connection therewith, Lender may, at its election, participate or designate a representative to participate in any such proceedings.
5.7    Leases.
(a)    Borrower shall furnish Lender with executed copies of all Leases. All new Leases and renewals or amendments of Leases must (i) be entered into on an arms-length basis with Tenants that are not affiliates of Borrower and whose identity and creditworthiness is appropriate for tenancy in property of comparable quality, (ii) provide for rental rates and other economic terms that, taken as a whole, are at least equivalent to then-existing market rates, based on the applicable market, and otherwise contain terms and conditions that are commercially reasonable, (iii) have an initial term of not more than 10 years, (iv) not reasonably be expected to result in a Material Adverse Effect and (v) be subject and subordinate to the Security Instrument and contain provisions for the agreement by the Tenant thereunder to attorn to Lender and any purchaser at a foreclosure sale, such attornment to be self-executing and effective upon acquisition of title to the Property by any purchaser at a foreclosure sale. Lender, at the request of Borrower (and at Borrower's sole cost and expense), shall enter into a subordination, attornment and non-disturbance agreement on Lender's then standard form (with such modifications thereto as may be reasonably acceptable to Lender) or on such other form reasonably satisfactory to Lender, with respect to any Lease entered into after the Closing Date that expressly requires the delivery of a subordination, attornment and non-disturbance agreement.
(b)    Any Lease that does not conform to the standards set forth in Section 5.7(a) shall be subject to the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. In addition, all new Leases that are Major Leases, and all terminations, renewals and amendments of Major Leases, and any surrender of rights under any Major Lease, shall be subject to the prior written consent of Lender. If Lender shall fail to respond to Borrower's request for such consent within ten (10) Business Days of Lender's receipt of such request accompanied by, as it relates to a new Lease, a comprehensive term sheet and reasonably detailed financial information about the proposed Tenant (to the extent available from such Tenant) or such other information required to appropriately evaluate the request made by Borrower in relation to the Lease, Borrower may deliver to Lender a second request for consent stating in bold and capitalized type that "LENDER'S FAILURE TO RESPOND TO THE ENCLOSED REQUEST WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED LENDER'S APPROVAL", provided that if

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Lender has reasonably requested any additional material information with respect to the Tenant or any matter described herein (and such information is possessed by or available to Borrower), Borrower shall not have the right to send any such second request unless and until Borrower shall have delivered to Lender such additional information. In the event Lender fails to approve or disapprove such request within five (5) Business Days after Lender's receipt of such second request, such request shall be deemed approved. To the extent Lender does not approve any item described herein which requires its consent, Lender agrees to provide a written explanation with such disapproval.
(c)    Borrower shall (i) observe and punctually perform all the material obligations imposed upon the lessor under the Leases; (ii) enforce all of the material terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed, short of termination thereof, except that Borrower may terminate any Lease following a material default thereunder by the respective Tenant; (iii) not collect any of the rents thereunder more than one month in advance; (iv) not execute any assignment of lessor's interest in the Leases or associated rents other than the assignment of rents and leases under the Security Instrument; (v) not cancel or terminate any guarantee of any of the Major Leases without the prior written consent of Lender; and (vi) not permit any subletting of any space covered by a Lease or an assignment of the Tenant's rights under a Lease, except in strict accordance with the terms of such Lease. Borrower shall deliver to each new Tenant a Tenant Notice upon execution of such Tenant's Lease, and promptly thereafter deliver to Lender a copy thereof and evidence of such Tenant's receipt thereof.
(d)    Security deposits of Tenants under all Leases shall be held in compliance with Legal Requirements and any provisions in Leases relating thereto. Borrower shall maintain books and records of sufficient detail to identify all security deposits of Tenants separate and apart from any other payments received from Tenants. Subject to Legal Requirements, any bond or other instrument held by Borrower in lieu of cash security shall name Lender as payee or mortgagee thereunder or be fully assignable to Lender. Borrower hereby pledges to Lender each such bond or other instrument as security for the Indebtedness. During the continuance of an Event of Default, Borrower shall, upon Lender's request, deposit with Lender in an Eligible Account pledged to Lender an amount equal to the aggregate security deposits of the Tenants (and any interest theretofore earned on such security deposits and actually received by Borrower which are required to be made available to the appropriate Tenants in accordance with the Leases), and any such bonds, that Borrower had not returned to the applicable Tenants or applied in accordance with the terms of the applicable Lease (and failure to do so shall constitute a misappropriation of funds pursuant to Section 9.19(b)).
(e)    Borrower shall promptly deliver to Lender a copy of each written notice from a Tenant under any Major Lease claiming that Borrower is in default in the performance or observance of any of the material terms, covenants or conditions thereof to be performed or observed by Borrower. Borrower shall use commercially reasonable efforts to provide in each Major Lease executed after the Closing Date to which Borrower is a party that any Tenant delivering any such notice shall send a copy of such notice directly to Lender.
(f)    All agreements entered into by or on behalf of Borrower that require the payment of Leasing Commissions or other similar compensation to any party shall (i) provide that

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the obligation will not be enforceable against Lender and (ii) be subordinate to the lien of the Security Instrument.
5.8    Plan Assets, etc. Borrower will do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.
5.9    Further Assurances. Borrower and Approved Music Venue Manager shall, at Borrower's sole cost and expense, from time to time as reasonably requested by Lender, execute, acknowledge, record, register, file and/or deliver to Lender such other instruments, agreements, certificates and documents (including amended or replacement mortgages), and Borrower and Music Venue Manager hereby consents to the filing by Lender of any Uniform Commercial Code financing statements, in each case as Lender may reasonably request to evidence, confirm, perfect and maintain the Liens securing or intended to secure the obligations of Borrower and Approved Music Venue Manager and the rights of Lender under the Loan Documents and do and execute all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents as Lender shall reasonably request from time to time (including the payment and application of Loss Proceeds). Upon foreclosure, the appointment of a receiver or any other relevant action, Borrower and Approved Music Venue Manager shall, at Borrower's sole cost and expense, cooperate fully and completely to effect the assignment or transfer of any license, permit, agreement or any other right necessary or useful to the operation of the Collateral. Upon receipt of an affidavit of Lender as to the loss, theft, destruction or mutilation of any Note, Borrower shall issue, in lieu thereof, a replacement Note in the same principal amount thereof and in the form thereof. Each of Borrower and Approved Music Venue Manager hereby authorizes and appoints Lender as its attorney-in-fact to execute, acknowledge, record, register and/or file such instruments, agreements, certificates and documents, and to do and execute such acts, conveyances and assurances, should either such Person fail to do so itself in violation of this Agreement or the other Loan Documents following written request from Lender, in each case without the signature of Borrower or Approved Music Venue, as appropriate. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Borrower and Approved Music Venue Manager hereby ratifies all actions that such attorney shall lawfully take or cause to be taken in accordance with this Section.
5.10    Management of Collateral.
(a)    (1) The Hotel Property shall be managed at all times pursuant to an Approved Hotel Operating Agreement, and (2) the Commercial Property shall be managed at all times by an Approved Property Manager pursuant to an Approved Property Management Agreement. Pursuant to (1) with respect to the Hotel Property, the Approved Hotel SNDA, and (2) with respect to the Commercial Property, the Subordination of Property Management Agreement, each Approved Hotel Operator and Approved Property Manager shall agree that its Approved Hotel Operating Agreement and Approved Property Management Agreement and, subject to the terms of the Approved Hotel SNDA or Subordination of Property Management Agreement, as applicable, all fees thereunder (including any incentive fees) are subject and subordinate to the Indebtedness. Borrower may from time to time appoint, (1) with respect to the Commercial Property, an Approved Property Manager, and (2) with respect to the Hotel Property, an Approved Hotel Operator, to manage the Commercial

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Property and the Hotel Property, respectively, pursuant to an Approved Property Management Agreement and an Approved Hotel Operating Agreement, as appropriate, provided that (i) no Event of Default is continuing, (ii) Lender receives at least 30 days' prior written notice of same, (iii) such successor manager or successor hotel operator, as applicable, shall execute and deliver to Lender for Lender's benefit (1) with respect to the Commercial Property, a Subordination of Property Management Agreement in form and substance reasonably satisfactory to Lender, and (2) with respect to the Hotel Property, a subordination, non-disturbance and attornment agreement in form and substance similar to the Approved Hotel SNDA, and (iv) if requested by Lender if such Approved Property Manager or Approved Hotel Operator is an affiliate of Borrower, Borrower shall deliver to Lender a new non-consolidation opinion reasonably acceptable to Lender with respect to such (1) Approved Property Manager and new Approved Property Management Agreement with respect to the Commercial Property, and (2) Approved Hotel Operator and new Approved Hotel SNDA with respect to the Hotel Property. The per annum fees of the Approved Property Manager (including any incentive fees) shall not, at any time, exceed the Maximum Management Fee. The per annum fees of the Approved Hotel Operator shall not, at any time, exceed the fees contemplated in the Approved Hotel Operating Agreement.
(b)    Borrower shall require each Approved Property Manager (including any successor Approved Property Manager), the Approved Music Venue Manager (and any related property manager of the ACL Live Business) and each Approved Hotel Operator, to maintain at all times worker's compensation insurance as required by Governmental Authorities.
(c)    Borrower shall notify Lender in writing of any default of Borrower or the Approved Property Manager under the Approved Property Management Agreement, after the expiration of any applicable cure periods, of which Borrower has actual knowledge. Lender shall have the right, after reasonable notice to Borrower and in accordance with the Subordination of Property Management Agreement, to cure defaults of Borrower under the Approved Property Management Agreement. Any out-of-pocket expenses incurred by Lender to cure any such default shall constitute a part of the Indebtedness and shall be due from Borrower upon demand by Lender. Any notification with respect to any default by Borrower or the Approved Hotel Operator under the Approved Hotel Operating Agreement shall be governed by the Approved Hotel SNDA.
(d)    During the continuance of an Event of Default, or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, or during the continuance of a material default by the Approved Property Manager under the Approved Property Management Agreement (after the expiration of any applicable notice and/or cure periods), or if the Approved Property Manager files or is the subject of a petition in bankruptcy (subject to any automatic stay provisions in the Bankruptcy Code), or if a trustee or receiver is appointed for the Approved Property Manager's assets or the Approved Property Manager makes an assignment for the benefit of creditors, or if the Approved Property Manager is adjudicated insolvent, then, in any such case, Lender may, in its sole discretion, terminate or require Borrower to terminate the Approved Property Management Agreement and engage an Approved Property Manager selected by Borrower, subject to Lender’s reasonable approval, or in the event of an Event of Default or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, selected by Lender, to serve as replacement Approved Property Manager pursuant to an Approved Property Management Agreement. With respect to the Hotel Property, Lender may terminate or require Borrower to terminate the Approved Hotel Operating

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Agreement as permitted and in the manner set forth in the Approved Hotel SNDA. To the extent terminated, any replacement Approved Hotel Operator shall be selected by Borrower, subject to Lender’s reasonable approval, or in the event of an Event of Default or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, selected by Lender, to serve as replacement Approved Hotel Operator pursuant to an Approved Hotel Operating Agreement.
(e)    In the event that the Approved Property Management Agreement is scheduled to expire at any time during the term of the Loan, Borrower shall submit to Lender by no later than 60 days prior to such expiration a draft replacement management agreement or an extension of the existing Approved Property Management Agreement for approval in accordance with the terms and conditions hereof.  Borrower's failure to submit the same within the earlier to occur of ten (10) Business Days following notice from Lender to Borrower or ten (10) days prior to the expiration of the existing Approved Property Management Agreement shall, at Lender's option, constitute an immediate Event of Default. With respect to the Hotel Property, in the event that the Approved Hotel Operating Agreement is scheduled to expire at any time during the term of the Loan, the submission and approval of any replacement hotel operating agreement shall be governed by the provisions set forth in the Approved Hotel SNDA relating to the same.
5.11    Notice of Material Event. Borrower shall give Lender prompt notice (containing reasonable detail) once it becomes aware of any of the following: (i) any material change in the financial or physical condition of the Property, as reasonably determined by Borrower, including the termination or cancellation of any Major Lease, which could result in a Material Adverse Effect, and the termination or cancellation of terrorism or other insurance required by this Agreement, (ii) any notice from the Approved Property Manager and/or the Approved Hotel Operator, to the extent such notice relates to a matter that could reasonably be expected to result in a Material Adverse Effect, (iii) any litigation or governmental proceedings pending or threatened in writing against Borrower, Approved Music Venue Manager or the Property that is reasonably expected to result in a Material Adverse Effect, (iv) the insolvency or bankruptcy filing of any Required SPE, Sponsor or an affiliate of any of the foregoing and (v) any other circumstance or event that could reasonably be expected to result in a Material Adverse Effect.
5.12    Annual Financial Statements. As soon as available, and in any event within 85 days after the close of each Fiscal Year, Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower's sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format, annual financial statements of Borrower and the Approved Music Venue Manager, including a balance sheet and operating statement of Borrower and the Approved Music Venue Manager as of the end of such year, together with related statements of operations and equityholders' capital and cash flow for such Fiscal Year, which statements as to Borrower shall be audited by Approved Accountant or a "Big Four" accounting firm whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a consistent basis and shall not be qualified as to the scope of the audit or as to the status of Borrower as a going concern. Together with Borrower's and the Approved Music Venue Manager's annual financial statements, Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower's sole cost and

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expense), or, in the case of predominantly text documents, in Adobe pdf format:
(i)    an updated investor presentation with respect to Sponsor in form and substance substantially similar to the Sponsor Investor Presentation;
(ii)    with respect to the Hotel Property:
(A)    a statement of cash flows and income and expenses in the format set forth in the most recent Uniform System of Accounts (with detailed departmental schedules);
(B)    then current franchise reports, average daily room rates, sales reports, Smith Travel Reports and occupancy reports; and
(C)    such other information as Lender shall reasonably request.
(iii)    with respect to the Commercial Property and the ACL Music Venue Property:
(A)    a statement of cash flows;
(B)    then current rent roll and occupancy reports with respect to the Commercial Property; and
(C)    such other information as Lender shall reasonably request.
5.13    Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter (including year-end), Borrower shall furnish to Lender, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower's sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format, quarterly and year-to-date unaudited financial statements prepared for such Fiscal Quarter with respect to Borrower and the Approved Music Venue Manager, including a balance sheet and operating statement of Borrower and the Approved Music Venue Manager as of the end of such Fiscal Quarter, together with related statements of operations, equityholders' capital and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter, which statements shall be accompanied by an Officer's Certificate certifying that the same are true, correct and complete and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such quarterly report shall be accompanied by the following, in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower's sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format:
(i)    a statement in reasonable detail that calculates Net Operating Income as of the end of each of the Fiscal Quarters in the Test Period ending in such Fiscal Quarter;
(ii)    copies of each of the Leases signed during such quarter;

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(iii)    with respect to the Hotel Property: (a) a statement of cash flows and income and expenses in the format set forth in the most recent Uniform System of Accounts (with detailed departmental schedules), (b) then current franchise reports, average daily room rates, sales reports, Smith Travel Reports and occupancy reports and (c) such other information as Lender shall reasonably request;
(iv)    with respect to the Commercial Property, then current rent roll and occupancy reports; and
(v)    with respect to the Commercial Property or the ACL Music Venue Property, such other information as Lender shall reasonably request.
5.14    Monthly Financial Statements; Non-Delivery of Financial Statements.
(a)    Until the occurrence of a Securitization and during the continuance of a Trigger Period or an Event of Default (or, in the case of item (ii) below, at all times), Borrower shall furnish within 30 days after the end of each calendar month (other than the calendar month immediately following the final calendar month of any Fiscal Year or Fiscal Quarter), in an Excel spreadsheet file in electronic format (which may be via an intralinks site at Borrower's sole cost and expense), or, in the case of predominantly text documents, in Adobe pdf format, monthly and year-to-date unaudited financial statements prepared for the applicable month with respect to Borrower and the Approved Music Venue Manager, including a balance sheet and operating statement as of the end of such month, together with related statements of income, equityholders' capital and cash flows for such month and for the portion of the Fiscal Year ending with such month, which statements shall be accompanied by an Officer's Certificate certifying that the same are true, correct and complete and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such monthly report shall be accompanied by the following:
(i)    then current rent roll as to the Commercial Property, a statement of cash flows and income and expenses for the Hotel Property in the format set forth in the most recent Uniform System of Accounts (with detailed departmental schedules), franchise reports, average daily room rates, sales reports, Smith Travel Reports and occupancy reports; and
(ii)    such other information as Lender shall reasonably request.
(b)    If Borrower fails to provide to Lender the financial statements and other information specified in Sections 5.12, 5.13 and this Section within the respective time period specified in such Sections and such failure continues for ten (10) Business Days following written notice from Lender, then (i) such failure shall, at Lender's election, constitute an Event of Default following written notice from Lender; and (ii) a Trigger Period shall be deemed to have commenced for all purposes hereunder and shall continue until such failure is remedied and the financial statements delivered to Lender evidence that no Trigger Period is in effect.

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5.15    Insurance.
(a)    Borrower shall obtain and maintain with respect to the Property (other than the ACL Live Business) and shall cause Approved Music Venue Manager to obtain and maintain with respect to the ACL Live Business (except to the extent covered by policies of insurance maintained by Borrower), for the mutual benefit of Borrower and Lender at all times, the following policies of insurance:
(i)    property insurance against loss or damage by standard perils included within the classification "All Risks" or "Special Form" Causes of Loss, including coverage for damage caused by windstorm (including named storm) and hail. Such insurance shall (A) be in an amount equal to the full insurable value on replacement cost basis of the Property and, if applicable, all related furniture, furnishings, equipment and fixtures (without deduction for physical depreciation); (B) have deductibles acceptable to Lender (but in any event not in excess of $50,000, except in the case of windstorm and earthquake coverage, which shall have deductibles not in excess of 5% of the total insurable value of the Property); (C) be paid annually in advance; (D) be written on a "Replacement Cost" basis, waiving depreciation, (E) be written on a no coinsurance form or contain an "Agreed Amount" endorsement, waiving all coinsurance provisions; (F) if, at any time during the Loan, any of the Improvements at the Property constitute legal non‑conforming structures, include ordinance or law coverage on a replacement cost basis, with no co‑insurance provisions, containing Coverage A: "Loss Due to Operation of Law" (with a limit equal to replacement cost), Coverage B: "Demolition Cost" and Coverage C: "Increased Cost of Construction" coverages each with limits of no less than 10% of replacement cost or such lesser amounts as Lender may require in its sole discretion; and (G) permit that the improvements and other property covered by such insurance be rebuilt at another location in the event that such improvements and other property cannot be rebuilt at the location on which they are situated as of the date hereof. If such insurance excludes mold, then Borrower shall implement a mold prevention program satisfactory to Lender;
(ii)    if any material portion of the Property is located in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, flood insurance in an amount equal to the maximum limit of coverage available under the National Flood Insurance Program, plus such additional excess limits as shall be requested by Lender, with a deductible not in excess of $25,000;
(iii)    commercial general liability insurance, including broad form coverage of property damage, contractual liability for insured contracts and personal injury (including bodily injury and death), to be on the so-called "occurrence" form containing minimum limits per occurrence of not less than $1,000,000 with not less than a $2,000,000 general aggregate for any policy year (with a per location aggregate if the Property is on a blanket policy), with a deductible not in excess of $50,000. In addition, at least $100,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for any and all claims, including

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all legal liability imposed upon Borrower and all related court costs and attorneys' fees and disbursements;
(iv)    rental loss and/or business interruption insurance covering actual loss sustained during restoration from all risks required to be covered by the insurance provided for herein, including clauses (i), (ii), (v), (vii), (viii) and (ix) of this Section, and covering the 18 month period from the date of any Casualty and containing an extended period of indemnity endorsement covering the 12 month period commencing on the date on which the Property has been restored, as reasonably determined by the applicable insurer (even if the policy will expire prior to the end of such period). The amount of such insurance shall be increased from time to time as and when the gross revenues from the Property increase;
(v)    insurance for steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available and are generally required by institutional lenders for properties comparable to the Property, in each case, with a deductible not in excess of $50,000;
(vi)    worker's compensation insurance with respect to all employees of Borrower, if any, as and to the extent required by any Governmental Authority or Legal Requirement and employer's liability coverage of at least $1,000,000 (if applicable);
(vii)    during any period of repair or restoration, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the repairs or restoration at the Property that are not covered by or under the terms or provisions of the insurance provided for in Section 5.15(a)(iii) and (B) the insurance provided for in Section 5.15(a)(i), which shall, in addition to the requirements set forth in such Section, (1) be written in a so-called builder's risk completed value form or equivalent coverage, including coverage for 100% of the total costs of construction on a non-reporting basis and against all risks insured against pursuant to clauses (i), (ii), (iv), (v), (viii) and (ix) of Section 5.15(a) and (2) include permission to occupy the Property;
(viii)    if required by Lender, earthquake insurance (A) with minimum coverage equivalent to the greater of 1.0x SUL (scenario upper loss) and 1.5x SEL (scenario expected loss) multiplied by the full replacement cost of the building plus business income, (B) having a deductible not in excess of 5% of the total insurable value of the Property, and (C) if the Property is legally nonconforming under applicable zoning ordinances and codes, containing ordinance of law coverage in amounts as required by Lender;
(ix)    so long as the Terrorism Risk Insurance Program Reauthorization Act of 2007 ("TRIPRA") or a similar or subsequent statute is in effect, terrorism insurance for foreign and domestic acts (as such terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Property (plus rental loss and/or business interruption insurance coverage for a term set forth in clause (iv) above). If

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TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder on a stand alone‑basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount. In either such case, such insurance shall not have a deductible in excess of $50,000;
(x)    to the extent Borrower or any affiliate sells alcohol at the Property, liquor liability insurance in an amount of at least $10,000,000 or in such greater amount as may be required by applicable Legal Requirements against claims or liability arising directly or indirectly to persons or property on account of the sale or dispensing of alcoholic beverages at the Property;
(xi)    to the extent Borrower maintains any employees at the Property, crime coverage in an amount not less than $500,000 to protect against employee dishonesty and related incidents, containing minimum limits per occurrence of $1,000,000;
(xii)    auto liability coverage for all owned and non owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000 (if applicable); and
(xiii)    such other insurance as may from time to time be requested by Lender.
(b)    All policies of insurance (the "Policies") required pursuant to this Section shall be issued by one or more insurers having a rating of at least "A" by S&P and "A2" by Moody's (or, if Moody's does not rate such insurer, at least "A: VIII" by AM Best), or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least "A" by S&P and "A2" by Moody's (or, if Moody's does not rate such insurer, at least "A: VIII" by AM Best), and all such insurers shall have ratings of not less than "BBB+" by S&P and "Baa1" by Moody's (or, if Moody's does not rate such insurer, at least "A: VIII" by AM Best).
(c)    All Policies required pursuant to this Section:
(i)    shall contain deductibles that, in addition to complying with any other requirements expressly set forth in Section 5.15(a), are approved by Lender (such approval not to be unreasonably withheld, delayed or conditioned, but subject to the requirements of each Rating Agency) and are no larger than is customary for similar policies covering similar properties in the market in which the Property is located;

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(ii)    shall be maintained throughout the term of the Loan without cost to Lender and shall name Borrower as the named insured;
(iii)    with respect to property and rental or business interruption insurance policies, shall contain a standard noncontributory mortgagee clause naming Lender and its successors and assigns as their interests may appear as first mortgagee and loss payee;
(iv)    with respect to liability policies, except for workers compensation, employers liability and auto liability, shall name Lender and its successors and assigns as their interests may appear as additional insureds;
(v)    with respect to property and rental or business interruption insurance policies, shall either be written on a no coinsurance form or contain an endorsement providing that neither Borrower nor Lender nor any other party shall be a co‑insurer under such Policies;
(vi)    with respect to property and rental or business interruption insurance policies, shall contain an endorsement or other provision providing that Lender shall receive at least 30 days' prior written notice of cancellation thereof (or, in the case of cancellation due to non-payment of premium, 10 days' prior written notice);
(vii)    with respect to property and rental or business interruption insurance policies, shall contain an endorsement providing that no act or negligence of Borrower or any foreclosure or other proceeding or notice of sale relating to the Property shall affect the validity or enforceability of the insurance insofar as a mortgagee is concerned;
(viii)    shall not contain provisions that would make Lender liable for any insurance premiums thereon or subject to any assessments thereunder;
(ix)    shall contain a waiver of subrogation against Lender, as applicable;
(x)    may be in the form of a blanket policy, provided that Borrower shall provide evidence satisfactory to Lender that the insurance premiums for the Property are separately allocated to the Property, and such blanket policy shall provide the same protection as would a separate Policy as reasonably determined by Lender, subject to review and approval by Lender based on the schedule of locations and values, if requested by Lender; and
(xi)    shall otherwise be reasonably satisfactory in form and substance to Lender and shall contain such other provisions as Lender deems reasonably necessary or desirable to protect its interests.
(d)    Borrower shall pay the premiums for all Policies as the same become due and payable. Complete copies of such Policies shall be delivered to Lender promptly upon request. Not later than 30 days prior to the expiration date of each Policy, Borrower shall deliver to Lender evidence, reasonably satisfactory to Lender, of its renewal. Borrower shall promptly forward to Lender a copy

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of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. Within 30 days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.
(e)    Borrower shall not procure any other insurance coverage that would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies. If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect when and as required hereunder, Lender shall have the right to take such action as Lender deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate (but limited to the coverages and amounts required hereunder). All premiums, costs and expenses (including attorneys' fees and expenses) incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, and shall bear interest at the Default Rate.
(f)    In the event of foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Indebtedness, all right, title and interest of Borrower in and to the Policies then in force with respect to the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or in Lender or other transferee in the event of such other transfer of title.
(g)    Notwithstanding the foregoing provisions of this Section, for so long as (a) the Association maintains insurance policies (the "Condominium Board Policies") that provide for some or all of the insurance coverage required under this Section with respect to the General Common Elements (as defined in the Condominium Documents) and (b) the Condominium Board Policies comply with all of the applicable terms and conditions of this Section with respect to such coverage, or are otherwise acceptable to Lender in its sole discretion, then Borrower shall be deemed to be in compliance with applicable insurance required hereunder with respect to the insurance provided by the Condominium Board Policies for the General Common Elements. If at any time while the Indebtedness remains outstanding, the Condominium Board Policies provide for certain insurance required hereunder which do not comply with one or more applicable requirements of this Section or are not otherwise acceptable to Lender in its sole discretion, then Borrower shall, within three (3) Business Days, at its sole cost and expense, either (i) cause the Association to modify the Condominium Board Policies as shall be necessary to bring the applicable insurance coverage into compliance with this Section or (ii) procure and maintain “excess and contingent” insurance coverage in order for the collective insurance to be in compliance with all of the applicable terms and conditions of this Section.
5.16    Casualty and Condemnation.
(a)    Borrower shall give prompt notice to Lender of any Casualty or Condemnation or of the actual or threatened commencement of proceedings that would result in a Condemnation after Borrower becomes aware of same.

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(b)    Lender may participate in any proceedings for any taking by any public or quasi-public authority accomplished through a Condemnation or any transfer made in lieu of or in anticipation of a Condemnation, to the extent permitted by law. Upon Lender's request, Borrower shall deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its sole cost and expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Borrower shall not consent or agree to a Condemnation or action in lieu thereof without the prior written consent of Lender in each instance, which consent shall not be unreasonably withheld, delayed or conditioned in the case of a taking of an immaterial portion of the Property.
(c)    Lender may (x) jointly with Borrower settle and adjust any claims, (y) during the continuance of an Event of Default, settle and adjust any claims without the consent or cooperation of Borrower, or (z) allow Borrower to settle and adjust any claims; except that if no Event of Default is continuing, Borrower may settle and adjust claims aggregating not in excess of the Threshold Amount if such settlement or adjustment is carried out in a competent and timely manner, but Lender shall be entitled to collect and receive (as set forth below) any and all Loss Proceeds. The reasonable expenses incurred by Lender in the adjustment and collection of Loss Proceeds shall become part of the Indebtedness and shall be reimbursed by Borrower to Lender upon demand therefor.
(d)    All Loss Proceeds from any Casualty or Condemnation shall be remitted directly to Lender for deposit into the Loss Proceeds Account (monthly rental loss/business interruption proceeds to be initially deposited into the Loss Proceeds Account and subsequently deposited into the Cash Management Account in installments as and when the lost rental income covered by such proceeds would have been payable). Following the occurrence of a Casualty, Borrower, regardless of whether proceeds are available but in any event subject to the right to prepay the outstanding Indebtedness as set forth in Section 1.2(b) or to complete a Defeasance, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the Property to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof applicable to Alterations. If any Condemnation or Casualty occurs as to which, in the reasonable judgment of Lender:
(i)    in the case of a Casualty, the cost of restoration would not exceed 30% of the Loan Amount and the Casualty does not result in more than 30% of the guest rooms or function space being taken out of service for more than an immaterial period of time, the inability to use, for more than an immaterial period of time, a material portion of the common areas or business space the use of which is required for the ordinary operation of the Property, the cancellation of individual room reservations or group room contracts or reservations for function areas which represent more than 30% of the normal Revenues derived from such sources, or the reduction of more than 30% of the Revenues derived from food and beverage service and other operations at the Property, provided, to the extent the Casualty results in cancellations which represent more than 30% of the normal Revenues from the related sources or the reduction of more than 30% of the Revenues but which are less than 50% of the related Revenues, Borrower may deposit into the Loss Proceeds Account as additional Collateral for the Loan an amount which is equivalent to the lost Revenue greater than 30%;

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(ii)    in the case of a Condemnation, the Condemnation does not render untenantable, or result in the cancellation of Leases covering, more than 15% of the gross rentable area of the Property;
(iii)    restoration of the Property is reasonably expected to be completed prior to the expiration of rental interruption insurance and at least six months prior to the Maturity Date;
(iv)    after such restoration, the fair market value of the Property is reasonably expected to equal at least the fair market value of the Property immediately prior to such Condemnation or Casualty; and
(v)    all necessary approvals and consents from Governmental Authorities will be obtained to allow the rebuilding and re-occupancy of the Property;
or if Lender otherwise elects to allow Borrower to apply Loss Proceeds toward the restoration of the Property, then, provided no Event of Default is continuing, the Loss Proceeds after receipt thereof by Lender and reimbursement of any reasonable expenses incurred by Lender in connection therewith shall be applied to the cost of restoring, repairing, replacing or rebuilding the Property or part thereof subject to the Casualty or Condemnation, in the manner set forth below (and Borrower shall commence, as promptly and diligently as practicable, to prosecute such restoring, repairing, replacing or rebuilding of the Property in a workmanlike fashion and in accordance with applicable law to a status at least equivalent to the quality and character of the Property immediately prior to the Condemnation or Casualty). Provided that no Event of Default shall have occurred and be then continuing, Lender shall disburse such Loss Proceeds to Borrower upon Lender's being furnished with (i) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, (ii) if the cost of completion of the restoration plus payment of debt service on the Loan during the period of restoration exceeds the amount then contained in the Loss Proceeds Account, funds in an amount equal to such excess, which funds shall be remitted into the Loss Proceeds Account as additional Collateral for the Loan, and (iii) such architect's certificates, conditional waivers of lien (conditioned solely on the receipt of payment), contractor's sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably request; and Lender may, in any event, require that all plans and specifications for restoration reasonably estimated by Lender to exceed the Threshold Amount be submitted to and approved by Lender prior to commencement of work (which approval shall not be unreasonably withheld, delayed or conditioned). If Lender reasonably estimates that the cost to restore will exceed the Threshold Amount, Lender may retain a local construction consultant to inspect such work and review Borrower's request for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and expenses of such consultant (which fees and expenses shall constitute Indebtedness). No payment shall exceed 90% of the value of the work performed from time to time until such time as 50% of the restoration (calculated based on the anticipated aggregate cost of the work) has been completed, and amounts retained prior to completion of 50% of the restoration shall not be paid prior to the final completion of the restoration. Funds other than Loss Proceeds shall be disbursed prior to disbursement of such Loss Proceeds, and at all times the undisbursed balance of such proceeds remaining in the Loss Proceeds Account, together with any additional funds irrevocably

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and unconditionally deposited therein or irrevocably and unconditionally committed for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration free and clear of all Liens or claims for Lien.
(e)    Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Loss Proceeds lawfully or equitably payable to Lender in connection with the Property. Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys' fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an Appraisal on behalf of Lender) out of such Loss Proceeds or, if insufficient for such purpose, by Borrower.
(f)    If Borrower is not entitled to apply Loss Proceeds toward the restoration of the Property pursuant to Section 5.16(d) and Lender elects not to permit such Loss Proceeds to be so applied, such Loss Proceeds shall be applied on the first Payment Date following such election to the prepayment of the Principal Indebtedness, provided, in conjunction with such prepayment, Borrower shall not be obligated to pay a prepayment fee or penalty, based on the Yield Maintenance Premium or otherwise. If the Note has been bifurcated into multiple Notes or Note Components pursuant to Section 1.1(c), all prepayments of the Loan made by Borrower in accordance with this Section shall be applied to the Notes or Note Components in the manner described in the Componentization Notice.
(g)    Notwithstanding the foregoing provisions of this Section, if the Loan is included in a REMIC and immediately following a release of any portion of the applicable Property from the Lien of the Loan Documents in connection with a Casualty or Condemnation the Loan would fail to satisfy a Lender 80% Determination (taking into account the planned restoration of the Property), then Borrower shall prepay the Principal Indebtedness in accordance with Section 5.16(f) in an amount equal to either (i) so much of the Loss Proceeds as are necessary to cause the Lender 80% Determination to be satisfied, or if the aggregate Loss Proceeds are insufficient for such purpose, then 100% of such Loss Proceeds, or (ii) a lesser amount, provided that Borrower delivers to Lender an opinion of counsel, in form and substance reasonably satisfactory to Lender and delivered by counsel reasonably satisfactory to Lender, opining that such release of Property from the Lien does not cause any portion of the Loan to cease to be a "qualified mortgage" within the meaning of section 860G(a)(3) of the Code.
5.17    Annual Budget. At least 30 days prior to the commencement of each Fiscal Year during the term of the Loan, and within 30 days after the commencement of any Trigger Period or Event of Default, Borrower shall deliver to Lender an Annual Budget for the Property for the ensuing Fiscal Year and, promptly after preparation thereof, any subsequent revisions to the Annual Budget, which delivery shall be for informational purposes only so long as no Trigger Period or Event of Default is continuing. During the continuance of any Trigger Period or Event of Default, such Annual Budget and any revisions thereto shall be subject to Lender's approval (the Annual Budget, as so approved, the "Approved Annual Budget"). Borrower shall not amend any Approved Annual Budget more than once in any 60-day period. For so long as Lender shall withhold its consent to any Annual Budget or any revisions thereto, the Annual Budget in effect prior to any such request for approval shall remain in effect.

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5.18    Venture Capital Operating Companies; Nonbinding Consultation. Solely to the extent that Lender or any direct or indirect holder of an interest in the Loan must qualify as a "venture capital operating company" (as defined in Department of Labor Regulation 29 C.F.R. § 2510.3‑101), Lender shall have the right to consult with and advise Borrower and Approved Music Venue Manager regarding significant business activities and business and financial developments of Borrower and Approved Music Venue Manager, provided that any such advice or consultation or the result thereof shall be completely nonbinding on Borrower and Approved Music Venue Manager.
5.19    Compliance with Encumbrances and Material Agreements. Each of Borrower and Approved Music Venue Manager covenants and agrees as follows:
(i)    Each Person shall comply with all material terms, conditions and covenants of each Material Agreement and each material Permitted Encumbrance, including any reciprocal easement agreement, ground lease, declaration of covenants, conditions and restrictions, and any condominium arrangements.
(ii)    Each Person shall promptly deliver to Lender a true and complete copy of each and every notice of default received by Borrower with respect to any obligation of Borrower under the provisions of any Material Agreement and/or Permitted Encumbrance.
(iii)    Each Person shall deliver to Lender copies of any written notices of default or event of default relating to any Material Agreement and/or Permitted Encumbrance served by Borrower.
(iv)    Without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, neither Person shall grant or withhold any material consent, approval or waiver under any Material Agreement or Permitted Encumbrance unless no Event of Default is continuing and the same would not be reasonably likely to have a Material Adverse Effect.
(v)    Borrower shall deliver to each other party to any Material Agreement, and, upon Lender's request, to any Permitted Encumbrances notice of the identity of Lender and each assignee of Lender of which Borrower is aware if such notice is required in order to protect Lender's interest thereunder.
(vi)    Except as otherwise permitted pursuant to the terms of this Agreement or following a material default beyond any applicable notice and cure or grace periods, each Person shall enforce, short of termination thereof, the performance and observance of each and every material term, covenant and provision of each Material Agreement and Permitted Encumbrance to be performed or observed, if any.
5.20    Prohibited Persons. No Required SPE or any of their direct or indirect equityholders shall (i) knowingly conduct any business, or engage in any transaction or dealing, with any Embargoed Person, including the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Embargoed Person, or (ii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Federal

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Trade Embargo. Borrower shall cause the representation set forth in Section 4.39 to remain true and correct at all times.
5.21    Condominium. Borrower covenants and agrees as follows:
(i)    Borrower shall pay all common charges and other assessments as required by the Condominium Documents in respect of the Property and shall promptly, following demand, exhibit to Lender proof of all such payments;
(ii)    Borrower shall not, unless directed otherwise in writing by Lender, without first obtaining Lender's prior written consent, (a) vote for, consent to or permit to occur any modification of, amendment to, or relaxation in the enforcement of, any material provision of the Condominium Documents; provided, however, Lender's approval shall not be required for amendments to the Condominium Documents containing disclosures or other provisions required to be made by Legal Requirements; (b) in the event of damage to or destruction of the Property, vote in opposition to a motion to repair, restore or rebuild, unless the Indebtedness will be repaid in full pursuant to Section 5.16; (c) partition or subdivide any Condominium Unit, or combine any Condominium Unit with another Condominium Unit; (d) consent to the termination of a Condominium; or (e) vote in favor of the imposition of special assessments for capital improvements pursuant to the Condominium Documents.
(iii)    Borrower shall fully and faithfully observe, keep and perform, in all material respects, each and every material requirement, condition, covenant, agreement and provisions under the Texas Condominium Act and the Condominium Documents on the part of Borrower to be observed, kept and performed. Borrower shall promptly deliver to Lender a copy of any notice of default received by Borrower with respect to any obligation of Borrower under the provisions of the Condominium Documents or the Texas Condominium Act.
5.22    Hotel Operating Agreement; Advance Deposits.
(a)    Borrower shall not terminate, cancel, modify in any material respects, renew or extend the Approved Hotel Operating Agreement, or enter into any agreement relating to the right to operate the Hotel Property under a different brand name, or under a hotel system controlled by a franchisor and/or hotel manager other than the Approved Hotel Operator, without the prior express written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    Advance payments, room deposits and deposits for use of function space or other amenities of the Hotel Property, if cash, may be deposited by Borrower or Approved Hotel Operator into the Manager Accounts and the Disbursement Account to the extent permitted under the Hotel Operating Agreement. Borrower shall cause to be maintained books and records of sufficient detail to identify all advance payments and deposits separate and apart from any other payments for operations of the Property. Any bond or other instrument that Borrower is permitted to hold in lieu of cash deposits or advance payments shall be maintained in full force and effect unless replaced by cash deposits as described above. Borrower shall, upon Lender's request, provide Lender with

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evidence reasonably satisfactory to Lender of Borrower's compliance with the foregoing. During the continuance of any Trigger Period or Event of Default, Borrower shall (i) upon Lender's request, cause to be deposited with Lender in an Eligible Account pledged to Lender an amount equal to the aggregate such advance payments and deposits (and any interest theretofore earned on such deposits and actually received by Borrower and not returned to the depositor or applied to amounts due Borrower, provided such amounts shall be subject to the rights of the party depositing such funds with Borrower), and (ii) be deemed to have pledged to Lender as security for the Indebtedness any bond or other instrument that Borrower is permitted to hold in lieu of cash deposits or advance payments.
(c)    Borrower shall promptly deliver or cause to be delivered to Lender a copy of each written notice from Approved Hotel Operator or the counterparty to any Material Agreement claiming that Borrower is in default in the performance or observance of any of the material terms, covenants or conditions thereof to be performed or observed by Borrower. Borrower shall provide, or cause to be provided, in each Material Agreement executed after the Closing Date to which Borrower is a party that any counterparty delivering any such notice shall send a copy of such notice directly to Lender.
5.23    Approved Capital Improvements. Borrower may commence making certain Additional Capital Improvements to the Property subject to compliance with the terms of this Section 5.23, provided a PIP shall not be subject to the terms and conditions of this Section so long as such PIP is otherwise undertaken in accordance with the terms of the Approved Hotel Operating Agreement. Solely in conjunction with any such Approved Capital Improvements, Borrower shall deliver to Lender the following items which shall be subject to the reasonable approval of Lender not to be unreasonably withheld, conditioned or delayed:
(a)    all necessary city or other permits for the commencement of the Approved Capital Improvements have been obtained by Borrower and a copy thereof provided to Lender;
(b)    all necessary approvals have been obtained from the Approved Hotel Operator and the Approved Music Venue Manager, as applicable;
(c)    Lender shall have reviewed and approved (which approval shall not be unreasonably withheld, conditioned or delayed) (i) any applicable executed construction contracts and (ii) except in relation to the Approved Digital Sign Construction, any required plans and specifications for the Approved Capital Improvements prepared by a licensed architect;
(d)    Borrower provides written evidence of available capital to pay for the completion of the items noted in the Approved Capital Improvements to the extent such amounts are not to be reimbursed or paid from the Capital Expenditure (Commercial Property) Reserve Account or the Capital Expenditure (ACL Music Venue Property) Reserve Account;
(e)    If requested by Lender, a guaranty of completion shall be executed by Borrower, Sponsor and, as applicable an Approved Music Venue Manager, for the benefit of Lender in relation to the completion of any Approved Capital Improvement;

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(f)    evidence of additional insurance reasonably satisfactory to Lender, including, without limitation, evidence of a builder's risk insurance policy (consistent with the requirements of Section 5.15 hereof) naming Lender as an additional insured;
(g)    Borrower demonstrating that a Material Adverse Effect shall not result during or after construction and access and enjoyment by hotel guests and users of the Commercial Property shall not be adversely affected on a permanent basis after the completion of any Approved Capital Improvements;
(h)    Borrower shall incur no Debt whatsoever in connection with the completion of the Capital Expenditures contemplated by the Approved Capital Improvements, it being understood and agreed that all costs and expenses with respect to such Capital Expenditures shall be paid out of Borrower's equity and from funds maintained in the Capital Expenditure (Commercial Property) Reserve Account and the Capital Expenditure (ACL Music Venue Property) Reserve Account; and
(i)    Borrower's demonstration to Lender that the Capital Expenditures shall be completed in material compliance with all Legal Requirements including applicable zoning and building codes and that the Property, as a whole, shall continuously be in full compliance with all applicable zoning and building codes and other Legal Requirements throughout the period of construction and thereafter with no Material Adverse Effect whatsoever upon the Property.
(j)    Borrower shall (i) cause the related Capital Expenditures to be diligently pursued to completion and, without limitation, shall not cause there to be a cessation of any construction or related activity for longer than sixty (60) days, and (ii) as it pertains to the Approved Music Venue Construction, expend no more than $2,750,000 on any related Capital Expenditures, as it pertains to the Approved Digital Sign Construction, expend no more than $1,500,000 and as it relates to any other Additional Capital Improvements, expend no more than $1,000,000 (in any event, inclusive of any amounts currently being held in the Capital Expenditure (Commercial Property) Reserve Account and/or the Capital Expenditure (ACL Music Venue Property) Reserve Account). Borrower shall cause all Capital Expenditures to be undertaken consistent with the documents provided as a condition precedent hereunder to, including any Approved Capital Improvements, except as such deviations from such instruments may be approved by Lender (which approval shall not be unreasonably withheld, delayed or conditioned) and any applicable Rating Agency (to the extent all or a portion of the Loan is subject to a Securitization) in writing. Without limiting the foregoing, any material revisions to plans for an Approved Capital Improvement shall be subject to Lender's approval not to be unreasonably withheld, conditioned or delayed and Borrower shall not amend any plans or contracts for such Approved Capital Improvements more than once in any 30-day period. For so long as Lender shall withhold its consent to any proposed revisions to any plans or contracts for any Approved Capital Improvement, the plans and contracts for such Approved Capital Improvement in effect prior to any such request for approval shall remain in effect. All Capital Expenditures contemplated by an Approved Capital Improvement shall be in conformance with all applicable Legal Requirements, of a quality no less than industry standard for similarly situated properties in the proximity to the Property and otherwise undertaken in accordance with the requirements of the Approved Hotel Operating Agreement, the Approved Property Management Agreement, the Approved Music Venue Lease, as applicable, and this Agreement.

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(k)    Borrower shall provide Lender with periodic written progress reports (each, a "Periodic Report") with respect to the completion of the related Capital Expenditures no less frequently than once per calendar month which Periodic Report shall include, without limitation, (i) a comparison of work done to date and the costs relative thereto to the budgeted line item with respect to any Approved Capital Improvement as then approved by Lender, including the use of any contingency amounts, (ii) copies of any change orders or similar documents as may be implemented by Borrower, (iii) a status report and the anticipated completion date with respect thereto, (iv) a copy of all lien releases and waivers for contractors, materialmen and other Persons who have received payment since the prior Periodic Report to the extent such releases and waivers can be obtained, (v) reasonable evidence, including paid invoices, establishing that Borrower has paid for the costs and expenses incurred in completing the Capital Expenditures which are to be paid out of available capital and not reimbursed or paid from the Capital Expenditure (Commercial Property) Reserve Account and/or the Capital Expenditure (ACL Music Venue Property) Reserve Account, (vi) to the extent Lender determines in its reasonable discretion that additional funds above the amount estimated by Borrower are necessary to complete the Capital Expenditures contemplated by any Approved Capital Improvement, evidence of such additional available capital, (vii) a copy of any written correspondence or notices received by Borrower of a material nature with respect to either the Capital Expenditures or the Property including any notices from the insurance company and any Approved Music Venue Manager, Approved Hotel Operator, or Approved Property Manager, as applicable, and (viii) an Officer's Certificate confirming (a) all costs and expenses incurred to date have been previously paid by Borrower, (b) the progress of the Capital Expenditures, and (c) the satisfaction of all conditions outlined in this Section. In addition, Lender may retain a construction consultant to inspect the Capital Expenditures contemplated by any Approved Capital Improvement. Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant. It is expressly agreed and understood that the Capital Expenditures undertaken pursuant to this Section 5.23 shall, subject to the terms of the Approved Hotel Operating Agreement, the Approved Property Management Agreement and the Approved Music Venue Lease, as applicable, be deemed a part of the Property hereunder and subject to the lien of the Security Instrument and Borrower agrees to cooperate with Lender in entering any documentation deemed necessary by Lender.
(l)    Notwithstanding the foregoing, no approval or consent shall be required by Lender solely with solely with respect to any Capital Expenditures made in connection with the Approved Music Venue Construction, provided that subsections (a), (b), (d), (f), (g), (h), and (i) above are satisfied. Following the completion of such Approved Music Venue Construction, Borrower shall provide Periodic Reports to Lender in accordance with subsection (k) above.
5.24    Approved Music Venue Lease.
(a)    Borrower shall comply with the affirmative and negative covenants relating to the Approved Music Venue Lease in all material respects, and no Default hereunder shall be excused by virtue of the fact that such Default was caused by the Approved Music Venue Manager, as a lessee thereunder. Lender acknowledges that the Approved Music Venue Manager is not liable for the Indebtedness; provided, however, that the Approved Music Venue Managers acknowledge and agree that the leasehold interest pursuant to the Approved Music Venue Lease constitutes Collateral for the

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Loan as set forth in this Agreement, the Security Instrument, and the other Loan Documents.
(b)    Borrower shall not cause the Approved Music Venue Manager to fail to remain in effect in accordance with the terms of the Approved Music Venue Lease (and shall exercise any applicable extension option in furtherance of the foregoing) so long as any portion of the Indebtedness is outstanding unless consented to by Lender, which consent in the absence of an Event of Default shall not be unreasonably withheld, conditioned or delayed. Neither Borrower nor any Approved Music Venue Manager shall amend or modify its Approved Music Venue Lease in any material respect; provided, however, that Borrower and an Approved Music Venue Manager shall have the right, without Lender consent, to amend its Approved Music Venue Lease solely for the purpose of extending the term thereof and/or revising the rent payable thereunder (as contemplated therein), provided such revised rent shall be sufficient to allow Borrower to pay debt service and all other amounts payable to Lender hereunder.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Documents or in an Approved Music Venue Lease, upon conveyance of the Property by foreclosure or deed in lieu of foreclosure, Lender may, at its sole option and regardless of whether an Approved Music Venue Manager is in default or in compliance with the terms of its Approved Music Venue Lease, terminate such Approved Music Venue Lease without payment of any termination fee, penalty or other amount, such termination to be effective upon such conveyance or such later date as Lender shall determine in its sole discretion. In addition, upon acceleration of the Loan, Lender may, at its sole option and regardless of whether an Approved Music Venue Manager is in default or in compliance with the terms of its Approved Music Venue Lease, deliver a termination notice to Borrower and such Approved Music Venue Manager terminating its Approved Music Venue Lease without payment of any termination fee, penalty or other amount, such termination to be immediately effective upon the conveyance of the Property by foreclosure or deed in lieu of foreclosure.
(d)    Approved Music Venue Manager hereby consents to the Loan and acknowledges that it derives substantial benefit from the making thereof. Borrower acknowledges that, pursuant to each Approved Music Venue Lease, all amounts remitted to Lender or deposited into the Lockbox Account or the Cash Management Account by the Approved Music Venue Manager shall be credited against any amounts payable by such Approved Music Venue Manager to Borrower under the Approved Music Venue Lease.
ARTICLE VI
NEGATIVE COVENANTS
6.1    Liens on the Collateral. No Required SPE shall permit or suffer the existence of any Lien on any of its assets, other than Permitted Encumbrances and any Lien being contested in accordance with the terms and provisions of this Agreement.
6.2    Ownership. Borrower shall not own any assets other than the Property and related personal property and fixtures located therein or used in connection therewith. Approved Music Venue Manager shall not own any assets other than its leasehold interest in the ACL Music Venue Property

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and the Showcase Venue Space and related personal property and trade fixtures located therein or used in connection therewith.
6.3    Transfer; Prohibited Change of Control. No Required SPE shall Transfer any Collateral other than in compliance with Article II or Section 6.11 and other than the replacement or other disposition of obsolete or non-useful personal property and fixtures in the ordinary course of business, and, other than the declarations currently in effect with respect to the Property, Borrower shall not hereafter file a declaration of condominium with respect to the Property. No Prohibited Change of Control or Prohibited Pledge shall occur.
6.4    Debt. No Required SPE shall have any Debt, other than Permitted Debt. Without limiting the foregoing, Borrower shall not incur any PACE Debt without the prior written consent of Lender in its sole discretion.
6.5    Dissolution; Merger or Consolidation. No Required SPE shall dissolve, terminate, liquidate, merge with or consolidate into another Person without first causing the Loan to be assumed by a Successor Borrower pursuant to Section 2.2.
6.6    Change in Business. No Required SPE shall make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.
6.7    Debt Cancellation. No Required SPE shall cancel or otherwise forgive or release any material claim or Debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business.
6.8    Affiliate Transactions. Neither Borrower nor Approved Music Venue Manager shall enter into, or be a party to, any transaction with any affiliate of Borrower or Approved Music Venue Manager, except on terms that are intrinsically fair, commercially reasonable and substantially similar to those that Borrower or Approved Music Venue Manager would have obtained in a comparable arm's length transaction with an unrelated third party.
6.9    Misapplication of Funds. Neither Borrower nor Approved Music Venue Manager shall (a) distribute any Revenue or Loss Proceeds in violation of the provisions of this Agreement (and shall promptly cause the reversal of any such distributions made in error of which Borrower or Approved Music Venue Manager becomes aware), (b) fail to remit amounts (and shall use commercially reasonable efforts to cause Approved Property Manager, Approved Hotel Operator and each Tenant to not fail to remit amounts) to the Cash Management Account, Lockbox Account, Manager Accounts, ACL Music Venue Account, ACL Music Venue Settlement Account or Approved FF&E Account as required by Section 3.1, (c) make any distributions to equityholders during the continuance of a Trigger Period or Event of Default unless expressly permitted hereunder, or (d) misappropriate any security deposit or portion thereof.
6.10    Jurisdiction of Formation; Name. No Required SPE shall change its jurisdiction of formation or name without receiving Lender's prior written consent and promptly providing Lender such information and replacement Uniform Commercial Code financing statements and legal opinions as Lender may reasonably request in connection therewith.

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6.11    Modifications and Waivers. Unless otherwise consented to in writing by Lender:
(i)    Borrower and the Approved Music Venue Manager, as applicable, shall not amend in any material respect, modify, terminate, renew, or surrender any rights or remedies with respect to any of the following: (a) any Lease, or enter into any Lease except in compliance with Section 5.7, (b) any Approved Music Venue Lease, except in compliance with Section 5.24, or (c) the Hotel Operating Agreement;
(ii)    Borrower shall not enter into any new franchise or license agreement, hotel management agreement or any other agreement relating to the right to operate the Hotel Property with any manager other than an Approved Hotel Operator;
(iii)    No Required SPE shall terminate, amend or modify its organizational documents (including any operating agreement, limited partnership agreement, by-laws, certificate of formation, certificate of limited partnership or certificate of incorporation) if such amendment or modification (a) affects any provision or definition relating to Independent Directors or any provision relating to Borrower’s management by a Single-Purpose Equityholder, if any, (b) affects any provision or definition relating to separateness, bankruptcy remoteness or qualification as a Single-Purpose Entity, (c) affects any provision or definition on which any opinion of counsel delivered to Lender in connection with the Transaction is based (or any assumption contained in such opinion of counsel), including any non-consolidation opinion, (d) affects any provision or definition relating to springing members, (e) affects any provision or definition relating to the permitted business activities of a Required SPE, as applicable or (f) would reasonably be expected to result in a Material Adverse Effect;
(iv)    Borrower shall cause Show Bureau, LLC to not terminate, materially amend or modify its organizational documents (including any operating agreement, limited partnership agreement, by-laws, certificate of formation, certificate of limited partnership or certificate of incorporation), provided, to the extent the current business operations of Show Bureau, LLC in relation to the Property are no longer necessary as determined by Borrower in its reasonable discretion and the termination of which could not reasonably be expected to have a Material Adverse Effect, Borrower may cause Show Bureau, LLC to wind up its business affairs and to subsequently dissolve no earlier than four (4) years thereafter;
(v)    Borrower shall not terminate, amend or modify the Approved Property Management Agreement except for a termination resulting from a material default beyond any applicable notice and cure or grace period and to the extent Borrower otherwise complies with the terms of this Agreement as a result thereof; and
(vi)    Borrower shall not (x) enter into any Material Agreement, or amend or modify in any material respects, surrender or waive any material rights or remedies under any Material Agreement, except, in each case, on arms‑length commercially reasonable terms, (y) terminate any Material Agreement, except for terminations in connection with a material default thereunder, or (z) default in any material obligations under any Material Agreement which continues beyond any applicable grace or cure period. Notwithstanding the foregoing,

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as it pertains to the KLRU Agreement, without the prior written consent of Lender, Borrower may (i) assign its rights thereunder to Approved Music Venue Manager and (ii) enter an extension or amendment of the KLRU Agreement or enter a replacement agreement, provided such extension, amendment or replacement agreement is materially on the same terms as the existing KLRU Agreement subject to the following permitted exceptions: (A) KLRU may be given unencumbered rights to utilize the balcony (i.e., the third level) of the ACL Music Venue Property and (B) the Revenues associated with the naming rights may be split between Borrower or Approved Music Venue Manager and KLRU with any amounts received by either Person to be used for improvements and operations associated with the ACL Music Venue Property.
6.12    ERISA.
(a)    Borrower shall not maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of Borrower to maintain or contribute to or agree to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.
(b)    Borrower shall not engage in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under federal, state or local laws, rules or regulations or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement, the Security Instrument or any other Loan Document) to be a non-exempt prohibited transaction under such provisions.
6.13    Alterations and Expansions. During the continuance of any Trigger Period or Event of Default, Borrower shall not perform or contract to perform any capital improvements requiring Capital Expenditures that are not consistent with the Approved Annual Budget. Borrower shall not perform, undertake, contract to perform or consent to any Material Alteration without the prior written consent of Lender, which consent (in the absence of an Event of Default) shall not be unreasonably withheld, delayed or conditioned, but may be conditioned on the delivery of additional collateral in the form of cash or cash equivalents acceptable to Lender in respect of the amount by which any such Material Alteration exceeds the Threshold Amount. If Lender's consent is requested hereunder with respect to a Material Alteration, Lender may retain a construction consultant to review such request and, if such request is granted, Lender may retain a construction consultant to inspect the work from time to time. Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant.
6.14    Advances and Investments. Borrower shall not lend money or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except for Permitted Investments.
6.15    Single-Purpose Entity. No Required SPE shall cease to be a Single-Purpose Entity. No Required SPE which is required to have an Independent Director shall remove or replace any

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Independent Director without Cause and without providing at least two Business Days' advance written notice thereof to Lender and the Rating Agencies.
6.16    Zoning and Uses. Borrower shall not do any of the following without the prior written consent of Lender:
(i)    initiate or support any limiting change in the permitted uses of the Property (or to the extent applicable, zoning reclassification of the Property) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Property, or use or permit the use of the Property in a manner that would result in the use of the Property becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Lease, Material Agreement or Legal Requirement (and if under applicable zoning ordinances the use of all or any portion of the Property is a nonconforming use, Borrower shall not cause or permit such nonconforming use to be discontinued or abandoned);
(ii)    execute or file any subdivision plat affecting the Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Property; or
(iii)    permit or consent to the Property being used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.
6.17    Waste. Neither Borrower nor Approved Music Venue Manager shall commit or permit any Waste on the Property, nor take any actions that might invalidate any insurance carried on the Property (and Borrower and Approved Music Venue Manager shall promptly correct any such actions of which it becomes aware).
ARTICLE VII
DEFAULTS
7.1    Event of Default. The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an "Event of Default" hereunder (any Event of Default that has occurred shall continue unless and until waived by Lender in writing in its sole discretion):
(a)    Payment.
(i)    Borrower shall default in the payment when due of any principal or interest owing hereunder or under the Notes (including any mandatory prepayment required hereunder) or any other amount required to be remitted into the Cash Management Account on a Payment Date pursuant to Section 3.2(c); or
(ii)    Borrower shall default, and such default shall continue for at least two Business Days after notice to Borrower that such amounts are owing, in the payment when

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due of fees, expenses or other amounts owing hereunder, under the Notes or under any of the other Loan Documents (other than principal, interest and any other amounts required to be remitted into the Cash Management Account, if applicable, on a Payment Date pursuant to  Section 3.2(c)).
(b)    Representations. Any representation made by Borrower or Approved Music Venue Manager in any of the Loan Documents, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect (or, with respect to any representation that itself contains a materiality qualifier, in any respect) as of the date such representation was made, provided, if Borrower or Approved Music Venue Manager did not have actual knowledge at the time of such representation or warranty that such representation or warranty was false or misleading in any material respect and the same is susceptible of being cured, the same shall be an Event of Default hereunder only if the same is not cured within 30 days after Borrower’s receipt of written notice from Lender or, in the case of any such representation that is susceptible of cure but cannot reasonably be cured within such 30 day period and Borrower shall have (A) commenced to cure or cause the cure of such representation or warranty to be commenced within such 30 day period, (B) submitted to Lender an Officer’s Certificate setting forth an explanation of the inability to cure such Default within such 30 day period and describing Borrower’s past and intended efforts to cure, or cause the cure of, such Default and (C) thereafter diligently proceeded to cure the same, such 30 day period shall be extended for up to an additional 30 days.
(c)    Other Loan Documents. Any Loan Document shall fail to be in full force and effect or to convey the material Liens, rights, powers and privileges purported to be created thereby and Borrower shall fail to promptly remedy such failure in accordance with Section 5.9; or a default by Borrower, Sponsor, Approved Music Venue Manager or any of their respective affiliates shall occur under any of the other Loan Documents or Material Agreements, or a default by Borrower shall occur under the Approved Property Management Agreement, in each case, beyond the expiration of any applicable cure period.
(d)    Bankruptcy, etc.
(i)    Any Required SPE or Sponsor shall commence a voluntary case concerning itself under any Title of the United States Code (as amended, modified, succeeded or replaced, from time to time, the "Bankruptcy Code");
(ii)    any Required SPE or Sponsor shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to such Required SPE or Sponsor, or shall dissolve or otherwise cease to exist;
(iii)    there is commenced against any Required SPE or Sponsor an involuntary case under the Bankruptcy Code, or any such other proceeding, which remains undismissed for a period of 90 days after commencement;

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(iv)    any Required SPE or Sponsor is adjudicated insolvent or bankrupt by an un-appealable court order;
(v)    any Required SPE or Sponsor suffers appointment of any custodian or the like for it or for any substantial portion of its property and such appointment continues unchanged or unstayed for a period of 90 days after commencement of such appointment;
(vi)    any Required SPE or Sponsor makes a general assignment for the benefit of creditors; or
(vii)    any Required SPE or Sponsor takes any material action for the purpose of effecting any of the foregoing.
(e)    Prohibited Change of Control.
(i)    A Prohibited Change of Control shall occur; or
(ii)    Borrower shall fail to deliver any non-consolidation opinion required to be delivered pursuant to Section 2.3.
(f)    Equity Pledge; Preferred Equity. Any direct or indirect equity interest in or right to distributions from Borrower shall be subject to a Lien in favor of any Person, or Borrower or any holder of a direct or indirect interest in Borrower shall issue preferred equity (or debt granting the holder thereof rights substantially similar to those generally associated with preferred equity); except that the following shall be permitted:
(i)    any pledge of direct or indirect equity interests in and rights to distributions from or received by a Qualified Equityholder; and
(ii)    the issuance of direct or indirect preferred equity interests in a Qualified Equityholder.
Any act, action or state of affairs that would result in an Event of Default pursuant to this subsection shall be referred to in this Agreement as a "Prohibited Pledge".
(g)    Insurance. Borrower shall fail to maintain in full force and effect all Policies required hereunder and such failure continues until the earlier to occur of (i) five (5) days after written notice from Lender or (ii) the expiration of any of such Policies.
(h)    ERISA; Negative Covenants. A default shall occur in the due performance or observance by Borrower or Approved Music Venue Manager of any term, covenant or agreement contained in Section 5.8 or in Article VI, provided that such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 days after Borrower receives written notice thereof.
(i)    Legal Requirements. Borrower shall fail to cure, or cause to be cured, properly any violations of Legal Requirements affecting all or any portion of the Property within 30 days after

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Borrower first receives written notice of any such violations; provided, however, if any such violation is reasonably susceptible of cure, but not within such 30 day period, then Borrower shall be permitted up to an additional 90 days to cure such violation provided that Borrower commences a cure within such initial 30 day period and thereafter diligently and continuously pursues such cure.
(j)    Express Events of Default. Any event shall occur that is explicitly identified as an "Event of Default" under any provision contained herein or in any of the other Loan Documents.
(k)    Other Covenants. A default shall occur in the due performance or observance by Borrower of any term, covenant or agreement (other than those referred to in any other subsection of this Section) contained in this Agreement, except that in the case of a default that can be cured by the payment of money, such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 days after Borrower receives written notice thereof; and in the case of a default that cannot be cured by the payment of money but is susceptible of being cured within 30 days, such default shall not constitute an Event of Default unless and until it remains uncured for 30 days after Borrower receives written notice thereof, provided that promptly following its receipt of such written notice, Borrower delivers written notice to Lender of its intention and ability to effect such cure within such 30 day period; and if such non-monetary default is not cured within such 30 day period despite Borrower's diligent efforts but is susceptible of being cured within 120 days of Borrower's receipt of Lender's original notice, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 120 days from Borrower's receipt of Lender's original notice, provided that Borrower promptly delivers written notice to Lender of its intention and ability to effect such cure prior to the expiration of such 120 day period.
(l)    Approved Hotel Operating Agreement. A material default by Borrower as owner shall occur under the Approved Hotel Operating Agreement or other default which entitles the Approved Hotel Operator the ability terminate or seek monetary damages which is not cured by Borrower within the time period, if any, permitted by the Approved Hotel Operating Agreement for its cure.
(m)    Approved Music Venue Lease. Any Approved Music Venue Lease shall no longer be in effect for any reason whatsoever other than the termination thereof pursuant to Section 5.24(c), including, without limitation, expiration of any Approved Music Venue Lease by its terms absent renewal or extension of such Approved Music Venue Lease or the prior written consent of Lender.
7.2    Remedies.
(a)    During the continuance of an Event of Default, Lender may by written notice to Borrower, in addition to any other rights or remedies available pursuant to this Agreement, the Notes, the Security Instrument and the other Loan Documents, at law or in equity, declare by written notice to Borrower all or any portion of the Indebtedness to be immediately due and payable, whereupon all or such portion of the Indebtedness shall so become due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral (including all rights or remedies available at law or in equity); provided, however,

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that, notwithstanding the foregoing, if an Event of Default specified in Section 7.1(d) shall occur, then (except as specified in Section 7.2(f) below) the Indebtedness shall immediately become due and payable without the giving of any notice or other action by Lender. Any actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in this Agreement or in the other Loan Documents.
(b)    If Lender forecloses on any Collateral, Lender shall apply all net proceeds of such foreclosure to repay the Indebtedness, the Indebtedness shall be reduced to the extent of such net proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the remaining Collateral. At the election of Lender, the Notes shall be deemed to have been accelerated only to the extent of the net proceeds actually received by Lender with respect to the Property and applied in reduction of the Indebtedness.
(c)    During the continuance of any Event of Default (including an Event of Default resulting from a failure to satisfy the insurance requirements specified herein), Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, take any action to cure such Event of Default. In conjunction with undertaking any actions permitted under this subsection, Lender may enter upon any or all of the Property upon reasonable notice to Borrower for such purposes or appear in, defend, or bring any action or proceeding to protect its interest in the Collateral or to foreclose the Security Instrument or collect the Indebtedness. The costs and expenses incurred by Lender in exercising rights under this paragraph (including reasonable attorneys' fees), with interest at the Default Rate for the period after notice from Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Indebtedness, shall be secured by the Security Instrument and other Loan Documents and shall be due and payable to Lender upon demand therefor.
(d)    Interest shall accrue on any judgment obtained by Lender in connection with its enforcement of the Loan at a rate of interest equal to the Default Rate.
(e)    Notwithstanding the availability of legal remedies, Lender will be entitled to obtain specific performance, mandatory or prohibitory injunctive relief, or other equitable relief requiring Borrower to cure or refrain from repeating any Default.
(f)    Notwithstanding anything herein to the contrary, if an event specified in Section 7.1(d) occurs solely in respect of Sponsor and not any Required SPE, then such event shall not constitute an Event of Default or result in an acceleration of the Loan unless, in each case, Lender so determines in its sole discretion by written notice to Borrower; and unless and until Lender sends such notice, a Trigger Period shall be deemed to have commenced for all purposes hereunder, which Trigger Period shall continue until the Loan is repaid in full.

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7.3    Application of Payments after an Event of Default. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default, all amounts received by Lender in respect of the Loan shall be applied at Lender's sole discretion either toward the components of the Indebtedness (e.g., Lender's expenses in enforcing the Loan, interest, principal and other amounts payable hereunder) and the Notes or Note Components in such sequence as Lender shall elect in its sole discretion, or toward the payment of Property expenses.
ARTICLE VIII
CONDITIONS PRECEDENT
8.1    Conditions Precedent to Closing. This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 9.3, provided, Lender shall be deemed to have waived any outstanding conditions to the extent the Principal Indebtedness is funded to Borrower):
(a)    Loan Documents. Lender shall have received a duly executed copy of each Loan Document. Each Loan Document that is to be recorded in the public records shall be in form suitable for recording.
(b)    Collateral Accounts. Each of the Collateral Accounts shall have been established and funded to the extent required under Article III.
(c)    Opinions of Counsel. Lender shall have received, in each case in form and substance satisfactory to Lender, (i) a legal opinion with respect to the laws of the state in which the Property is located and any Required SPE is organized which shall include an opinion as to the enforceability of the Loan Documents, (ii) a bankruptcy non-consolidation opinion with respect to each Person owning at least a 49% direct or indirect equity interest in any Required SPE, and any affiliated property manager and/or hotel operator, and (iii) a Delaware legal opinion regarding matters related to Single Member LLC's.
(d)    Organizational Documents. Lender shall have received all documents reasonably requested by Lender relating to the existence of Borrower, the validity of the Loan Documents and other matters relating thereto, in form and substance satisfactory to Lender, including:
(i)    Authorizing Resolutions. To the extent the required authorizations are not contained directly in the organizational documents of any Required SPE and Sponsor, certified copies of the resolutions authorizing the execution and delivery of the Loan Documents by Sponsor and Borrower.
(ii)    Organizational Documents. Certified copies of the organizational documents of Sponsor and each Required SPE (including any certificate of formation, certificate of limited partnership, certificate of incorporation, operating agreement, limited partnership agreement or by-laws), in each case together with all amendments thereto.

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(iii)    Certificates of Good Standing or Existence. Certificates of good standing or existence for Sponsor and each Required SPE issued as of a recent date by its state of organization and by the state in which the Property is located.
(iv)    Recycled Entity Certificate. A recycled entity certificate acceptable to Lender with respect to any Required SPE that was formed more than 60 days prior to the date hereof.
(e)    Lease; Material Agreements; Approved Hotel Operating Agreement; Approved Hotel SNDA. Lender shall have received true, correct and complete copies of all Leases and all Material Agreements, the fully executed Approved Hotel Operating Agreement and the Approved Hotel SNDA in form and substance satisfactory to Lender.
(f)    Lien Search Reports. Lender shall have received satisfactory reports of Uniform Commercial Code, tax lien, bankruptcy and judgment searches conducted by a search firm acceptable to Lender with respect to the Property, Sponsor, each Required SPE and Borrower's immediate predecessor, if any, such searches to be conducted in such locations as Lender shall have requested.
(g)    No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date either before or after the execution and delivery of this Agreement.
(h)    No Injunction. No Legal Requirement shall exist, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the Transaction.
(i)    Representations. The representations in this Agreement and in the other Loan Documents shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on such date.
(j)    Estoppel Letters. Borrower shall have received and delivered to Lender estoppel certificates from such parties and in such form and substance as shall be reasonably satisfactory to Lender, each of which shall specify that Lender and its successors and assigns may rely thereon.
(k)    No Material Adverse Effect. No event or series of events shall have occurred that Lender reasonably believes has had or is reasonably expected to result in a Material Adverse Effect.
(l)    Transaction Costs. Borrower shall have paid all transaction costs (or provided for the direct payment of such transaction costs by Lender from the proceeds of the Loan).
(m)    Insurance. Lender shall have received certificates of insurance on ACORD Form 25 for liability insurance and ACORD Form 28 for casualty insurance demonstrating insurance coverage in respect of the Property of types, in amounts, with insurers and otherwise in compliance

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with the terms, provisions and conditions set forth in this Agreement. Such certificates shall indicate that Lender and its successors and assigns are named as additional insured on each liability policy, and that each casualty policy and rental interruption policy contains a loss payee and mortgagee endorsement in favor of Lender, its successors and assigns.
(n)    Title. Lender shall have received a marked, signed commitment to issue, or a signed pro-forma version of, a Title Insurance Policy in respect of the Property, listing only such exceptions as are reasonably satisfactory to Lender. If the Title Insurance Policy is to be issued by, or if disbursement of the proceeds of the Loan are to be made through, an agent of the actual insurer under the Title Insurance Policy (as opposed to the insurer itself), the actual insurer shall have issued to Lender for Lender's benefit a so-called "Insured Closing Letter."
(o)    Zoning. Lender shall have received evidence reasonably satisfactory to Lender that the Property is in compliance with all applicable zoning requirements (including a zoning report, a zoning endorsement if obtainable and a letter from the applicable municipality if obtainable).
(p)    Permits; Certificate of Occupancy. Except for the Showcase Venue Space and space subleased by Weisbart Springer Hayes, LLP which is currently subject to ongoing construction, Lender shall have received a copy of all Permits necessary for the use and operation of the Property and the certificate(s) of occupancy, if required, for the Property, all of which shall be in form and substance reasonably satisfactory to Lender.
(q)    Engineering Report. Lender shall have received a current Engineering Report with respect to the Property, which report shall be in form and substance reasonably satisfactory to Lender.
(r)    Environmental Report. Lender shall have received an Environmental Report (not more than six months old) with respect to the Property that discloses no material environmental contingencies with respect to the Property.
(s)    Survey. Lender shall have received a Survey with respect to the Property in form and substance reasonably satisfactory to Lender.
(t)    Appraisal. Lender shall have obtained an Appraisal of the Property satisfactory to Lender.
(u)    Consents, Licenses, Approvals, etc. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.
(v)    Financial Information. Lender shall have received financial information relating to Sponsor, Borrower and the Property that is satisfactory to Lender.

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(w)    Annual Budget. Lender shall have received the Annual Budget for the current calendar year (and, if the Closing Date occurs in December, the Annual Budget for the next calendar year).
(x)    Know Your Customer Rules. At least 10 days prior to the Closing Date, Lender shall have received all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the PATRIOT Act.
(y)    Capital Expenditures for ACL Music Venue Property. Borrower shall deliver to Lender (1) financial statements and operating statements indicating Capital Expenditures made with respect to the ACL Music Venue Property for the past three (3) calendar years, and (2) a statement or schedule indicating future projections of Capital Expenditures to be made with respect to the ACL Music Venue Property for the following ten (10) calendar years.
(z)    Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender. All corporate and other proceedings, all other documents (including all documents referred to in this Agreement and not appearing as exhibits to this Agreement) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender.
ARTICLE IX
MISCELLANEOUS
9.1    Successors. Except as otherwise provided in this Agreement, whenever in this Agreement any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of Lender and its successors and assigns.
9.2    GOVERNING LAW.
(A)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CHOICE OF LAW RULES TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
(B)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (OTHER THAN ANY ACTION IN RESPECT OF THE CREATION, PERFECTION OR ENFORCEMENT OF A LIEN OR SECURITY INTEREST CREATED PURSUANT TO ANY LOAN DOCUMENTS NOT GOVERNED BY THE LAWS OF THE STATE OF TEXAS OR NEW YORK) MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK OR TRAVIS COUNTY, TEXAS. BORROWER AND LENDER HEREBY (i) IRREVOCABLY

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WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND (iii) IRREVOCABLY CONSENT TO SERVICE OF PROCESS BY MAIL, PERSONAL SERVICE OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, AT THE ADDRESS SPECIFIED IN SECTION 9.4 (AND AGREES THAT SUCH SERVICE AT SUCH ADDRESS IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER ITSELF IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT).
9.3    Modification, Waiver in Writing. Neither this Agreement nor any other Loan Document may be amended, changed, waived, discharged or terminated, nor shall any consent or approval of Lender be granted hereunder, unless such amendment, change, waiver, discharge, termination, consent or approval is in writing signed by Lender.
9.4    Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as follows (except that any party hereto may change its address and other contact information for purposes hereof at any time by sending a written notice to the other parties to this Agreement in the manner provided for in this Section). A notice shall be deemed to have been given when delivered or upon refusal to accept delivery.

If to Lender:	Goldman Sachs Mortgage Company 200 West Street New York, New York 10282 Attention: Rene Theriault and J. Theodore Borter

with copies to:	Goldman Sachs Mortgage Company 6011 Connection Drive, Suite 550 Irving, Texas 75039 Attention: General Counsel

and	Winstead PC 201 North Tryon Street Suite 2000 Charlotte, North Carolina 28202 Attention: Brian S. Short, Esq.

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If to Borrower:	Stratus Block 21, L.L.C. 212 Lavaca Street Suite 300 Austin, Texas 78701 Attention: Beau Armstrong

with a copy to:	Armbrust & Brown PLLC 100 Congress Avenue Suite 1300 Austin, Texas 78701 Attention: Kenneth Jones, Esq.
9.5    TRIAL BY JURY. LENDER AND BORROWER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER AND BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE EACH HEREBY INDIVIDUALLY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
9.6    Headings. The Article and Section headings in this Agreement are included in this Agreement for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
9.7    Assignment and Participation.
(a)    Except as expressly set forth in Article II, Borrower may not sell, assign or otherwise transfer any rights, obligations or other interest of Borrower in or under the Loan Documents.
(b)    Lender and each assignee of all or a portion of the Loan shall have the right from time to time in its discretion and without the consent of Borrower to sell one or more of the Notes or Note Components or any interest therein (an "Assignment") and/or sell a participation interest in one or more of the Notes or Note Components (a "Participation"), provided, Borrower shall be provided with notice of any Assignment. Borrower shall reasonably cooperate with Lender, at Lender's request, in order to effectuate any such Assignment or Participation, and, subject to any restrictions set forth in Section 9.24 and the Approved Hotel SNDA, Borrower shall promptly provide such information, legal opinions and documents relating to each Required SPE, Sponsor, the Property, the Approved Property Manager, the Approved Hotel Operator, the Approved Music Venue Manager, and any Tenants as Lender may reasonably request in connection with such Assignment or Participation. In the case of an Assignment, (i) each assignee shall have, to the extent of such

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Assignment, the rights, benefits and obligations of the assigning Lender as a "Lender" hereunder and under the other Loan Documents, (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to an Assignment, relinquish its rights and be released from its obligations under this Agreement, and (iii) one Lender shall serve as agent for all Lenders and shall be the sole Lender to whom notices, requests and other communications shall be addressed and the sole party authorized to grant or withhold consents hereunder on behalf of the Lenders (subject, in each case, to appointment of a Servicer, pursuant to Section 9.22, to receive such notices, requests and other communications and/or to grant or withhold consents, as the case may be). Goldman Sachs Mortgage Company or, upon the appointment of a Servicer, such Servicer, shall maintain, or cause to be maintained, as non‑fiduciary agent for Borrower, a register on which it shall enter the name or names of the registered owner or owners from time to time of the Notes. Upon effectiveness of any Assignment of any Note in part, Borrower will promptly provide to the assignor and the assignee separate Notes in the amount of their respective interests (but, if applicable, with a notation thereon that it is given in substitution for and replacement of an original Note or any replacement thereof), and otherwise in the form of such Note, upon return of the Note then being replaced. Each potential or actual assignee, participant or investor in a Securitization, and each Rating Agency, shall be entitled to receive all information received by Lender under this Agreement. After the effectiveness of any Assignment, the party conveying the Assignment shall provide notice to Borrower and each Lender of the identity and address of the assignee. Notwithstanding anything in this Agreement to the contrary, after an Assignment, the assigning Lender (in addition to the assignee) shall continue to have the benefits of any indemnifications contained in this Agreement that such assigning Lender had prior to such assignment with respect to matters occurring prior to the date of such assignment.
(c)    If, pursuant to this Section, any interest in this Agreement or any Note is transferred to any transferee, such transferee shall, promptly upon receipt of written request from Borrower, furnish to Borrower Form W‑9, Form W-8BEN or Form W-8ECI, as applicable.
9.8    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
9.9    Preferences; Waiver of Marshalling of Assets. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to the Loan Documents. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder and under the Loan Documents. If any payment to Lender is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then the obligations hereunder or portion thereof intended to be satisfied by such

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payment shall be revived and continue in full force and effect, as if such payment had not been made. Borrower hereby waives any legal right otherwise available to Borrower that would require the sale of any Collateral either separate or apart from other Collateral, or require Lender to exhaust its remedies against any Collateral before proceeding against any other Collateral. Without limiting the foregoing, to the fullest extent permitted by law, Borrower hereby waives and shall not assert any rights in respect of a marshalling of Collateral, a sale in the inverse order of alienation, any homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral or any portion thereof in any sequence and any combination as determined by Lender in its sole discretion.
9.10    Remedies of Borrower. If a claim is made that Lender or its agents have unreasonably delayed acting or acted unreasonably in any case where by law or under this Agreement or the other Loan Documents, any of such Persons has an obligation to act promptly or reasonably, Borrower agrees that no such Person shall be liable for any monetary damages, and Borrower's sole remedy shall be limited to commencing an action seeking specific performance, injunctive relief and/or declaratory judgment; provided, however, that the forgoing shall not prevent Borrower from obtaining a monetary judgment against Lender if it is determined by a court of competent jurisdiction that Lender is found to have (x) materially breached the covenants set forth in Sections 5.7 or 5.10 herein which consequently results in liability to Borrower, (y) intentionally misapplied or unreasonably withheld funds under this Agreement or any other Loan Document, or (z) Lender acted with gross negligence, bad faith or willful misconduct. Notwithstanding anything herein to the contrary, Borrower shall not assert, and hereby waives, any claim against Lender and/or its affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable Legal Requirement) arising out of, as a result of, or in any way related to, the Loan Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
9.11    Offsets, Counterclaims and Defenses. All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any offsets or counterclaims or defenses. Borrower waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with the Notes, this Agreement, the other Loan Documents or the Indebtedness. Any assignee of Lender's interest in the Loan shall take the same free and clear of all offsets, counterclaims or defenses against the assigning Lender.
9.12    No Joint Venture. Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender, nor to grant Lender any interest in the Property other than that of mortgagee or lender.

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9.13    Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement shall prevail. The parties acknowledge that they were each represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.
9.14    Brokers and Financial Advisors. Borrower represents that neither it nor Sponsor has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than HFF LP (and any commissions payable in connection therewith shall be paid solely by Borrower or Sponsor). Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated in this Agreement. The provisions of this Section shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.
9.15    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Copies of originals, including copies delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement.
9.16    Estoppel Certificates.
(a)    Borrower shall execute, acknowledge and deliver to Lender, within five days after receipt of Lender's written request therefor at any time from time to time, a statement in writing setting forth (A) the Principal Indebtedness, (B) the date on which installments of interest and/or principal were last paid, (C) any known offsets or defenses to the payment of the Indebtedness, (D) that the Notes, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (E) that neither Borrower nor, to Borrower's knowledge, Lender, is in default under the Loan Documents (or specifying any such default), (F) that all Leases are in full force and effect in all material respects and have not been modified (except in accordance with the Loan Documents), (G) whether or not, to Borrower's knowledge, any of the Tenants under the Leases are in material default under the Leases (setting forth the specific nature of any such material defaults) and (H) such other matters as Lender may reasonably request. Any prospective purchaser of any interest in a Loan shall be permitted to rely on such certificate.
(b)    Upon Lender's written request, Borrower shall use commercially reasonable efforts to obtain from each Tenant and thereafter promptly deliver to Lender duly executed estoppel certificates from any one or more Tenants specified by Lender, attesting to such facts regarding the Leases as Lender may reasonably require, including attestations that each Lease covered thereby is in full force and effect with no material defaults thereunder on the part of any party, that rent has not been paid more than one month in advance, except as security, and that the Tenant claims no defense or offset against the full and timely performance of its obligations under the Lease. Borrower shall

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not be required to deliver such certificates more frequently than one time in any 12-month period, other than the 12-month period during which a Securitization occurs or is attempted.
9.17    General Indemnity; Payment of Expenses.
(a)    Borrower, at its sole cost and expense, shall protect, indemnify, reimburse, defend and hold harmless Lender and its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents, affiliates, successors, participants and assigns of any and all of the foregoing (collectively, the "Indemnified Parties") for, from and against any and all Damages of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of the Indemnified Parties, in any way relating to or arising out of Lender's interest in the Loan; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder to the extent that such Damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.
(b)    If for any reason (including violation of law or public policy) the undertakings to defend, indemnify, pay and hold harmless set forth in this Section are unenforceable in whole or in part or are otherwise unavailable to an Indemnified Party or insufficient to hold it harmless, then Borrower shall contribute to the amount paid or payable by Indemnified Party as a result of any Damages the maximum amount Borrower is permitted to pay under Legal Requirements. The obligations of Borrower under this Section will be in addition to any liability that Borrower may otherwise have hereunder and under the other Loan Documents.
(c)    To the extent any Indemnified Party has notice of a claim for which it intends to seek indemnification hereunder, such Indemnified Party shall give prompt written notice thereof to Borrower, provided that failure by Lender to so notify Borrower will not relieve Borrower of its obligations under this Section, except to the extent that Borrower suffers actual prejudice as a result of such failure. In connection with any claim for which indemnification is sought hereunder, Borrower shall have the right to defend the applicable Indemnified Party (if requested by the applicable Indemnified Party, in the name of such Indemnified Party) from such claim by attorneys and other professionals reasonably approved by the applicable Indemnified Party. Upon assumption by Borrower of any defense pursuant to the immediately preceding sentence, Borrower shall have the right to control such defense, provided that the Applicable Indemnified Party shall have the right to reasonably participate in such defense and Borrower shall not consent to the terms of any compromise or settlement of any action defended by Borrower in accordance with the foregoing without the prior consent of the applicable Indemnified Party, unless such compromise or settlement (i) includes an unconditional release of the applicable Indemnified Party from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the applicable Indemnified Party. The applicable Indemnified Party shall have the right to retain its own counsel if (i) Borrower shall have failed to employ counsel reasonably satisfactory to the applicable Indemnified Party in a timely manner, or (ii) the applicable Indemnified Party shall have been advised by counsel that there are actual or potential material conflicts of interest between Borrower and the applicable Indemnified Party, including situations in which there are one

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or more legal defenses available to the applicable Indemnified Party that are different from or additional to those available to Borrower. So long as Borrower is conducting the defense of any action defended by Borrower in accordance with the foregoing in a prudent and commercially reasonable manner, Lender and the applicable Indemnified Party shall not compromise or settle such action defended without Borrower's consent, which shall not be unreasonably withheld or delayed. Upon demand, Borrower shall pay or, in the sole discretion of the applicable Indemnified Party, reimburse the applicable Indemnified Party for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals retained by the Applicable Indemnified Party in accordance with this Section in connection with defending any claim subject to indemnification hereunder.
(d)    Any amounts payable to Lender by reason of the application of this Section shall be secured by the Security Instrument and shall become immediately due and payable and shall bear interest at the Default Rate from the date Damages are sustained by the Indemnified Parties until paid.
(e)    The provisions of and undertakings and indemnification set forth in this Section shall survive the satisfaction and payment in full of the Indebtedness and termination of this Agreement.
(f)    Subject to the express terms of the Cooperation Agreement which details certain expenses which Lender has agreed to incur without reimbursement, Borrower shall reimburse Lender upon receipt of written notice from Lender for (i) all out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with the origination of the Loan, including legal fees and disbursements, accounting fees, and the costs of the Appraisal, the Engineering Report, the Title Insurance Policy, the Survey, the Environmental Report and any other third-party diligence materials which are evidenced on the closing statement prepared by Lender and executed by Borrower on or prior to the Closing Date or such other reasonable out-of-pocket costs and expenses which relate to the foregoing; (ii) all out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with (A) monitoring Borrower's ongoing performance of and compliance with Borrower's agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements, (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters relating hereto (including Leases, Material Agreements, and Permitted Encumbrances), (C) filing, registration and recording fees and expenses and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents (including the filing, registration or recording of any instrument of further assurance) and all federal, state, county and municipal, taxes (including, if applicable, intangible taxes), search fees, title insurance premiums, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Loan Documents, any mortgage supplemental thereto, any security instrument with respect to the Collateral or any instrument of further assurance, (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents or any Collateral, and (E) the satisfaction of any Rating Condition in respect of any matter required or

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requested by Borrower hereunder; and (iii) all actual out-of-pocket costs and expenses (including attorney's fees and, if the Loan has been Securitized, special servicing fees) incurred by Lender (or any of its affiliates) in connection with the enforcement of any obligations of Borrower, or a Default by Borrower, under the Loan Documents, including any actual or attempted foreclosure, deed-in-lieu of foreclosure, refinancing, restructuring, settlement or workout and any insolvency or bankruptcy proceedings (including any applicable transfer taxes). Without limiting the foregoing, Borrower shall pay all costs, expenses and fees of Lender and its Servicer, operating advisor and securitization trustee resulting from Defaults or reasonably imminent defaults by Borrower or requests by Borrower (including enforcement expenses and any liquidation fees, workout fees, special servicing fees, operating advisor consulting fees or any other similar fees and interest payable on advances made by the Servicer or the securitization trustee with respect to delinquent debt service payments or expenses of curing Borrower's defaults under the Loan Documents, and any expenses paid by Servicer or a trustee in respect of the protection and preservation of any Property, such as payment of taxes and insurance premiums); and the costs of all property inspections and/or appraisals (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain due to a request by Borrower or the occurrence of a Default.
9.18    No Third-Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and Indemnified Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof, and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender's sole discretion, Lender deems it advisable or desirable to do so.
9.19    Recourse.
(a)    Subject to the qualifications herein, Lender shall not enforce the liability and obligation of Borrower to pay the Indebtedness or perform and observe the other obligations set forth in this Agreement and the other Loan Documents by any action or proceeding wherein a deficiency judgment or judgment establishing personal liability shall be sought against Borrower or any of its affiliates, or against any Exculpated Person, except for foreclosure actions or any other appropriate actions or proceedings to the extent required to fully exercise Lender's remedies in respect of, and to realize upon, the Collateral, and except for any actions to enforce the (i) Indemnified Liabilities, (ii) the liabilities of Borrower under this Agreement (other than the repayment of the Loan), the Cooperation Agreement any required completion guaranty required pursuant to Section 5.23 and any indemnities set forth in the Loan Documents and (iii) the liabilities and indemnities of Sponsor (and any replacement guarantor or indemnitor) under this Environmental Indemnity, the Guaranty, the Guaranty of Completion, any completion guaranty required pursuant to Section 5.23 and the Cooperation Agreement.

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(b)    Borrower shall indemnify Lender and hold Lender harmless from and against any and all Damages to Lender (including the legal and other expenses of enforcing the obligations of Borrower under this Section and Sponsor under the Guaranty) to the extent resulting from or arising out of any of the following (the "Indemnified Liabilities"), which Indemnified Liabilities shall be guaranteed by Sponsor pursuant to the Guaranty:
(i)    any intentional or grossly negligent physical Waste at the Property committed or permitted by Borrower, Approved Music Venue Manager, Sponsor or any of their respective affiliates;
(ii)    any fraud or intentional misrepresentation committed by Borrower, Approved Music Venue Manager, Sponsor or any of their respective affiliates;
(iii)    any willful misconduct by Borrower, Approved Music Venue Manager, Sponsor or any of their respective affiliates (including (1) any litigation or other legal proceeding initiated by such Person in bad faith that delays, opposes impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents during the continuance of an Event of Default and (2) any refusal by Borrower to comply with Section 5.9 hereof);
(iv)    the misappropriation or misapplication by Borrower, Approved Music Venue Manager, Sponsor or any of their respective affiliates of any funds in violation of the Loan Documents (including misappropriation or misapplication of Revenues, security deposits and/or Loss Proceeds);
(v)    any voluntary Debt or unauthorized Liens and encumbrances on the Collateral, if and to the extent the continued existence of such Debt, Liens and encumbrances are prohibited hereunder;
(vi)    any breach by Borrower or Sponsor of any representation or covenant regarding environmental matters contained in this Agreement or in the Environmental Indemnity;
(vii)    the failure to pay or maintain the Policies or pay the amount of any deductible required thereunder following a Casualty or other insurance claim, provided Lender permits cash flow from the Property to be applied for such purpose;
(viii)    the failure of Borrower or Approved Music Venue Manager to be, and to at all times have been, a Single-Purpose Entity, regardless of whether such failure to have been a Single-Purpose Entity prior to the date hereof has been disclosed to Lender, and including any and all liabilities, contingent or otherwise, arising from or related to (x) the actions, conduct and/or operating history of Borrower or Approved Music Venue Manager, as appropriate (or any Person merged into Borrower or Approved Music Venue Manager, as appropriate) prior to the Closing Date and (y) Borrower's or Approved Music Venue's ownership (or the ownership of any Person merged into Borrower or Approved Music Venue Manager) of assets prior to the Closing Date that do not constitute a portion of the Collateral

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and/or the filing by any Person of a motion for substantive consolidation in bankruptcy citing any such failure (for the avoidance of doubt, the recourse described in this clause shall be in addition to the full recourse for a substantive consolidation described below);
(ix)    removal of personal property from the Property owned by Borrower, Approved Music Venue Manager or any of their affiliates during or in anticipation of an Event of Default, unless replaced with personal property of the same utility and of the same or greater value and utility;
(x)    any fees or commissions paid by Borrower or Approved Music Venue Manager to any affiliate in violation of the terms of the Loan Documents;
(xi)    any transfer taxes resulting from Lender's exercise of remedies following any Event of Default;
(xii)    the contesting or opposition by Borrower, Approved Music Venue Manager, Sponsor or any of their respective affiliates of any motion filed by Lender for relief from the automatic stay in any bankruptcy proceeding of any Required SPE;
(xiii)    unauthorized Transfer of the Collateral (including unauthorized Liens and encumbrances on the Collateral) in violation of the Loan Documents and in any event subject to Borrower's right to contest any Liens in accordance with the terms of this Agreement; and
(xiv)    if (i) either (A) the Approved Hotel Operating Agreement or the Approved Music Venue Lease (or the right to operate the applicable portion of the Property thereunder) shall be cancelled, surrendered or terminated by Borrower or any affiliate of Borrower, or by reason of any failure of Borrower or any affiliate of Borrower to perform its obligations in connection therewith and shall not be replaced as required hereunder upon the expiration, cancellation surrender or termination of the Approved Hotel Operating Agreement or the Approved Music Venue Lease, as appropriate, or (B) Borrower materially amends or modifies the Approved Hotel Operating Agreement or the Approved Music Venue Lease without the prior written consent of Lender.
In addition to the foregoing, the Loan and all Indebtedness shall be fully recourse to Borrower and Sponsor, jointly and severally, if (i) there is any unauthorized Transfer of the Property or the Account Collateral (including unauthorized Liens and encumbrances on the Collateral) or Prohibited Change of Control or Prohibited Pledge, in each case, in violation of the Loan Documents and in any event subject to Borrower's right to contest any Liens in accordance with the terms of this Agreement, (ii) any petition for bankruptcy, insolvency, dissolution or liquidation under the Bankruptcy Code or any similar federal or state law is filed by, consented to, or acquiesced in by, any Required SPE, (iii) any Required SPE or any of their respective affiliates (including Sponsor) shall have colluded with other creditors to cause an involuntary filing under the Bankruptcy Code or similar federal or state law with respect to any Required SPE, or any Required SPE shall have terminated one or more of the Independent Directors for the purpose of facilitating a bankruptcy filing, or (iv) any Required SPE fails to be, and to at all times have been, a Single-Purpose Entity, which failure (as determined

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by a court of competent jurisdiction cites as a contributing factor) results in a substantive consolidation of Borrower with any affiliate in a bankruptcy or similar proceeding.
(c)    The foregoing limitations on personal liability shall in no way impair or constitute a waiver of the validity of the Notes, the Indebtedness secured by the Collateral, or the Liens on the Collateral, or the right of Lender, as mortgagee or secured party, to foreclose and/or enforce its rights with respect to the Collateral after an Event of Default. Nothing in this Agreement shall be deemed to be a waiver of any right which Lender may have under the Bankruptcy Code to file a claim for the full amount of the debt owing to Lender by Borrower or to require that all Collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents. Lender may seek a judgment on the Note (and, if necessary, name Borrower in such suit) as part of judicial proceedings to foreclose on any Collateral or as a prerequisite to any such foreclosure or to confirm any foreclosure or sale pursuant to power of sale thereunder, and in the event any suit is brought on the Notes, or with respect to any Indebtedness or any judgment rendered in such judicial proceedings, such judgment shall constitute a Lien on and may be enforced on and against the Collateral and the rents, profits, issues, products and proceeds thereof. Nothing in this Agreement shall impair the right of Lender to accelerate the maturity of the Note upon the occurrence of an Event of Default, nor shall anything in this Agreement impair or be construed to impair the right of Lender to seek personal judgments, and to enforce all rights and remedies under applicable law, jointly and severally against any indemnitors and guarantors to the extent allowed by any applicable Loan Documents. The provisions set forth in this Section are not intended as a release or discharge of the obligations due under the Note or under any Loan Documents, but are intended as a limitation, to the extent provided in this Section, on Lender's right to sue for a deficiency or seek a personal judgment except as required in order to realize on the Collateral.
9.20    Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, during the continuance of an Event of Default, Lender may from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), set-off and appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Lender (including branches, agencies or affiliates of Lender wherever located) to or for the credit or the account of Borrower against the obligations and liabilities of Borrower to Lender hereunder, under the Notes, the other Loan Documents or otherwise, irrespective of whether Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of Lender subsequent thereto.
9.21    Exculpation of Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any third party of (a) the existence, quality, adequacy or suitability of Appraisals of the Property or other Collateral, (b) any environmental report, or (c) any other matters or items, including engineering, soils and seismic reports that are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender's rights under the Loan

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Documents, and shall not render Lender liable to Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.
9.22    Servicer. Lender may delegate any and all rights and obligations of Lender hereunder and under the other Loan Documents to the Servicer upon written notice by Lender to Borrower, whereupon any notice or consent from the Servicer to Borrower, and any action by Servicer on Lender's behalf, shall have the same force and effect as if Servicer were Lender.
9.23    No Fiduciary Duty.
(a)    Borrower acknowledges that, in connection with this Agreement, the other Loan Documents and the Transaction, Lender has relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Lender for such purposes, and Lender does not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. Lender, its affiliates and their respective equityholders and employees (for purposes of this Section, the "Lending Parties") have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Sponsor, Borrower or any other Person or any of their respective affiliates or to advise or opine on any related solvency or viability issues.
(b)    It is understood and agreed that (i) the Lending Parties shall act under this Agreement and the other Loan Documents as an independent contractor, (ii) the Transaction is an arm's-length commercial transaction between the Lending Parties, on the one hand, and Borrower, on the other, (iii) each Lending Party is acting solely as principal and not as the agent or fiduciary of Borrower, Sponsor or their respective affiliates, stockholders, employees or creditors or any other Person and (iv) nothing in this Agreement, the other Loan Documents, the Transaction or otherwise shall be deemed to create (A) a fiduciary duty (or other implied duty) on the part of any Lending Party to Sponsor, Borrower, any of their respective affiliates, stockholders, employees or creditors, or any other Person or (B) a fiduciary or agency relationship between Sponsor, Borrower or any of their respective affiliates, stockholders, employees or creditors, on the one hand, and the Lending Parties, on the other. Borrower agrees that neither it nor Sponsor nor any of their respective affiliates shall make, and hereby waives, any claim against the Lending Parties based on an assertion that any Lending Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, Sponsor or their respective affiliates, stockholders, employees or creditors. Nothing in this Agreement or the other Loan Documents is intended to confer upon any other Person (including affiliates, stockholders, employees or creditors of Borrower and Sponsor) any rights or remedies by reason of any fiduciary or similar duty.
(c)    Borrower acknowledges that it has been advised that the Lending Parties are a full service financial services firm engaged, either directly or through affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Lending Parties may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including loans) for their own account

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and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of affiliates of Borrower, including Sponsor, as well as of other Persons that may (i) be involved in transactions arising from or relating to the Transaction, (ii) be customers or competitors of Borrower, Sponsor and/or their respective affiliates, or (iii) have other relationships with Borrower, Sponsor and/or their respective affiliates. In addition, the Lending Parties may provide investment banking, underwriting and financial advisory services to such other Persons. The Lending Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of affiliates of Borrower, including Sponsor, or such other Persons. The Transaction may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although the Lending Parties in the course of such other activities and relationships may acquire information about the Transaction or other Persons that may be the subject of the Transaction, the Lending Parties shall have no obligation to disclose such information, or the fact that the Lending Parties are in possession of such information, to Borrower, Sponsor or any of their respective affiliates or to use such information on behalf of Borrower, Sponsor or any of their respective affiliates.
(d)    Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to this Agreement, the other Loan Documents, the Transaction and the process leading thereto.
9.24    Borrower Information. Borrower shall make available to Lender all information concerning its business and operations that Lender may reasonably request. Subject to the confidentiality restrictions set forth in the Hotel Operating Agreement and provided that Lender shall direct such Persons to keep all non-public information confidential, Lender shall have the right to disclose any and all information provided to Lender by Borrower or Sponsor regarding Borrower, Sponsor, the Loan and the Property (i) to affiliates of Lender and to Lender's agents and advisors, (ii) to any actual or potential assignee, transferee or participant in connection with the contemplated Assignment, transfer, Participation or Securitization of all or any portion of the Loan or any participations therein, and to any investors or prospective investors in the Certificates, and their respective advisors and agents, including the operating advisor, or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations, or to any Person that is a pledgee or a party to a repurchase agreement with respect to the Loan, (iii) to any Rating Agency in connection with a Securitization or as otherwise required in connection with a disposition of the Loan, (iv) to any Person necessary or desirable in connection with the exercise of any remedies hereunder or under any other Loan Document following an Event of Default, (v) to any governmental agency, including the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the FDIC, the Securities and Exchange Commission and any other regulatory authority that may exercise authority over Lender or any investor in the Certificates (including the Servicer, the Securitization trustee and their respective agents and employees) or any representative thereof, and to the National Association of Insurance Commissioners, in each case if requested by such governmental agency or otherwise required to comply with the applicable rules and regulations of such governmental agency or if required pursuant

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to legal or judicial process and (vi) in any Disclosure Document (as defined in the Cooperation Agreement). In addition, Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to Lender in connection with the administration and management of this Agreement and the other Loan Documents. Each party hereto (and each of their respective affiliates, employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. For the purpose of this Section, "tax structure" means any facts relevant to the federal income tax treatment of the Transaction but does not include information relating to the identity of any of the parties hereto or any of their respective affiliates.
9.25    PATRIOT Act Records. Lender hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and Sponsor, which information includes the name and address of Borrower and Sponsor and other information that will allow Lender to identify Borrower or Sponsor in accordance with the PATRIOT Act.
9.26    Prior Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING ANY TERM SHEETS, CONFIDENTIALITY AGREEMENTS AND COMMITMENT LETTERS, ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT THAT ANY ORIGINATION FEE SPECIFIED IN ANY TERM SHEET, COMMITMENT LETTER OR FEE LETTER SHALL BE AN OBLIGATION OF BORROWER AND SHALL BE PAID AT CLOSING, AND ANY INDEMNIFICATIONS, FLEX PROVISION, EXIT FEES AND THE LIKE PROVIDED FOR THEREIN SHALL SURVIVE THE CLOSING).
9.27    Publicity. If the Loan is made, Lender may issue press releases, advertisements and other promotional materials describing in general terms or in detail Lender's participation in such transaction, and may utilize photographs of the Property in such promotional materials. Borrower shall not make any references to Lender in any press release, advertisement or promotional material issued by Borrower or Sponsor, unless Lender shall have approved of the same in writing prior to the issuance of such press release, advertisement or promotional material, provided, Borrower shall not be restricted from including in any filings information related to the Loan as required by the Securities and Exchange Commission.
9.28    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any

LOAN AGREEMENT – Page 122

amount payable hereunder or under any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
9.29    Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
9.30    Borrower Right of Contest. Notwithstanding anything to the contrary contained herein, Borrower shall have the right to contest in good faith by appropriate action or proceeding any Legal Requirements, Insurance Requirements, payment of Trade Payables and/or the amount, validity or application in whole or in part of any taxes, assessments and/or governmental charges, provided that, in each case, (i) such contest is promptly initiated and continuously conducted in good faith with due diligence, (ii) at the time of the commencement of any such contest, and during the pendency of such contest, no Event of Default shall be continuing, (iii) such contest could not affect the priority of the Security Instrument or reasonably be expected to result in a Material Adverse Effect, (iv) Borrower shall provide Lender with regular updates regarding the status of such contest, (iv) in the case of a contest of taxes, assessments and/or governmental charges, such contest shall suspend the collection or payment thereof and (v) in the case of the contest of any Insurance Requirement, the failure of Borrower to comply therewith during such contest shall not impair the validity of any insurance required to be maintained by Borrower hereunder or the right to full payment of any claims under any of the Policies. Notwithstanding the immediately preceding sentence, Borrower shall promptly comply with any contested Legal Requirement or Insurance Requirement or pay (or provide an acceptable bond with respect to) any contested Trade Payables, taxes, assessments and/or governmental charges, and compliance therewith or payment thereof shall not be further deferred or delayed, if at any time, in Lender’s reasonable judgment, (x) the Property or any portion thereof shall be in imminent danger of being forfeited or lost or (y) Lender is likely to be subject to civil or criminal damages as a result thereof. If such contest is terminated or discontinued adversely to Borrower, Borrower shall comply with or pay, and thereafter deliver to Lender reasonable evidence of Borrower’s compliance with or payment of, such contested Legal Requirements, Insurance Requirements, Trade Payables and/or taxes, assessments and/or governmental charges, as the case may be.
9.31    SPECIFIC NOTICE REGARDING INDEMNITIES. IT IS EXPRESSLY AGREED AND UNDERSTOOD THAT THIS AGREEMENT INCLUDES INDEMNIFICATION PROVISIONS WHICH, IN CERTAIN CIRCUMSTANCES, COULD INCLUDE AN INDEMNIFICATION BY BORROWER OF LENDER FROM CLAIMS OR LOSSES ARISING AS A RESULT OF LENDER'S OWN NEGLIGENCE.
[Remainder of page intentionally left blank;
Signature Pages to follow.]

LOAN AGREEMENT – Page 123

Lender and Borrower are executing this Agreement as of the date first above written.

LENDER:
GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership By: /s/ Will Waters Name: Will Waters Title: Authorized Representative

LOAN AGREEMENT – Signature Page

BORROWER:

STRATUS BLOCK 21, L.L.C.,
a Delaware limited liability company
By: STRATUS BLOCK 21 MANAGER, L.L.C.,
a Texas limited liability company,
its Manager
By: /s/ Erin D. Pickens
Name: Erin D. Pickens
Title: Senior Vice President

LOAN AGREEMENT – Signature Page

JOINDER

Approved Music Venue Manager executes this Agreement in order to acknowledge and agree to the representations and covenants set forth herein which pertain specifically to Approved Music Venue Manager and its operations at the ACL Music Venue Property and the Showcase Venue Space and to agree to the terms and conditions set forth herein as it pertains to the ACL Music Venue Account and the Approved Music Venue Lease.

BLOCK 21 SERVICE COMPANY LLC, a Texas limited liability company By: /s/ Erin D. Pickens Name: Erin D. Pickens Title: Senior Vice President

LOAN AGREEMENT – Signature Page

Exhibit A

Organizational Chart

[Organizational Chart for Borrower follows this cover page.]

{W0673139.10}    EXHIBIT A, Organizational Chart – Cover Page
49125-481/Block 21 (TX)

Exhibit BForm of Tenant Notice
[BORROWER'S LETTERHEAD]
___________, 20__

Re:
Lease dated _______________, 20___ between __________________________, as Landlord, and ______________________________, as Tenant, concerning premises known as ______________________________ (the "Building").

Dear Tenant:
The undersigned hereby directs and authorizes you to make all rental payments and other amounts payable by you pursuant to your lease as follows:
(x)    If the payment is made by wire transfer, you shall transfer the applicable funds to the following account:
Bank:
Account Name
Account No.:
ABA No.:
Contact:
(y)    If the payment is made by check, you shall deliver your payment to the following address: [LOCKBOX ADDRESS].
Only GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership or its successors and assigns, may by written notice to you rescind or modify the instructions contained herein.
Thank you in advance for your cooperation and if you have any questions, please call ______________________________ at (_____) _____‑_________.

Very truly yours,

EXHIBIT B, Form of Tenant Notice – Page 1

Schedule A

Property
TRACT 1: Office Master Unit, together with a 4.7622% undivided interest in and to the common elements appurtenant thereto, Venue Master Unit, together with a 11.8505% undivided interest in and to the common elements appurtenant thereto, Parking Master Unit, together with a 4.2597% undivided interest in and to the common elements appurtenant thereto, Commercial Master Unit 1, together with a 0.3114% undivided interest in and to the common elements appurtenant thereto, Commercial Master Unit 2, together with a 0.1049% undivided interest in and to the common elements appurtenant thereto, Commercial Master Unit 3, together with a 0.0218% undivided interest in and to the common elements appurtenant thereto, Commercial Master Unit 4, together with a 1.8068% undivided interest in and to the common elements appurtenant thereto, Commercial Master Unit 5, together with a 0.0960% undivided interest in and to the common elements appurtenant thereto, Commercial Master Unit 6, together with a 1.2229% undivided interest in and to the common elements appurtenant thereto, Shared Facilities Master Unit together with a 1.0000% undivided interest in and to the common elements appurtenant thereto, and Hotel Master Unit together with a 29.7916% undivided interest in and to the common elements appurtenant thereof, of BLOCK 21 MASTER CONDOMINIUMS, a condominium project in Travis County, Texas, according to the Declaration of Condominium and amendments thereto, recorded under Document No. 2010182735 of the Official Public Records of Travis County, Texas, as affected by Scrivener's Affidavit recorded under Document No. 2011009045 of the Official Public Records of Travis County, Texas and Management Certificate of Block 21 Condominium Community, Inc. recorded under Document No. 2011011873 of the Official Public Records of Travis County, Texas, and as further amended by Affidavit Regarding Block 21 Master Condominiums recorded simultaneously herewith in the Official Public Records of Travis County, Texas.
TRACT 2: Easement Estate appurtenant to Tract 1 as created and defined in Article 4 of Declaration of Condominium Regime for BLOCK 21 MASTER CONDOMINIUMS, recorded under Document No. 2010182735 of the Official Public Records of Travis County, Texas and Article 3 of Declaration of Condominium Regime for BLOCK 21 CONDOMINIUMS recorded under Document No. 2010182736 of the Official Public Records of Travis County, Texas, SAVE AND EXCEPT any easements located on Tract 1.

SCHEDULE A, Property – Solo Page

Schedule B

Exception Report
- Section 4.13 – (a) David Boyett vs. CJUF II Stratus Block 21 LLC, filed May 18, 2015 in the District Court of Travis County, Texas (Case Number D1GN15-001945) – re: personal injury; and (b) City of Austin v. Travis County Central Appraisal District, et. al. under Cause No. D-1-GN-15-003492 in the 126th Judicial District Court of Travis County, Texas.

- Section 4.14 – The following Persons have possessory interest in the Property or right to occupy the same: (i) Persons having rights pursuant to the provisions of the Leases, the Approved Music Venue Lease, the KLRU Agreement, the Approved Hotel Operating Agreement and the sponsorship and artists' contracts which have been entered for use of the ACL Music Venue Property or the Showcase Venue Space, (ii) Persons having rights pursuant to the Permitted Exceptions including the Declaration (Master) and the Declaration (Hotel-Residential), (iii) Persons having rights pursuant to the valet parking agreement for use of the Parking Master Unit under the Declaration (Master), (iv) Show Bureau LLC, a Texas limited liability company, for event promotion and services business related to the ACL Music Venue Property and the Showcase Venue Space; and (v) Stageside Productions LLC, a Texas limited liability company, for audio and video music production and distribution business related to the ACL Music Venue Property and the Showcase Venue Space.

In accordance with Section 19 of that certain Commercial Lease between CJUF II Stratus Block 21 LLC and Starbucks Corporation dated July 29, 2013, Starbucks has certain early termination rights at the expiration of 60 full calendar months of the Term.

In accordance with Section 3(g) of that certain Lease between CJUF II Stratus Block 21 LLC and Urban Outfitters, Inc. dated April 12, 2011, Urban Outfitters, Inc. has certain early termination rights if it is prohibited from operating its business in the premises by certain governmental and quasi-governmental authorities.

-Section 4.17

(a)    Prior to the Closing Date, Borrower did not have two (2) Independent Directors and was not subject to a non-consolidation opinion.

(b)    Borrower previously owned the 100% membership interest in each of the following entities, the ownership in which was transferred to an indirect owner of Borrower on or immediately prior to the Closing Date: (i) Block 21 Service Company LLC, a Texas limited liability company, and (ii) Show Bureau LLC, a Texas limited liability company. In addition, Borrower previously owned a membership interest in Stageside Productions LLC, a Texas limited liability company, with a capital interest of 100% and a net profits interest of 40%, the ownership in which was transferred to an indirect owner of Borrower on or prior to the Closing Date.

SCHEDULE B, Exception Report – Solo Page

-Section 4.35 – In accordance with the terms of the Approved Hotel Operating Agreement, the Hotel Property is subject to an ongoing PIP, the terms of which have been provided to Lender. Funds related to the completion of the PIP are being escrowed or reserved with the Approved Hotel Operator and the completion of the PIP is subject to the Guaranty of Completion.

-Section 4.41

BLOCK 21 MASTER CONDOMINIUMS, a condominium project in Travis County, Texas, according to the Declaration of Condominium and amendments thereto, recorded under Document No. 2010182735 of the Official Public Records of Travis County, Texas, is affected by Scrivener's Affidavit recorded under Document No. 2011009045 of the Official Public Records of Travis County, Texas and Affidavit Regarding Block 21 Master Condominiums entered by Borrower and to be recorded on or about the Closing Date in the Official Records of Travis County, Texas.

BLOCK 21 CONDOMINIUMS, a condominium project in Travis County, Texas, according to the Declaration of Condominium and amendments thereto, recorded under Document No. 2010182736 of the Official Public Records of Travis County, Texas, is affected by Scrivener's Affidavit recorded under Document No. 2011009046 of the Official Public Records of Travis County, Texas and First Amendment to Declaration of Condominium Regime for Block 21 Condominiums, recorded under Document No. 2011020755 of the Official Public Records of Travis County, Texas.

Condominium Regime For Block 21 Master Condominiums Master Condominium Association Management Agreement Between Block 21 Master Condominium Community, Inc. and W. Hotel Management, Inc. dated effective January 7, 2011 and Condominium Regime For Block 21 Condominiums Subordinate Condominium Association Management Agreement Between Block 21 Condominium Community, Inc. and W Hotel Management, Inc. dated effective January 7, 2011.

SCHEDULE B, Exception Report – Solo Page

Schedule C

Rent Roll

Rent Roll for the Commercial Property follows this cover page.

SCHEDULE C, Rent Roll – Cover Page

Schedule D

Material Agreements
- Approved Hotel Operating Agreement
- Approved Property Management Agreement
- Approved Music Venue Lease
- Condominium Documents
- PIP
- KLRU Agreement
- Facilities Use Agreement

SCHEDULE D, Material Agreements – Solo Page

Schedule E
Approved Replacement Hotel Operators

Hilton Hotels & Resorts
Hyatt Hotels & Resorts
Intercontinental Hotels Group LP
Marriott International, Inc.

SCHEDULE E, Approved Replacement Hotel Operators – Solo Page

Schedule F

Allocated Loan Amounts

1	Hotel Property	$93,000,000
2	ACL Music Venue Property	$37,000,000
3	Commercial Property	$20,000,000

SCHEDULE F, Allocated Loan Amounts – Solo Page

Schedule G

Approved Music Venue Construction
- Capital Expenditures necessary to finish out the vacant retail suite on the ground floor of the ACL Music Venue Property.
- Construction of a new digital sign or improvements to the existing digital sign on the exterior of the ACL Music Venue Property.

SCHEDULE G, Approved Music Venue Construction – Solo Page